     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000



                                                      REGISTRATION NO. 333-95111

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  PRIMIS, INC.
             (Exact name of Registrant as specified in its charter)

                GEORGIA                                     6531                                  58-18785227
    (State or Other Jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     Incorporation or Organization)                Classification Number)                    Identification Number)

                           --------------------------

                        11475 GREAT OAKS WAY, SUITE 320
                           ALPHARETTA, GEORGIA 30022
                                 (770) 777-8600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                C. JAMES SCHAPER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PRIMIS, INC.
                        11475 GREAT OAKS WAY, SUITE 320
                           ALPHARETTA, GEORGIA 30022
                                 (770) 777-8600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:


         GABRIEL DUMITRESCU, ESQ.                    OBY T. BREWER III, ESQ.
         KATHERINE M. KOOPS, ESQ.                    LAUREN Z. BURNHAM, ESQ.
  Powell, Goldstein, Frazer & Murphy LLP              DUNCAN T. SPEARS, ESQ.
             Sixteenth Floor                     Morris, Manning & Martin, L.L.P.
        191 Peachtree Street, N.E.                1600 Atlanta Financial Center
          Atlanta, Georgia 30303                    3343 Peachtree Road, N.E.
              (404) 572-6600                          Atlanta, Georgia 30326
                                                          (404) 233-7000


                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED         PRICE PER SHARE           PRICE          REGISTRATION FEE
Common Stock, $.01 par value.................     7,130,000(1)           $13.00(2)         $92,690,000(2)         $24,470(3)



(1) Includes 930,000 shares subject to the Underwriters' over-allotment option.



(2) Estimated solely for the purpose of calculating the registration fee in reliance on Rule 457(a).



(3) $22,770 was previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 10, 2000


PRELIMINARY PROSPECTUS
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                6,200,000 SHARES


                                  PRIMIS, INC.



                                  COMMON STOCK

                                ----------------


We are offering 6,200,000 shares of our common stock. This is our initial public offering and no public market exists for our shares. We currently estimate that the initial public offering price will be between $11.00 and $13.00 per share.


We have applied to have our common stock approved for quotation on the Nasdaq Stock Market under the symbol "PRMZ."


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                                                    PER
                                                                   SHARE             TOTAL
                                                              ----------------  ----------------
Public offering price.......................................         $                 $
Underwriting discounts and commissions......................         $                 $
Proceeds, before expenses, to us............................         $                 $



We have granted the underwriters a 30-day option to purchase up to an additional 930,000 shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to deliver the shares on
             , 2000.


                            ------------------------

BEAR, STEARNS & CO. INC.

               U.S. BANCORP PIPER JAFFRAY

                              J.C. BRADFORD & CO.

              The date of this prospectus is              , 2000.

"Our Primis is simple..."

"....property information that's quick, simple & accurate."



[Picture of house that morphs from photo, to data stream, to reproduction of the company's website, to text describing the company's service offerings]



"Primis provides a direct source for web-based property information. Utilizing technology, a national distribution channel and rigorous quality standards, we drive efficiencies to a consolidating financial services marketplace."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROSPECTUS. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

                                  PRIMIS, INC.

OUR BUSINESS


    We are a business-to-business, web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits, and other related property information services, all of which our clients can order, monitor, receive and pay for over the Internet using a standard web browser. We provide our services to national mortgage lenders, regional and local mortgage lenders and brokers, Internet lenders, specialized lenders, utility companies and real estate professionals.



    Currently, the property information services industry is fragmented, with thousands of small, regionally focused appraisal, inspection and title services companies and few national companies. Our industry experience indicates that these smaller companies generally lack the resources to invest heavily in service delivery infrastructure and that service quality can vary significantly between firms.



    We believe our solution provides our customers with the following key benefits:



    NATIONAL SERVICE DELIVERY CAPABILITIES. We are a single, national provider of property information services. We currently have company-owned offices in over 40 metropolitan markets, including 29 of the top 50 residential real estate markets in the country. We expect to be in markets covering over 50% of all U.S. mortgage loan originations by the end of 2000, primarily through acquisitions but also through organic growth. We service customers in markets where we do not have company-owned operations through our PRIMISnet network of contract appraisers and home inspectors.



    FLEXIBLE WEB-BASED PLATFORM. Our web-based platform enables our clients to place orders, check the status of orders, receive reports in electronic format, receive invoices and pay for services, all by using a standard web browser. Although we derived approximately 12% of our 1999 revenues from our web-based platform, we are rapidly migrating our clients to this platform, and web-based transactions represented approximately 26% of our revenues for January 2000. Our flexible platform will give our larger clients the option to bypass the web site and connect their loan origination systems directly with the PRIMIS engine, our transaction processing technology. This direct connection will enable these clients to order our services when they originate loans without additional data entry, and thereby encourage them to outsource more of their property information services to us.



    HIGH, CONSISTENT QUALITY STANDARDS. We maintain a rigorous quality assurance program designed to ensure consistently high-quality service across all of our offices. This quality assurance includes senior-level review of all reports, a dedicated quality assurance team and continuing education and training for all of our professionals. In addition, we deploy technology internally to automate service delivery, improve the productivity of our field employees and improve the quality and comprehensiveness of our reports.



    FAST, EFFICIENT SERVICE DELIVERY. We deliver our property information services to our clients quickly and efficiently. Our web-based platform eliminates the need for many of the time-consuming faxes, phone calls, paper deliveries and other delays associated with searching for local service providers, scheduling appointments, ordering services, checking order status and receiving reports. This enables us to accelerate the turnaround time for delivery of our services. As an example, we can usually provide a full appraisal to our national clients in 5 days or less, whereas many of these clients have indicated to us that other service providers typically require 7 to 14 days. We intend to offer our larger clients one-day full appraisal services in certain areas.



    Our clients include 7 of the top 10 and 34 of the top 50 mortgage lenders in the United States, based on 1998 origination dollar volume as reported by Faulkner & Gray's Mortgage InfoSource 2000. We have acquired 24 businesses since 1995, including 12 since the beginning of 1999. We have incurred net losses since inception. As of December 31, 1999, we had an accumulated deficit of approximately $17.5 million. We anticipate that we will incur losses in the forseeable future as we continue to invest in our e-commerce and administrative infrastructures and expand our operations.


OUR MARKET OPPORTUNITY


    Business-to-business trade over the Internet is projected to accelerate into a period of exponential growth through 2003. Forrester Research forecasts that inter-company Internet trade will double every year, growing from $43 billion in 1998 to $1.5 trillion in 2003. We believe that our web-based technology platform, national service delivery capabilities and quality control will position us well to capture a significant portion of the business-to-business market for property information services. We believe that the total market for our core home appraisal, home inspection and title services is in excess of $5.5 billion annually. We also believe there are additional market opportunities in the other property information services we provide, such as energy audits, commercial appraisals, appraisal review services, construction inspections and environmental inspections.



    There are two trends occurring in the mortgage lending industry which we believe will drive demand for our services. First, the mortgage lending industry is undergoing significant consolidation. According to Faulkner & Gray, in 1998, the top 20 residential lenders based on origination dollar volume originated, underwrote or funded approximately 50% of all residential mortgage loans in the United States. We believe that thousands of fragmented local appraisal, inspection and other property information service firms cannot well serve this consolidating lending industry. We believe these major lenders will increasingly seek to consolidate their property information services with fewer providers and will demand technology-based cost and time efficiencies and consistent quality. Second, Internet lenders have emerged which, according to Forrester Research, will capture a 10% share of the mortgage lending market by 2003. This trend will intensify competition, which we believe will further drive demand for faster turnaround times and cost-efficient services.


OUR STRATEGY

    Our objective is to be the leading provider of property information services in the United States. To accomplish this objective, we intend to do the following:


    - Refine our flexible web-based platform to deliver our services more efficiently to our clients, and continue to develop our internal technology to improve productivity and quality;


    - Migrate our clients, a majority of which still obtain services through traditional phone and fax channels, to web-based service delivery;


    - Expand our geographic market presence, or national footprint, primarily through acquisitions but also through organic growth;



    - Aggressively target national accounts that we believe will benefit most from a national provider of efficiently delivered, high-quality property information services;


    - Develop and monetize the valuable database of property information that we are compiling into new valuation tools and service offerings; and

    - Evolve our PRIMISnet network of local contract appraisers and inspectors into close affiliates with whom we share our technology and clients in exchange for local business referrals and property data.


RECENT TRANSACTIONS



    Through our January 2000 acquisition of InspecTech Corporation, we entered the market for home inspection services with a force of nearly 100 property inspectors. InspecTech performed over 30,000 inspections in 1999. Also in January 2000, we entered into a letter of intent with the construction lending division of Countrywide Home Loans, Inc., under which Countrywide will retain us to provide appraisal review and inspection services over the next two years.


                            ------------------------


    We were incorporated in Georgia in 1990. Our principal executive offices are located at 11475 Great Oaks Way, Suite 320, Alpharetta, Georgia 30022, telephone
(770) 777-8600. Our web site is located at www.primis.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT A PART OF THIS PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH IT IS A PART.



    We have federal registrations for the following service marks and trademarks: INSPECTECH-Registered Trademark-, VISTA-Registered Trademark- and VISTA ADVANCED INSPECTION MANAGEMENT SYSTEM-Registered Trademark-. We have applied for federal registration for or claim the following service marks and trademarks: PRIMIS(SM) and design, PRIMIS SNAPSHOT(TM) and XPEDITE(SM). All other trademarks, tradenames and service marks appearing in this prospectus are the property of other entities.

                            ------------------------

                                  THE OFFERING


Common stock offered.........................  6,200,000 shares
Common stock to be outstanding after this
  offering...................................  25,274,216 shares
Use of proceeds..............................  Approximately $13.6 million to fund development of our technology,
                                               infrastructure, personnel and support; up to
                                               $9.7 million to repay indebtedness that may
                                               remain outstanding after this offering;
                                               approximately $4.0 million to fund sales and
                                               marketing activities; and approximately
                                               $40.2 million for acquisitions, working
                                               capital and other general corporate purposes.
Proposed Nasdaq Stock Market symbol..........  PRMZ


------------


    The number of shares of common stock outstanding after this offering is based on 14,420,401 shares outstanding as of February 29, 2000 plus:



    - 6,200,000 shares being sold by us in this offering;



    - 3,411,574 shares to be issued upon conversion of all of our outstanding convertible preferred stock, based on aggregate stated values and accrued dividends as of February 29, 2000; and



    - 1,242,241 shares to be issued upon conversion of our November 1999 convertible notes, which are mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of February 29, 2000.


    The number of shares of common stock outstanding after this offering excludes:

    - any shares issuable upon the exercise of the underwriters' over-allotment option;


    - 3,151,615 shares issuable upon the exercise of options outstanding as of February 29, 2000 with a weighted average exercise price of $3.73 per share;



    - 418,995 shares issuable upon the exercise of options outstanding as of February 29, 2000 with a weighted average exercise price equal to the initial public offering price;



    - 851,058 shares issuable upon the exercise of warrants outstanding as of February 29, 2000 with a weighted average exercise price of $8.21 per share;



    - 1,193,383 shares issuable upon the conversion of our January 2000 convertible notes, which are not mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of February 29, 2000; and



    - shares issuable in payment of dividends on all of our convertible preferred stock and interest on all of our convertible notes accrued after February 29, 2000.



    Our officers, directors and affiliates, who will have the power to vote approximately 55.0% of our outstanding common stock after this offering, will be able to control the election of directors and other matters requiring shareholder approval.

                   CONVENTIONS THAT APPLY TO THIS PROSPECTUS


    Unless we indicate otherwise, all information in this prospectus:



    - assumes a 1.8622-for-1 stock split in the form of a stock dividend relating to our common stock concurrently with the effectiveness of this offering;



    - assumes no exercise by the underwriters of their over-allotment option to purchase up to 930,000 additional shares of our common stock;



    - reflects the conversion of all our outstanding convertible preferred stock into 3,411,574 shares of our common stock upon the closing of this offering, based on aggregate stated values and accrued dividends as of February 29, 2000; and



    - assumes the conversion of our November 1999 convertible notes into 1,242,241 shares of our common stock upon the closing of this offering, based on aggregate principal amount and accrued interest as of February 29, 2000.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables set forth summary financial data for our company. You should read this information together with the financial statements and notes to those statements appearing elsewhere in this prospectus and the information contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------------------
                                                                                                               1999
                                                                 1996       1997       1998       1999     PRO FORMA(1)
                                                               --------   --------   --------   --------   -------------
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................   $  1,922   $ 4,155    $14,356    $ 23,416     $ 37,429
Cost of revenues............................................      1,001     2,537      7,824      13,071       20,172
                                                               --------   -------    -------    --------     --------
Gross profit................................................        921     1,618      6,532      10,345       17,257
Operating expenses
  Selling, general and administrative.......................      1,862     2,518      7,350      20,486       27,309
  Research and development..................................         --       122        206          --           --
  Depreciation and amortization.............................        175       218        522       2,265        5,103
                                                               --------   -------    -------    --------     --------
    Total operating expenses................................      2,037     2,858      8,078      22,751       32,412
                                                               --------   -------    -------    --------     --------
Loss from operations........................................     (1,116)   (1,240)    (1,546)    (12,406)     (15,155)
Other income (expense)......................................         15        41        131        (237)        (280)
                                                               --------   -------    -------    --------     --------
Loss before provision for income taxes......................     (1,101)   (1,199)    (1,415)    (12,643)     (15,435)
Provision for income taxes..................................         --        --         --          --           84
                                                               --------   -------    -------    --------     --------
Net loss....................................................   $ (1,101)  $(1,199)   $(1,415)   $(12,643)    $(15,519)
                                                               ========   =======    =======    ========     ========
Preferred stock dividend....................................         --        --         --        (229)          --
Net loss applicable to common shareholders..................     (1,101)   (1,199)    (1,415)    (12,872)     (15,519)
                                                               ========   =======    =======    ========     ========
Net loss per common and common equivalent share--basic and
  diluted...................................................   $   (.60)  $  (.23)   $  (.15)   $   (.99)    $   (.61)
                                                               ========   =======    =======    ========     ========
Weighted average common and common equivalent shares
  outstanding--basic and diluted............................      1,827     5,214      9,151      13,013      (25,645)

OTHER FINANCIAL DATA:
EBITDA(2)...................................................   $   (941)  $(1,023)   $(1,024)   $(10,141)    $(10,052)
Cash flows from:
  Operating activities......................................     (1,068)   (1,237)    (1,935)     (8,497)          --
  Investing activities......................................        (93)     (409)    (4,296)     (5,201)          --
  Financing activities......................................      1,187     1,655      9,238      19,007           --



                                                                    YEAR ENDED DECEMBER 31, 1999
                                                              ----------------------------------------
                                                                             PRO          PRO FORMA
                                                               ACTUAL     FORMA(3)     AS ADJUSTED(4)
                                                              --------   -----------   ---------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 8,994      $ 6,081        $ 73,573
Working capital.............................................   (2,818)      (6,795)         70,708
Total assets................................................   27,596       42,201         109,693
Long-term debt, less current portion........................    3,098        3,874           3,874
Series A convertible preferred stock........................    4,543            0               0
Series B convertible preferred stock........................    4,402            0               0
Shareholders' equity........................................      165       31,024          98,515


---------------

(1) The pro forma statements of operations data give effect to all of our acquisitions that occurred after January 1, 1999 as if they had occurred on January 1, 1999, and give effect to the issuances of our outstanding convertible preferred stock and convertible notes issued after January 1, 1999 as if such issuances had occurred on: (i) January 1, 1999 for the portion of such issuances which were used to fund acquisitions or (ii) the date of issuance for securities whose proceeds were not used to fund acquisitions.


(2) EBITDA as used in this prospectus represents earnings before interest, income taxes and depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors to compare a company's results with those of similar companies as well as to evaluate the capacity of a company to service its debt obligations. EBITDA is not net income, operating income or cash flows, and items excluded from EBITDA are significant components of our financial performance.


(3) The pro forma balance sheet data give effect to all of our acquisitions that occurred after December 31, 1999 as if they had occurred on December 31, 1999, and give effect to the issuance of our January 2000 convertible notes, and the conversion of all of our outstanding convertible preferred stock and our November 1999 convertible notes as if such events had occurred on December 31, 1999.


(4) The pro forma as adjusted balance sheet data reflect the pro forma data adjusted for the sale of 6,200,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH A CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY RESULT IN DECREASED REVENUES, INCREASED EXPENSES AND OTHER EVENTS THAT COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

                         RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO ACQUIRE BUSINESSES TO EXPAND OUR NATIONAL FOOTPRINT, WHICH COULD CAUSE US TO LOSE REVENUES AND REVENUE OPPORTUNITIES AND SLOW OUR GROWTH.


    Our business plan relies, in significant part, upon the expansion of our business into new markets through the acquisition of companies that perform property appraisals, inspections, tax services, title services and other property information services. Failure to expand our national footprint could cause us to lose national accounts and impair our ability to attract new clients, which could cause us to lose revenues and revenue opportunities and slow our growth. We primarily target larger businesses that we believe are more likely to be easily integrated into the PRIMIS structure and are capable of servicing national clients and marketing our broad range of services. We expect to face increasing competition for acquisition candidates, which may limit the number of acquisition opportunities and impede our ability to expand into new geographic markets and establish a national footprint. This competition may cause the prices for acquisitions to increase and we may not find suitable acquisition candidates at acceptable acquisition prices. In addition, increased competition for acquisition candidates may hinder our ability to complete acquisitions.



HIGHER INTEREST RATES OR CHANGES IN GENERAL ECONOMIC CONDITIONS COULD REDUCE OUR REVENUES, SLOW OUR GROWTH AND CAUSE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.



    A prolonged period of higher interest rates or a downturn in the United States economy, both of which are outside our control, could reduce our revenues and slow our growth. Changes in interest rates or economic conditions could also cause fluctuations in our quarterly operating results, which could cause our stock price to decline. The demand for mortgages and, correspondingly, the demand for appraisals and other property information services, is typically adversely affected by rising interest rates. Higher interest rates generally decrease demand for consumer credit, home sales and real estate valuations and negatively affect the ability of borrowers to make loan payments. In addition, the residential real estate industry is highly cyclical. Changes in general economic conditions typically affect the number of home sales and new housing starts. Over the last several years, we have operated in an environment of relatively low interest rates, relatively high demand for consumer credit, increasing home sales and rising real estate values. We cannot be sure that we will be able to grow our business in an environment of higher interest rates, lower consumer credit demand, declining real estate values and fewer home sales.


IF WE ARE UNABLE TO SUCCESSFULLY MANAGE GROWTH, OUR FINANCIAL CONDITION IS LIKELY TO SUFFER.


    Our success depends on our ability to manage growth. If we do not expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow more slowly than expected. Either of these results could negatively affect our financial condition or cause our quarterly operating results to fluctuate, which could in turn cause our stock price to decline.

    Since June 1998, we have acquired 14 businesses nationwide, and we intend to continue acquiring businesses to expand our national footprint, enhance our technology and add new service offerings. We face challenges integrating these acquisitions into our existing business. We must integrate acquired companies' personnel into our administrative operations and train these personnel according to our policies and procedures, and we must migrate acquired companies to our technologies and information systems. We must also migrate acquired companies to our accounting and financial systems to ensure that we are able to properly monitor and control our accounting and financial functions on a company-wide basis.



    We will need to hire additional personnel and enhance our information systems infrastructure to fully integrate our recent and future acquisitions in a timely manner. These integration activities will divert the attention of management from other business activities and could cause us to experience difficulties in responding to client demand for services and client support in a timely manner and in accordance with client expectations. In addition, we cannot guarantee that we will achieve any of the anticipated benefits we expect to realize from acquisitions, including those reflected in our pro forma consolidated financial data. Any failure to successfully integrate our acquisitions could cause our financial results to suffer and could impede our ability to make additional acquisitions.



WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT OF $17.5 MILLION. IF WE CONTINUE TO EXPERIENCE LOSSES, WE MAY NEVER ACHIEVE PROFITABILITY.



    We have incurred net losses in every fiscal period, since our inception, and we expect that we will continue to incur losses for the foreseeable future. In 1999, we had a net loss of $12.6 million and as of December 31, 1999, we had an accumulated deficit of approximately $17.5 million. We plan to continue to invest in our e-commerce and administrative infrastructures and to expand our operations by developing new services and acquiring companies involved in the appraisal, home inspection and related businesses. These actions will require significant expenditures. As a result, we will need to generate significant additional revenues to achieve profitability. However, we may never achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.



OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE IN FUTURE PERIODS. AS A RESULT, WE MAY FAIL TO MEET EXPECTATIONS AND OUR STOCK PRICE MAY DECLINE.



    Our revenues and operating results are likely to vary from quarter to quarter. As a result, we may fail to meet expectations, which may cause our stock price to decline. Historically, our results have been impacted by the seasonal nature of the real estate market, specifically fewer mortgage originations in the winter months. In addition, fluctuations in the timing and size of acquisitions could significantly impact our operating results and our ability to meet expectations. These fluctuations may also occur as a result of the number and timing of client orders for our services; increased expenses, whether related to sales and marketing, personnel or administration; and the other risks described in this prospectus. In addition, if our earnings are below securities analysts' expectations in any quarter, our stock price is likely to decline.



WE MAY NOT BECOME PROFITABLE IF THE REAL ESTATE INDUSTRY, SPECIFICALLY MORTGAGE ORIGINATORS, DOES NOT EMBRACE WEB-BASED DELIVERY OF PROPERTY INFORMATION SERVICES.



    During the past 12 months, we have invested approximately $3.4 million in developing, enhancing and supporting our web-based delivery platform. We have, however, only recently begun to implement this method. In 1999, we derived only 12% of our revenues from web-based transactions. We may never generate sufficient revenues from our web-based services to allow us to operate profitably. In addition, if clients do not perceive the added value of our web-based services to their operations, it will be more difficult for us to differentiate our services from those of our competitors.

    We believe that acceptance of our services will depend on or be affected by the following principal factors, among others:


    - our ability to successfully and efficiently develop web-based services that are attractive to a sufficiently large number of mortgage originators and consumers;

    - a change in the perception among many real estate service providers and consumers that web-based delivery of property information services is less dependable than traditional methods;


    - the reliability of the Internet as a medium for the delivery of our services; and



    - the continuing development by third parties of the necessary Internet network infrastructure to support new technologies and handle the increasing demands placed upon the Internet.


WE MAY HAVE DIFFICULTIES HIRING AND RETAINING QUALIFIED SALES AND OTHER SKILLED PROFESSIONALS.


    We may not be able to attract, assimilate or retain sufficiently qualified information technology personnel or sales personnel with experience in the property information services industry. Competition for employees, especially in the e-commerce sector, is intense. We must continue to attract and retain qualified information technology personnel to drive new technological developments and to maintain our technology infrastructure. In addition, due to the fragmented market for property information services, it will be difficult to attract knowledgeable sales personnel with prior experience in the real estate industry. Accordingly, our ability to identify, attract, hire, train, manage, retain and motivate highly qualified personnel and experienced professionals will impact our ability to serve our customers and compete effectively. Our business could also suffer if the expenses associated with attracting and retaining skilled professionals increase dramatically.



WE COULD LOSE NATIONAL CLIENTS, OR FAIL TO ATTRACT THEM, IF OUR CONTRACT APPRAISERS AND HOME INSPECTORS ARE UNABLE TO PROVIDE THE TURNAROUND TIMES THESE CLIENTS EXPECT.



    We could lose national clients, or fail to attract them, if our contract appraisers and home inspectors are unable to provide turnaround times comparable to those of our staff professionals. To meet the demands of these clients, we must transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients. Because this is a complex process that requires a significant commitment of our time and resources, we may not achieve this result as soon as we would like, if at all.



IF WE DO NOT CONTINUE TO IMPROVE OUR TECHNOLOGY AND INFRASTRUCTURE, OUR COMPETITIVE POSITION COULD SUFFER.



    We must constantly innovate and implement better technologies to drive efficiencies. If we are unable to continually innovate, we will not be able to distinguish ourselves from our competitors and may not be successful in implementing our business model. We must constantly upgrade our network technology and enhance our transaction-processing systems. We may not be able to accurately project the rate or timing of increases in demand for our services, and we may not be able to upgrade our systems and infrastructure to accommodate these increases in a timely manner. In addition, our web-based infrastructure may not be able to support additional usage volume.


THE PROPERTY INFORMATION SERVICES INDUSTRY IS INTENSELY COMPETITIVE, AND WE MAY FAIL TO COMPETE SUCCESSFULLY IN THIS INDUSTRY.


    We face intense competition for our property information services in every geographic market in which we operate. We will continue to face competition both from emerging providers of online property information services and traditional providers of appraisal, property inspection, title insurance and other property-related services. There are no substantial barriers to entry in these markets, and we expect that competition will continue to intensify. If we fail to compete successfully, we could lose revenues as well as opportunities for growth.


    Additionally, the e-commerce market in general is new, rapidly evolving and intensely competitive. We expect that an increasing number of property information services providers will enter this market. Existing and new property information services providers may launch new Internet sites at relatively low cost and can distinguish themselves in niche markets through low cost online marketing.


    We will face increasing direct competition from companies that subcontract out property information services, known in the industry as management companies, and other companies that now offer, or plan to offer, property information services over the Internet. Our principal management company competitors include Market Intelligence, owned by Fidelity Title; Lender Services, Inc.; First American Real Estate Information, Inc., owned by First American Financial Corporation; and U.S. Appraisal Company. In the home inspection business, we compete with two large franchise organizations, Amerispec and Housemaster. In addition, based on available data and industry experience, we believe there are thousands of property appraisal services firms and thousands of home inspection companies that offer services in defined geographic markets.



    Competition is likely to increase significantly as new companies enter the online property information services market and current competitors expand their services. Some of these current and potential competitors enjoy substantial competitive advantages over us, including:


    - greater name recognition;

    - larger established client bases;

    - substantially greater financial resources, sales and marketing personnel and other resources; and

    - longer operating histories.


WE DO NOT HAVE EXCLUSIVE ARRANGEMENTS WITH OUR CLIENTS. WE COULD LOSE RELATIONSHIPS WITH ONE OR MORE OF OUR NATIONAL ACCOUNTS, WHICH COULD CAUSE OUR BUSINESS TO SUFFER.



    We do not have exclusive arrangements or formal contractual relationships with any of our clients that guarantee minimum payments or any revenue thresholds. While we do have agreements with a few of our clients that obligate the client to use our services for a portion of its property information services needs, these agreements do not specify a minimum number of orders or volume of business. As a result, our revenues depend substantially on continued good relationships with our clients.



    The vast majority of our clients are mortgage originators who are under no obligation to continue their relationships with us. Our reliance on these mortgage originators makes our sales volume and the prices we charge for our services more susceptible to changes in the rates, services and products such mortgage originators offer. The loss of our relationship with one or more of our national accounts could cause us to lose revenues and could have an adverse effect on our business.



WE MAY NOT BE ABLE TO ACHIEVE DESIRED EFFICIENCIES IF WE ARE UNABLE TO SUCCESSFULLY CROSS-TRAIN OUR PROFESSIONALS AND OUR SALES FORCE.



    Many of our field personnel are trained to perform only one or a limited number of services, such as home inspections or property appraisals. We plan to achieve efficiencies by cross-training our field personnel to use our technology to perform a range of property information services. For example, our home inspectors may be able to gather data for use in valuation services. We believe this will reduce our overall cost of providing services. We cannot be certain that our training will achieve the efficiencies and quality we are expecting. We may face difficulties in cross-training our inspectors and appraisers to properly identify and record information necessary for other services and in training our professionals to take full advantage of new technologies. In addition, our sales force consists of individuals from different service backgrounds and different industries. We face challenges in cross-training these individuals to effectively sell our range of services.



WE MAY BE SUBJECT TO GOVERNMENT REGULATION THAT COULD ADVERSELY AFFECT OUR ABILITY TO DO BUSINESS.



    The real estate industry is highly regulated. Because companies have only recently begun delivering real estate-related services over the Internet, it is unclear how many of these regulations will extend to our operations or those of our Internet-related clients. Our business could be hindered and our results of operations could be negatively impacted if governmental entities interpret regulations in ways we do not anticipate. Any new government regulation affecting our operations or those of our clients could negatively impact our ability to operate our business plan.



    The Real Estate Settlement Procedures Act and related regulations, known as RESPA, generally prohibit the payment or receipt of fees or any other item of value for referrals, fee shares or splits or unearned fees in connection with the provision of real estate settlement services related to residential mortgage loans. RESPA does not prohibit payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods, facilities, or services provided. The appraisal and flood determination services we offer are residential real estate settlement services subject to these RESPA provisions. In addition, we have relationships with real estate-related web sites, which we call our "channel partners," under which we pay "click through" fees, which are fees we pay in connection with advertisements on our channel partners' web sites. We believe we have structured our relationships with our clients, contractors and channel partners to comply with RESPA. However, due to the complexity of these regulations and the uncertainty as to their application to e-commerce arrangements, we run the risk that the compensation and pricing aspects of our agreements and arrangements may be challenged under RESPA. Failure to comply with RESPA may result in, among other things, administrative enforcement actions, class action lawsuits, cease and desist orders and civil and criminal liability.


    Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond real estate appraisal, home inspection and mortgage-related regulations and regulations applicable to businesses generally. Laws and regulations directly applicable to the Internet and e-commerce may become more prevalent in the future. In the event governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could suffer.

    A number of legislative and regulatory proposals under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including taxation, access charges, liability for third-party activities, online content, user privacy and jurisdiction.

    The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and certain other Internet activities. The Internet Tax Freedom Act was signed into law in October 1998, placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.


SERVICE INTERRUPTIONS OR SLOW RESPONSE TIMES INVOLVING OUR COMPUTER SYSTEMS WOULD HINDER OUR ABILITY TO PROCESS TRANSACTIONS AND RESULT IN DECREASED DEMAND FOR OUR SERVICES.



    The satisfactory performance, reliability and availability of our web site, transaction-processing systems and network infrastructure are critical to our ability to provide high levels of service and to attract and retain clients. If our services were interrupted or delayed as a result of a computer system failure, it could cause delays in the processing and closing of loans for our clients. Interruptions of services or increases in response times will likely impact client satisfaction and future demand for our services.



A SECURITY BREACH INVOLVING OUR COMPUTER SYSTEM COULD DAMAGE OUR REPUTATION AND SUBJECT US TO LIABILITY.



    Our activities will involve the storage and transmission of proprietary and often confidential information such as credit card information, social security numbers and non-public information obtained in inspections. Security breaches will damage our reputation and expose us to a risk of litigation and possible liability. For example, we could be liable for damages resulting from unauthorized use of social security or credit card numbers transmitted to us electronically. Although we will implement and maintain systems designed to prevent security breaches, we cannot assure that these security systems will prevent security breaches.


WE MAY NOT HAVE SUFFICIENT FUNDS AVAILABLE TO EXPAND OUR BUSINESS.


    We expect to fund acquisitions and approximately $13.6 million in anticipated expenses relating to development of our technology, infrastructure, personnel and support through existing resources, internally generated funds and the proceeds of this offering. If the proceeds of this offering are insufficient to fund these activities, we will have to delay or abandon some of our expenditures or plans for future expansion. This would result in underutilization of our established infrastructure and may negatively affect our ability to compete for new clients and satisfy the demands resulting from the growth and expansion of our clients. For more information, see "Use of Proceeds."



    We may use shares of our common stock to fund a significant portion of the consideration to be paid in future acquisitions. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we will be required to use our cash, if available, to make an acquisition. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings or other means.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS AND COMPETITIVE POSITION WILL SUFFER.



    Our success and ability to compete are substantially dependent upon our ability to protect our name, trademarks, service marks and internally developed technology, which we protect through a combination of copyright, trade secret and trademark law. We cannot assure you that the actions we have taken are adequate to protect these intellectual property rights. We have applied for federal trademark registration for the PRIMIS mark and for other trademarks or service marks incorporating the PRIMIS brand name. We have registered the web site domain names we use, which prevents any other person from using those names for their web sites. However, we have no patents issued or applied for on our technology. Unauthorized parties may attempt to copy or to otherwise obtain and use our services or technology, and we cannot be certain that the steps we have taken and will take in the future will prevent them from misappropriating or infringing upon our technology. Additionally, we have not registered copyrights on all of our proprietary software, which could affect our ability to recover damages for infringement of our copyrights.


    We typically enter into confidentiality, license or similar contractual agreements with our employees, consultants and affiliated appraisers, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

WE COULD BE REQUIRED TO COMMIT SIGNIFICANT FINANCIAL AND MANAGERIAL RESOURCES IN RESPONSE TO THIRD-PARTY CLAIMS OF INFRINGEMENT.


    We expect that we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us. Such claims, even if without merit, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, we may be required to change our technology or our trademarks, alter our content and pay financial damages, which could adversely affect our business. We may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all, or that rights granted pursuant to licenses will be valid and enforceable. Further, the costs associated with enforcing our rights to technology could adversely affect our financial performance.


THE LOSS OF ANY OF OUR KEY EXECUTIVE OFFICERS COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO OPERATE AND GROW OUR BUSINESS.



    We believe that our future success will depend to a significant extent on the continued services of our senior management and other key personnel, including, among others, C. James Schaper, our Chairman of the Board, President and Chief Executive Officer, Revell L. Fraser, our Vice President--Marketing and Strategic Development and J. Chris Foretich, our Vice President and Chief Information Officer. Each of these individuals has played a critical role in the development and implementation of our business plan. If one of them left our employ, our managerial resources would be taxed to such an extent that our day-to-day operations and future growth could be impaired significantly.


WE HAVE A LIMITED OPERATING HISTORY WITH OUR CURRENT MANAGEMENT TEAM.


    We have only a limited history of operation under our current management team upon which investors may evaluate our performance. Six of our eight executive officers, including C. James Schaper, our Chairman of the Board, President and Chief Executive Officer, Leslie H. Schreiner, our Vice President, Chief Financial Officer and Secretary, and Kevin P. Castle, our Vice President--Operations, joined our company during 1999. Our other two executive officers joined our company in 1998. Our current management team may not be able to achieve or sustain revenue growth or profitability.



                        RISKS RELATING TO THIS OFFERING


PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THIS OFFERING.


    Upon the closing of this offering, our executive officers, directors and greater than 5% shareholders, and any of their affiliates, will, in the aggregate, own approximately 55.0% of our outstanding common stock. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to the shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other shareholders.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THIS OFFERING AND, AS A RESULT, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


    Prior to the offering, there has been no public market for our common stock. The initial public offering price has been determined through negotiations between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:


    - actual or anticipated fluctuations in our revenues and operating results;

    - changes in expectations as to our future financial performance;

    - changes in expectations for failure to achieve estimates of securities analysts; and

    - the operating and stock price performance of other comparable companies.


    In addition, the stock market in general, and the market for Internet-related stocks in particular, has experienced dramatic price and volume fluctuations. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.


THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET.


    Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock. Of the 25,220,537 shares of common stock to be outstanding upon the closing of this offering, the 6,200,000 shares offered by this prospectus will be freely tradable without restriction or further registration, other than shares purchased by our officers, directors, or other "affiliates" within the meaning of Rule 144 under the Securities Act, which will be restricted from sale until 180 days after the date of this prospectus pursuant to agreements between these affiliates and the underwriters. The 19,020,538 remaining shares of our common stock will become eligible for resale in the public market subject to the lapse of applicable holding periods pursuant to Rule 144 as follows:



NUMBER OF SHARES                       DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET:
-------------------------------------  ------------------------------------------------------------------
16,606,971...........................  181 days after the date of this prospectus, pursuant to lock-up agreements between the shareholders and the underwriters.
                                       Approximately 15,796,914 million of these shares will also be subject to sales volume restrictions under Rule 144 under the
                                       Securities Act.

2,413,567............................  902,371 of these shares are eligible to be sold as of the date of this prospectus pursuant to Rule 144 and the remainder will become eligible for sale at various times thereafter.



    We, our directors and executive officers and a number of our shareholders have agreed with the underwriters not to sell any common stock, or securities convertible into or exchangeable or exercisable for common stock for 180 days after the date of this prospectus. Bear, Stearns & Co. Inc. may agree to release any or all of the shares of common stock from these lock-up agreements at any time.



    We have an agreement with the holders of an aggregate of 17,921,237 shares of our common stock, including shares issuable upon conversion of outstanding convertible securities, that gives them the right, six months after this offering and subject to the lock-up agreements described above, to require us to register their shares of common stock for resale under the Securities Act of 1933. After the expiration of the lock-up agreements, the holders of this right may require us to file up to two registration statements under the Securities Act at our expense. The exercise of these registration rights will cause the registered shares to become eligible for sale. The sale of a large number of these shares, or the possibility that such sale may occur, may adversely affect the market price of our common stock. For more information, see "Shares Eligible for Future Sale."


YOUR STOCK OWNERSHIP COULD BE DILUTED IF WE NEED TO SELL ADDITIONAL SHARES OF OUR COMMON STOCK TO FINANCE FUTURE ACQUISITIONS.


    Part of our business strategy is to expand our national footprint, cross-sell additional services, expand our client base, and improve our operating profitability through the acquisition of property information businesses. In order to successfully complete targeted acquisitions, we may issue additional equity securities that could dilute your stock ownership. Issuance of shares in future acquisitions will cause investors purchasing shares in this offering to incur substantial dilution.


WE WILL RETAIN BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING AND MAY SPEND A SUBSTANTIAL PORTION IN WAYS WITH WHICH YOU DO NOT AGREE.


    Approximately 60% of the net proceeds of this offering will be applied to acquisitions and working capital. The amounts we actually use for each purpose may vary significantly depending upon factors, including economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise. As a result, we will retain a significant amount of discretion over the application of the net proceeds from this offering as well as over the timing of our expenditures. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds, because of the number and variability of factors that determine our use of the net proceeds. For more information, see "Use of Proceeds."


OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND GEORGIA LAW COULD DETER TAKEOVER ATTEMPTS.


    Our articles of incorporation, our bylaws and Georgia law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For example, our articles of incorporation and bylaws provide, among other things, that:


    - our directors serve on a classified board, which could make it more difficult for a third party to acquire us without the approval of our board, may inhibit a shareholder from nominating and electing directors and will make it difficult for shareholders to change the composition of the board of directors in any one year;

    - our shareholders may not take action outside of a meeting by less than unanimous written consent;

    - a director may be removed only for cause by the vote of at least 80% of the outstanding shares entitled to vote at an election of directors;

    - the board of directors, without shareholder approval, has the authority to issue preferred stock with rights superior to the rights of the holders of common stock; and

    - the shareholders may call a special meeting only upon request of 25% of votes entitled to be cast on an issue.


    Georgia law also contains business combination and fair price provisions which may delay, deter or prevent a change in control. We have adopted these provisions in our bylaws. These anti-takeover provisions could substantially impede the ability of public shareholders to change our management and board of directors, which may reduce the market price of our common stock. For more information, see "Description of Capital Stock--Anti-takeover Provisions of Georgia Law."

FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

    Some of the statements contained in this prospectus are forward-looking. The words "believe," "expect," "intend," "anticipate," "estimate," "plan," "future," and other similar expressions generally identify forward-looking statements. They include statements concerning:

    - our liquidity and capital expenditures;

    - our growth strategy;

    - our acquisition activities;

    - use of proceeds from this offering;

    - regulatory matters affecting our industry;

    - competitive conditions in our industry; and

    - projected growth of our industry.

    Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds from this offering of approximately $67.5 million, or approximately $77.9 million if the underwriters exercise their over-allotment option in full. These estimates are based on an assumed initial public offering price of $12.00 per share and reflect the deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.



    The purpose of this offering is to obtain additional capital, to create a public market for our common stock and to generate additional currency for acquisitions. We intend to use the net proceeds from this offering for the following purposes:



    - approximately $13.6 million to fund development of our service delivery infrastructure, our internal technology and associated personnel training and support costs necessary to grow our business;



    - up to $9.7 million to repay the principal amount of our January 2000 convertible notes, which are not mandatorily convertible upon the closing of this offering and which mature 181 days after the closing of this offering;



    - approximately $4.0 million to fund sales and marketing activities to expand market share; and



    - approximately $40.2 million to fund future acquisitions to expand our national footprint and for working capital requirements and other general corporate purposes.



    As of February 29, 2000, we had approximately $9.7 million aggregate principal amount of our January 2000 convertible notes outstanding. These notes were issued in connection with loans from existing shareholders to us in order to fund short-term working capital and acquisition needs. These notes accrue interest at a rate of 8.0%.


    We continually evaluate acquisition and strategic alliance candidates as a key part of our growth strategy. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any material acquisition or strategic alliance.


    We currently intend to allocate the net proceeds among the foregoing uses. The precise allocation of funds among these uses will depend on acquisition opportunities, future business, technological, and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that our application of the net proceeds will not vary substantially from our current intentions. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We have never paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Declaration or payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


    The following table shows our capitalization as of December 31, 1999:



    - on an actual basis;



    - on a pro forma basis to reflect (a) all of our acquisitions that occurred after December 31, 1999 as if they had occurred on December 31, 1999;
      (b) the issuance of our January 2000 convertible notes; (c) the conversion of all of our outstanding convertible preferred stock into 3,411,574 shares of our common stock, based on stated values and accrued dividends as of February 29, 2000; and (d) the conversion of our November 1999 convertible notes into 1,242,241 shares of our common stock, based on aggregate principal amount and accrued interest as of February 29, 2000;



    - on a pro forma as adjusted basis to reflect the sale of the 6,200,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the payment of $9,722 to the holders of our January 2000 convertible notes.



                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS,
                                                               EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents...................................  $  8,994    $ 6,081      $ 73,573
                                                              ========    =======      ========
November 1999 convertible notes.............................    10,011     10,011            --
January 2000 convertible notes..............................        --      9,722            --
Current portion of long-term debt...........................     2,232      3,567         3,567
                                                              --------    -------      --------
      Total short-term debt.................................  $ 12,243    $23,300      $  3,567
                                                              ========    =======      ========

Long-term debt, less current portion........................  $  3,098    $ 3,874      $  3,874

Series A convertible preferred stock, $.01 par value,
  1,200,000 shares authorized, 0 and 1,091,242 shares issued and outstanding at December 31, 1998 and 1999,
  respectively..............................................     4,543         --            --
Series B convertible preferred stock, $.01 par value,
  3,000,000 shares authorized, 0 and 725,130 shares issued
  and outstanding at December 31, 1998 and 1999,
  respectively..............................................     4,402         --            --
Series C convertible preferred stock, $.01 par value,
  2,500,000 shares authorized, no shares issued and
  outstanding actual, pro forma and pro forma as adjusted...        --         --            --

Shareholders' equity:
  Common stock, $.01 par value, 100,000,000 shares
    authorized, 13,181,901 shares issued and outstanding
    actual,           shares issued and outstanding pro
    forma and           shares issued and outstanding pro
    forma as adjusted.......................................       132        192           254
  Additional paid-in capital................................    17,530     48,329       115,759
  Accumulated deficit.......................................   (17,497)   (17,497)      (17,497)
                                                              --------    -------      --------
      Total shareholders' equity............................       165     31,024        98,515
                                                              --------    -------      --------
        Total capitalization................................  $ 33,445    $64,279      $179,529
                                                              ========    =======      ========

                                    DILUTION


    Our pro forma net tangible book value on December 31, 1999 was approximately $(6.0) million or $(.31) per share of common stock. Pro forma net tangible book value is total assets minus the sum of liabilities and intangible assets. Pro forma net tangible book value per share is net tangible book value divided by the total number of shares outstanding before the offering and after giving effect to (a) all of our acquisitions that occurred after December 31, 1999 as if they had occurred on December 31, 1999; (b) the issuance of our January 2000 convertible notes; (c) the conversion of all of our outstanding convertible preferred stock into 3,411,574 shares of our common stock, based on stated values and accrued dividends as of February 29, 2000; and (d) the conversion of our November 1999 convertible notes into 1,242,241 shares of our common stock, based on aggregate principal amount and accrued interest as of February 29, 2000. After giving effect to the sale by us of 6,200,000 shares of common stock offered by this prospectus at an assumed initial offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been approximately $71.5 or $2.83 per share. This represents an immediate increase in pro forma net tangible book value of $3.14 per share to existing shareholders and an immediate dilution of $9.17 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share.............              $12.00
  Pro forma net tangible book value per share as of
    December 31, 1999.......................................   $(.31)
  Increase per share attributable to this offering..........    3.14
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                2.83
                                                                          ------
Net tangible book value dilution per share to new investors
  in this offering..........................................              $ 9.17
                                                                          ======


    The following table summarizes, on a pro forma basis as of September 30, 1999, the total number of shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing shares in this offering.


                                                                                       AVERAGE
                             SHARES PURCHASED             TOTAL CONSIDERATION           PRICE
                         ------------------------      --------------------------        PER
                           NUMBER        PERCENT          AMOUNT         PERCENT        SHARE
                         ----------      --------      ------------      --------      --------
Existing
  shareholders.........  19,074,216        75.5%       $ 48,520,883        41.8%        $ 2.54
New investors..........   6,200,000        24.5          67,492,000        58.2          12.00
                         ----------       -----        ------------       -----
    Total..............  25,274,216       100.0%       $116,012,883       100.0%
                         ==========       =====        ============       =====



The foregoing tables and pro forma calculations are based on 13,181,901 shares of our common stock outstanding as of December 31, 1999 and:



    - include 1,238,500 shares issued in acquisitions completed after December 31, 1999;



    - include 3,411,574 shares issuable upon the conversion of all of our outstanding convertible preferred stock, based on aggregate stated values and accrued dividends as of February 29, 2000;



    - include 1,242,241 shares issuable upon conversion of our November 1999 convertible notes, based on aggregate principal amount and accrued interest as of February 29, 2000;



    - exclude 3,151,615 shares issuable upon the exercise of options outstanding as of February 29, 2000 with a weighted average exercise price of $3.73 per share;



    - exclude 851,058 shares issuable upon the exercise of warrants outstanding as of February 29, 2000 with a weighted average exercise price of $8.21 per share; and



    - exclude 1,193,383 shares issuable upon the conversion of our January 2000 convertible notes, which are not mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of February 29, 2000.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    Our consolidated financial statements are included elsewhere in this prospectus. The pro forma condensed consolidated financial information that follows should be read together with those financial statements and related notes.


    We adjust our historical condensed consolidated statements of operations for the year ended December 31, 1999 to arrive at the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1999. These adjustments reflect the acquisitions we have made since January 1, 1999 as if they occurred on January 1, 1999 and the issuances of our outstanding convertible preferred stock and convertible notes which we issued after January 1, 1999 as if such issuances had occurred on: (i) January 1, 1999 for the portion of such issuances which were used to fund acquisitions or (ii) the date of issuance for securities whose proceeds were not used to fund acquisitions. The pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions occurred on January 1, 1999 and should not be construed as being representative of future results of operations.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                                           COMBINED
                                            HISTORICAL     ACQUIRED      PRO FORMA
                                             COMPANY       COMPANIES    ADJUSTMENTS    PRO FORMA
                                           ------------   -----------   -----------   ------------
Revenues.................................    23,415,806    14,013,564            --     37,429,370
Cost of revenues.........................    13,070,434     7,102,009            --     20,172,443
                                           ------------   -----------   -----------   ------------
Gross profit.............................    10,345,372     6,911,555            --     17,256,927
Operating expenses
  Selling, general and administrative....    20,486,326     6,822,383            --     27,308,709
  Research and development...............            --            --            --             --
  Depreciation and amortization..........     2,265,053       367,998     2,470,406(4)    5,103,457
                                           ------------   -----------   -----------   ------------
    Total operating expenses.............    22,751,379     7,190,381     2,470,406     32,412,166
                                           ------------   -----------   -----------   ------------
Operating loss...........................   (12,406,007)     (278,826)   (2,470,406)   (15,155,239)

Other income (expense)
  Interest and other income..............       181,103        29,500            --        210,603
  Interest expense.......................      (418,185)     (139,372)       66,741(5)     (490,816)
                                           ------------   -----------   -----------   ------------

    Loss before provision for income
      taxes..............................   (12,643,089)     (388,698)   (2,403,665)   (15,435,452)
    Provision for income taxes...........            --        83,254            --         83,254
                                           ------------   -----------   -----------   ------------
    Net loss.............................   (12,643,089)     (471,952)   (2,403,665)   (15,518,706)
                                           ------------   -----------   -----------   ------------
Dividends on preferred stock.............      (228,994)           --       228,994(6)           --
                                           ------------   -----------   -----------   ------------
    Net loss applicable to common
      shareholders.......................  $(12,872,083)  $  (471,952)  $(2,174,671)  $(15,518,706)
                                           ============   ===========   ===========   ============
Basic and diluted net loss per common
  share(1)...............................          (.99)                                      (.61)
                                           ============                               ============
Weighted average common shares
  outstanding(1).........................    13,013,743                                 25,645,369
                                           ------------                               ------------

    We adjust our historical condensed consolidated balance sheet as of December 31, 1999 to arrive at the unaudited pro forma condensed consolidated balance sheet as of December 31, 1999. These adjustments give effect to all of our acquisitions that occurred after December 31, 1999 as if they had occurred on December 31, 1999 and give effect to the issuance of our January 2000 convertible notes, the conversion of all of our outstanding convertible preferred stock and our November 1999 convertible notes, the repayment of our January 2000 convertible notes with a portion of the proceeds from this offering and the receipt of proceeds from this offering as if such events had occurred on December 31, 1999.



     PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999



                                       HISTORICAL     BUSINESSES     PRO FORMA
                                         COMPANY       ACQUIRED     ADJUSTMENTS         PRO FORMA
                                       -----------   ------------   ------------       ------------
               ASSETS
Current Assets
  Cash and equivalents...............  $ 8,993,957   $ (2,913,038)  $ 67,492,000(7)    $ 73,572,919
  Certificates of deposit............           --             --             --                 --
  Accounts receivable, net...........    3,283,256        646,430             --          3,929,686
  Prepaid expenses and other current
    assets...........................      292,725        216,200             --            508,925
                                       -----------   ------------   ------------       ------------
      Total current assets...........   12,569,938     (2,050,408)    67,492,000         78,011,530

Property and equipment, net..........    3,208,560        272,610             --          3,481,170
Capitalized software, net............      167,902             --             --            167,902
Intangible assets, net...............   11,017,211     15,989,538             --         27,006,749
Security deposits and other assets...      631,982        393,250             --          1,025,232
                                       -----------   ------------   ------------       ------------
      Total assets...................  $27,595,593   $ 14,604,990   $ 67,492,000       $109,692,583
                                       ===========   ============   ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued
    expenses.........................  $ 2,010,414   $    592,088             --       $  2,602,502
  Accrued bonuses....................    1,134,386                                        1,134,386
  Current portion of long-term
    debt.............................   12,242,907      1,334,919    (10,011,174)(8)      3,566,652
                                       -----------   ------------   ------------       ------------
      Total current liabilities......   15,387,707      1,927,007    (10,011,174)         7,303,540

Long-term debt, less current
  portion............................    3,098,284        775,349             --          3,873,633
                                       -----------   ------------   ------------       ------------
      Total liabilities..............   18,485,991      2,702,356    (10,011,174)        11,177,173

Series A convertible preferred
  stock..............................    4,543,202             --     (4,543,202)(9)             --
Series B convertible preferred
  stock..............................    4,401,542             --     (4,401,542)(10)            --

Shareholders' equity
  Common stock.......................      131,820         14,476        108,001            254,297
  Additional paid-in capital.........   17,530,511     11,888,158     86,339,917        115,758,586
  Accumulated deficit................  (17,497,473)            --             --        (17,497,473)
                                       -----------   ------------   ------------       ------------
      Total shareholders' equity.....      164,858     11,902,634     86,447,918         98,515,410
                                       -----------   ------------   ------------       ------------
      Total liabilities and
        shareholders' equity.........  $27,595,593   $ 14,604,990   $ 67,492,000       $109,692,583
                                       ===========   ============   ============       ============

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1) Potential shares of common stock consist of Series A and Series B convertible preferred stock and the November 1999 convertible notes, using the as-converted method, and stock options and warrants using the treasury stock method, which are excluded from the computation, as their effect is antidilutive.


(2) Our acquisition history since January 1, 1999 is reflected in the table below. All of our acquisitions have been accounted for using the purchase method and, accordingly, each purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values at the acquisition dates. Identifiable intangible assets consist primarily of non-compete agreements with previous owners of the acquired entities. Each purchase price in excess of identified tangible and intangible assets acquired has been allocated to goodwill and is being amortized over eight years. Based on the acquisition dates, the allocation of the purchase price in excess of the fair value of the net tangible assets acquired between identifiable intangible assets and goodwill for the companies acquired in 2000 is in process, and the final allocations could differ from those set forth below. The value assigned to the shares of common stock issued as consideration for the companies we acquired has been valued based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the signing of the respective acquisition agreements and other factors considered applicable by us and the owners of the acquired companies.



                                                                                                              EXCESS OF
                                                                                                              COST OVER
                                                                                                            FAIR VALUE OF
                                                                                                             NET ASSETS
                                                                                FAIR VALUE                    ACQUIRED
                                                                                  OF NET                         AND
                                                                                 TANGIBLE    IDENTIFIABLE   IDENTIFIABLE
                                               ACQUISITION       TOTAL            ASSETS      INTANGIBLE     INTANGIBLE
BUSINESS ACQUIRED                                 DATE       CONSIDERATION       ACQUIRED       ASSETS         ASSETS
-----------------                              -----------   -------------      ----------   ------------   -------------
The William Fall Group, Inc..................  02/26/1999       1,135,919          431,053       105,700         599,166

First Houston Appraisal Group................  04/01/1999         664,572           19,607        96,700         548,265

Cramer Property Services Incorporated........  09/03/1999         843,531           17,843       124,000         701,688

E.T. Jones & Associates, Inc.................  09/29/1999       2,047,896            5,749       306,300       1,735,847

Stewart Title of Birmingham, Inc.............  09/29/1999       1,017,716(A)        76,000       141,300         800,416

Fournier, Crane & Associates, Inc............  12/03/1999         560,781           18,000        81,400         461,381

InspecTech Corporation.......................  01/07/2000      12,509,489          114,000                    12,395,489

The Appraisal Company........................  01/07/2000         756,300           25,000       109,700         621,600

Bliss Associates, Inc........................  01/18/2000       3,221,988          814,309       361,200       2,046,479

Suncoast Appraisal Group of Charlotte County,
  Inc........................................  02/14/2000         110,000(B)        24,000        12,900          73,100

Focus Appraisal Services, Inc................  02/18/2000         375,070            6,000        56,900         312,170
                                                              -----------       ----------    ----------     -----------

      Total..................................                 $23,243,262       $1,551,561    $1,396,100     $20,295,601
                                                              ===========       ==========    ==========     ===========


---------------


(A) Excludes an earnout of up to $500,000 payable to the former owners which has not been earned as of the date hereof.



(B) Excludes an earnout of up to $148,000 payable to the former owners which has not been earned as of the date hereof.

(3) For those companies acquired during 1999 and 2000, the following table presents the statements of operations for the period January 1, 1999 through the date of acquisition or, for companies acquired in 2000, the historical results of operations for the year ended December 31, 1999.



                           THE         FIRST        CRAMER       ET JONES     STEWART TITLE    FOURNIER,
                         WILLIAM      HOUSTON      PROPERTY          &             OF           CRANE &
                          FALL       APPRAISAL     SERVICES     ASSOCIATES,    BIRMINGHAM,    ASSOCIATES,   INSPECTECH
                       GROUP, INC.     GROUP     INCORPORATED      INC.           INC.           INC.       CORPORATION
                       -----------   ---------   ------------   -----------   -------------   -----------   -----------
Revenues.............    367,889      322,391      1,225,189     1,321,754       905,061       1,008,699     4,367,903
Cost of revenues.....    211,776      157,824        895,815       607,452       433,521         522,843     2,401,997
                        --------     --------     ----------    ----------      --------      ----------    -----------
Gross profit.........    156,113      164,567        329,374       714,302       471,540         485,856     1,965,906
                        --------     --------     ----------    ----------      --------      ----------    -----------

Operating expenses:
  Selling, general
    and admin........    236,268      181,630        284,068       481,010       484,109         427,543     2,654,877
  Research &
    development......         --           --             --            --            --              --            --
  Depreciation and
    amortization.....      9,907        6,910         26,838         8,543        15,990          10,320       264,974
                        --------     --------     ----------    ----------      --------      ----------    -----------
Total operating
  expenses...........    246,175      188,540        310,906       489,553       500,099         437,863     2,919,851
                        --------     --------     ----------    ----------      --------      ----------    -----------

Operating income
  (loss).............    (90,062)     (23,973)        18,468       224,749       (28,559)         47,993      (953,945)

Other income
  (expense)
  Interest and other
    income...........        854           --          1,627            --            --             285            --
  Interest expense...     (1,732)          --         (8,806)       (1,334)      (23,074)             --      (103,560)
                        --------     --------     ----------    ----------      --------      ----------    -----------
Income (loss) before
  income taxes.......    (90,940)     (23,973)        11,289       223,415       (51,633)         48,278    (1,057,505)

Income taxes.........    (27,963)          --             --            --            --              --            --

Net income (loss)....    (62,977)     (23,973)        11,289       223,415       (51,633)         48,278    (1,057,505)
                        --------     --------     ----------    ----------      --------      ----------    -----------

Net loss appliable to
  common
  shareholders.......   $(62,977)    $(23,973)    $   11,289    $  223,415      $(51,633)     $   48,278    $(1,057,505)
                        ========     ========     ==========    ==========      ========      ==========    ===========

                                                 SUNCOAST
                                                 APPRAISAL
                                                 GROUP OF      FOCUS
                          BLISS         THE      CHARLOTTE   APPRAISAL    COMBINED
                       ASSOCIATES,   APPRAISAL    COUNTY,    SERVICES,    ACQUIRED
                          INC.        COMPANY      INC.        INC.       COMPANIES
                       -----------   ---------   ---------   ---------   -----------
Revenues.............   2,580,354     795,076     546,984     572,264     14,013,564
Cost of revenues.....     984,937     342,097     273,903     269,844      7,102,009
                       ----------    --------    --------    --------    -----------
Gross profit.........   1,595,417     452,979     273,081     302,420      6,911,555
                       ----------    --------    --------    --------    -----------
Operating expenses:
  Selling, general
    and admin........   1,408,137      96,416     242,588     325,737      6,822,383
  Research &
    development......          --          --          --          --             --
  Depreciation and
    amortization.....      12,038          --      10,100       2,378        367,998
                       ----------    --------    --------    --------    -----------
Total operating
  expenses...........   1,420,175      96,416     252,688     328,115      7,190,381
                       ----------    --------    --------    --------    -----------
Operating income
  (loss).............     175,242     356,563      20,393     (25,695)      (278,826)
Other income
  (expense)
  Interest and other
    income...........      26,734          --          --          --         29,500
  Interest expense...          --          --          --        (866)      (139,372)
                       ----------    --------    --------    --------    -----------
Income (loss) before
  income taxes.......     201,976     356,563      20,393     (26,561)      (388,698)
Income taxes.........     111,217          --          --          --         83,254
Net income (loss)....      90,759     356,563      20,393     (26,561)       471,952
                       ----------    --------    --------    --------    -----------
Net loss appliable to
  common
  shareholders.......  $   90,759    $356,563    $ 20,393    $(26,561)   $   471,952
                       ==========    ========    ========    ========    ===========



(4) Reflects amortization expense for the year ended December 31, 1999 related to identifiable intangible assets and goodwill in connection with the acquisitions we completed after January 1, 1999. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of non-compete agreements, which are being amortized over periods of four to six years. Goodwill is being amortized over eight years. In addition, amortization excludes from the recognized purchase price calculations an earnout payment of $648,000 which has not been earned under the terms of certain acquisition agreements. Any purchase price adjustments resulting from the payment of this amount to the previous owners of the companies will be recognized as an adjustment to goodwill and will be amortized over the remaining expected useful life.


(5) Reflects the elimination of interest expense incurred on our November 1999 convertible notes.


(6) Reflects the elimination of dividends on our Series A and B convertible preferred stock.


(7) Reflects net proceeds of $67,492,000 from this offering, the receipt of $9.7 million from the issuance of our January 2000 convertible notes and the payment of $9.7 million to the holders of our January 2000 convertible notes upon the completion of this offering.


(8) Reflects the conversion of our November 1999 convertible notes into common stock upon the completion of this offering.


(9) Reflects the conversion of our Series A convertible preferred stock into common stock upon the completion of this offering.


(10) Reflects the conversion of our Series B convertible preferred stock into common stock upon the completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The selected financial data presented below are derived from our audited and unaudited consolidated financial statements. The statements of operations data for the three years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of the end of each such year, are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The following selected financial information should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.



                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1995       1996       1997       1998       1999
                                                              --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................   $  847    $ 1,922    $ 4,155    $14,356    $ 23,416
Cost of revenues............................................      722      1,001      2,537      7,824      13,071
                                                               ------    -------    -------    -------    --------
Gross Profit................................................      125        921      1,618      6,532      10,345
                                                               ------    -------    -------    -------    --------
Operating expenses
  Selling, general and administrative.......................      737      1,862      2,518      7,350      20,486
  Research and development..................................       --         --        122        206          --
  Depreciation and amortization.............................      111        175        218        522       2,265
                                                               ------    -------    -------    -------    --------
Operating loss..............................................     (723)    (1,116)    (1,240)    (1,546)    (12,406)
Other income and expense
  Interest and other income.................................       36         20         45        155         181
  Interest expense..........................................       (7)        (5)        (4)       (24)       (418)
                                                               ------    -------    -------    -------    --------
Loss before provision for income taxes......................   $ (694)   $(1,101)   $(1,199)   $(1,415)   $(12,643)
                                                               ======    =======    =======    =======    ========
Provision for income taxes..................................       --         --         --         --          --
Net loss....................................................   $ (694)   $(1,101)   $(1,199)   $(1,415)   $(12,643)
Preferred stock dividend....................................       --         --         --         --        (229)
                                                               ------    -------    -------    -------    --------
Net loss applicable to common shareholders..................   $ (694)   $(1,101)   $(1,199)   $(1,415)   $(12,872)
                                                               ======    =======    =======    =======    ========
Net loss per common and common
  equivalent share--basic and diluted.......................   $ (.62)   $  (.60)   $  (.23)   $  (.15)   $   (.99)
                                                               ======    =======    =======    =======    ========
Weighted average common and common
  equivalent shares outstanding--basic and diluted..........    1,117      1,827      5,214      9,151      13,013

OTHER FINANCIAL DATA:
EBITDA(1)...................................................   $ (613)   $  (941)   $(1,023)   $(1,024)   $(10,141)
Cash flows from:
  Operating activities......................................     (581)    (1,068)    (1,237)    (1,935)     (8,497)
  Investing activities......................................     (299)       (93)      (409)    (4,296)     (5,201)
  Financing activities......................................    1,461      1,187      1,655      9,238      19,007

BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  643    $   668    $   677    $ 3,684    $  8,994
Working capital.............................................      584        712        792      5,868      (2,818)
Total assets................................................    1,170      1,447      3,156     14,915      27,596
Long-term debt, net of current portion......................       34        135        777        997       3,098
Series A convertible preferred stock........................       --         --         --         --       4,543
Series B convertible preferred stock........................                                                 4,402
Shareholders' equity........................................      941      1,112      1,669     12,465         165


---------------


(1) EBITDA as used in this prospectus represents earnings before interest, income taxes and depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing a company's results with those of similar companies as well as to evaluate the capacity of a company to service its obligations. EBITDA is not net income, operating income or cash flows, and items excluded from EBITDA are significant components of our financial performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE STATEMENTS, INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY.

OVERVIEW


    We are a business-to-business web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits and other related property information services that our clients can order, monitor, receive and pay for over the Internet using a standard web browser. Our clients include 7 of the top 10 and 34 of the top 50 mortgage lenders in the United States, based on 1998 origination dollar volume as reported in Faulkner & Gray's Mortgage InfoSource 2000.



    Until 1999, we were essentially a collection of acquired appraisal companies, each focused on its local marketplace. In late 1998 and early 1999, we brought in a new management team to develop and execute an integrated strategy consisting of (a) company-owned national service delivery capability,
(b) web-based technology to allow efficient delivery of our services, and (c) a quality assurance program intended to set the highest standard in the industry.



    In September 1999, we acquired Stewart Title of Birmingham, Inc., expanding our service offerings to include additional title services. In January 2000, we acquired InspecTech Corporation of San Ramon, California. The InspecTech acquisition will expand significantly our existing distribution platform and allow us to provide home inspection services nationwide.



    We have acquired 24 businesses since September 1995 and intend to continue acquiring companies in the future as a key element of our growth strategy. We evaluate potential acquisitions based on a number of factors, including geographic coverage, historical revenue and profitability, service quality, share of their local market, and quality of management. Our acquisitions enable us to expand both the geographic scope of our property information services and the breadth of our service offerings.



    The success of our acquisition program depends upon, among other things, our ability to find suitable acquisition candidates, integrate the operations and personnel of these acquisitions successfully and retain the existing client base while servicing our national account business in the acquired entity.



    In 1999, we derived approximately 94% of our revenues from our residential and commercial appraisal services, approximately 5% of revenue from our title services and approximately 1% of our revenue from our flood and valuation tool services combined. With the addition of home inspections to our service offerings in early 2000, we expect appraisal services will continue to become a smaller percent of total revenue as we roll out our inspection services on a national basis.



    We generated revenue from our web-based services and from services delivered through traditional methods, such as fax, phone and paper delivery. We derived 12% of our 1999 revenues from our web-based platform and we are rapidly moving our clients to this platform. As a result of this migration and our acquisition of InspecTech Corporation, web-based revenues represented approximately 26% of our revenues for January 2000. Based on our experience in the industry and on recent trends in our revenue growth, we believe that we will derive an increasing portion of our revenue from web-based delivery.


    Our clients generally retain our services on a transaction-by-transaction basis. We recognize revenue on the date of delivery of the respective service to our clients. Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our client base. We perform ongoing credit evaluations and provide for an allowance for potential credit losses against the portion of accounts receivable that we estimate to be uncollectible.

    We accounted for all of our acquisitions under the purchase method and, accordingly, each purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. Each purchase price in excess of identified tangible and intangible assets acquired has been allocated to goodwill and is being amortized over eight years. Prior to January 1, 1999, goodwill was amortized over 15 years. Identifiable intangible assets consist primarily of non-compete agreements with previous owners of the acquired entities.

RESULTS OF OPERATIONS

    The following discussion relates to our actual operating results for the periods indicated. These operating results include the operations of the companies acquired by us during the periods referenced from the date of acquisition only. We anticipate that our acquisitions, both past and future, will continue to significantly impact our future results. We believe that a comparison of our historical financial results may not be meaningful because of
(a) the significant changes in management that occurred in early 1999, (b) the recent change in our business strategy and focus, and (c) our significant acquisition activity since June 1998.

    The following sets forth selected statements of operations data expressed as a percentage of total revenues for the periods indicated.


                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Revenues.......................................   100.0%     100.0%         100.0%
Cost of revenues...............................    61.1       54.5           55.8
                                                 --------   --------   --------
Gross profit...................................    38.9       45.5           44.2

Operating expenses
  Selling, general and administrative..........    60.6       51.2           87.5
  Research and development.....................     3.0        1.4            0.0
  Depreciation and amortization................     5.2        3.7            9.7
                                                 --------   --------   --------
      Total operating expenses.................    68.8       56.3           97.2
Operating loss.................................   (29.9)     (10.8)         (53.0)

Other income and expense
  Interest and other income....................     1.1        1.1            0.8
  Interest expense.............................    (0.1)      (0.2)          (1.8)
                                                 --------   --------   --------

  Loss before provision for income taxes.......   (28.9)      (9.9)         (54.0)

  Net loss.....................................   (28.9)%     (9.9)%        (54.0)%
                                                 ========   ========   ========



  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998



    TOTAL REVENUES. Revenues, which consist of individual fees for services ordered, increased $9.0 million, or 63%, to $23.4 million for the year ended December 31, 1999 from $14.4 million for the year ended December 31, 1998. This increase was primarily attributable to acquisitions made by us during 1999. Acquisitions completed in the last half of 1998 accounted for $4.0 million of the increase in 1999. Acquisitions completed in 1999 accounted for $4.9 million of the revenue increase. In addition, our revenues increased by the addition of eight new Internet and national accounts in 1999, which were offset in part by a decrease in local business caused primarily by an increase in interest rates beginning in July 1999.



    COST OF REVENUES. Cost of revenues, which consist of fees shared with contract appraisers and inspectors, costs of data sources and service delivery costs associated with generated revenues, increased $5.3 million, or 67%, to $13.1 million for the year ended
December 31, 1999 from $7.8 million for the year ended December 31, 1998. This increase was primarily attributable to the increased levels of appraisal production expense driven by increased volume.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $13.1 million, or 179%, to $20.5 million for the year ended December 31, 1999 from $7.4 million for the year ended
December 31, 1998. This increase was primarily attributable to the hiring of a national sales force, creation of a consolidated national client service center, and additional hiring in technology needed to implement our technology platform in the branch distribution system.



    In addition, the selling, general and administrative expense for the 1999 period includes an $826,000 charge related to a write-down of aged accounts receivable. Due to a lack of a centralized means of tracking and collecting aged receivables and the continued growth in volume and complexity of our company structure, we consolidated the collections and receivables management function in June of 1999. In the process of consolidating the receivables function, we undertook an assessment of the collectibility of certain small, aged accounts receivable balances. As a result of this assessment, we determined this charge was necessary. During 1999, we established a dedicated collection staff to identify and pursue collection matters on a timely basis and to continue to focus on process improvements relating to more current invoices.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $0 for the year ended December 31, 1999 and $206,000 for the year ended
December 31, 1998. In 1998, we expensed costs associated with the plan design of VALUTRACK and VALUEXPRESS, our proprietary ordering and tracking software. In 1999, we developed and implemented VALUTRACK and VALUEXPRESS for which the associated costs were capitalized and are being amortized over a three-year period.



    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $1.7 million, or 334%, to $2.3 million for the year ended December 31, 1999 from $522,000 for the year ended December 31, 1998. This increase was primarily attributable to amortization of goodwill and other purchased intangibles resulting from acquisitions accounted for as purchases and the investments in physical infrastructure in these companies post acquisition. Additionally, this increase in depreciation was attributable to the purchase of computer equipment used to build our technology infrastructure.



    INTEREST AND OTHER INCOME. Interest and other income increased $26,000, or 17%, to $181,000 for the year ended December 31, 1999 from $155,000 for the year ended December 31, 1998. This increase can be attributed to higher levels of average investable balances during 1999.



    INTEREST EXPENSE. Interest expense increased $394,000, to $418,000 for the year ended December 31, 1999 from $24,000 for the year ended December 31, 1998. This increase can be attributed to higher levels of debt incurred to finance our acquisitions.



    INCOME TAXES. We have not paid income taxes in any of the periods shown due to the operating losses which have been incurred to date. As of December 31, 1998 and 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $2.8 million and $15.2 million. If not utilized, the net operating loss carryforwards will begin expiring in the year ended
December 31, 2011.


  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased $10.2 million, or 243%, to $14.4 million for the year ended December 31, 1998 from $4.2 million for the year ended
December 31, 1997. This increase was primarily attributable to our acquisition strategy coupled with increased sales of our appraisal and title services. Acquisitions completed in the year ended December 31, 1998 accounted for $5.4 million of the revenue increase.

    COST OF REVENUES. Cost of revenues increased $5.3 million, or 212%, to $7.8 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997. However, as a percentage of revenues, cost of revenues decreased from 61% for the year ended December 31, 1997 to 54% for the year ended December 31, 1998. The decrease in percentage terms was primarily attributable to a change in product mix. In the year ended December 31, 1997, 35% of our revenues resulted from PRIMISnet and title activity, representing services that were outsourced at a lower margin. For year ended December 31, 1998, title and PRIMISnet revenues represented 23% of our total revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.9 million, or 196%, to $7.4 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997. This was attributable to $3.8 million in field office administrative spending associated with acquisitions made in 1997 and 1998 and increased general corporate spending of $1.0 million.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $84,000, or 69%, to $206,000 in for the year ended December 31, 1998 from $122,000 for the year ended December 31, 1997. Research and development costs in 1998 were primarily attributable to plan design associated with VALUTRACK and VALUEXPRESS.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $304,000, or 139% to $522,000 for the year ended December 31, 1998 from $218,000 for the year ended December 31, 1997. This increase primarily related to amortization of goodwill resulting from acquisitions.

    INTEREST AND OTHER INCOME. Interest income increased $110,000, or 244%, to $155,000 for the year ended December 31, 1998 from $45,000 for the year ended December 31, 1997. This increase was due to higher average investable balances in 1998.


    INTEREST EXPENSE. Interest expense increased $21,000, or 700%, to $24,000 for the year ended December 31, 1998 from $3,000 for the year ended
December 31, 1997. This increase can be attributed to higher levels of debt incurred to finance acquisitions and capital equipment purchases.


LIQUIDITY AND CAPITAL RESOURCES

    Our cash requirements consist primarily of working capital, capital expenditures and acquisitions. Historically, we have funded these cash needs primarily by issuance of securities as follows:

    - During 1995, 1996 and 1997, we raised $5.0 million through a series of private placements of preferred and common stock to various venture capital funds and individual investors.


    - In June 1998, we sold 4,003,730 shares of common stock for $9.0 million to six existing shareholders and four new venture capital fund investors.



    - In November 1998, we borrowed $560,000 from First Union National Bank at a fixed interest rate of 7.75% pursuant to a promissory note secured by a certificate of deposit, payable ratably over a three year period. As of February 29, 2000, the outstanding balance on this loan was $337,000.



    - In May 1999, we sold 2,032,110 shares of Series A convertible preferred stock to existing shareholders for $4.4 million.



    - In August 1999, we entered into a credit facility with Silicon Valley Bank providing for borrowings of up to $2.5 million. As of December 31, 1999, we had repaid the entire outstanding amount under this credit facility with Silicon Valley and cancelled the facility.



    - In September 1999, we entered into a master note and security agreement with Leasing Technologies International, Inc. to fund or refinance the purchase of capital equipment. Maximum indebtedness is not to exceed $2.0 million, to be paid over a two and half year period at an interest rate equal to prime plus 2.75%. As of February 29, 2000, the interest rate was 11.5% and the outstanding balance on this loan was $1.3 million.


    - In September 1999, we issued notes to two existing shareholders for an aggregate principal amount of $1.5 million, which were subsequently converted into shares of Series B convertible preferred stock.


    - In October 1999, we sold 1,350,337 shares of Series B convertible preferred stock to existing shareholders for $4.4 million.


    - In November 1999, we issued convertible notes and warrants to existing shareholders for aggregate consideration of $10.0 million.


    - In January 2000, we issued convertible notes and warrants to existing shareholders for aggregate consideration of $9.7 million.



    As of February 29, 2000, we had approximately $11.5 million in cash and cash equivalents. During 1999, we used $1.0 million per month in cash, excluding the cash portion of the purchase price paid in acquisitions. However, we anticipate our monthly cash needs to increase in such areas as sales and marketing, product development and general overhead to support future revenue growth. Current cash obligations include certain capital and operating leases. At February 29, 2000 the approximate future minimum lease payments for non-cancelable capital leases were $1.7 million of which $809,000 is short-term and future minimum lease payments for non-cancelable operating leases were $4.9 million of which $1.7 million is short term. We anticipate making additional capital equipment purchases in line with the revenue growth. Additional cash obligations include certain notes payable or deferred payments related to completed acquisitions totaling $5.4 million of which $2.6 million is short-term as of February 29, 2000. We anticipate that we will finance future acquisitions through a combination of cash and the issuance of securities.



    We plan to use a portion of the net proceeds of this offering and our internally generated funds to meet the cash obligations described above and believe that these sources of liquidity and capital will be adequate to meet our cash needs for at least the next 12 months. To meet our liquidity and capital needs beyond these points, we may be required to raise additional capital by issuing equity securities or incurring additional debt.


IMPACT OF THE YEAR 2000


    We have not experienced any immediate adverse impact from the transition to the year 2000. It is possible that some of the internal systems of our clients or other parties with whom we do business have already been or will be negatively affected by the year 2000 date change. We currently have no contingency plan to manage any year 2000 issues that may arise.

                                    BUSINESS

OVERVIEW


    We are a business-to-business, web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits and other related property information services, all of which our clients can order, monitor, receive and pay for over the Internet using a standard web browser. We believe there are three key differentiating features of our business:



    - NATIONAL SERVICE DELIVERY PLATFORM anchored by company-owned offices in over 40 metropolitan markets, including 29 of the top 50 residential real estate markets in the United States, as well as our PRIMISnet network of contract appraisers and home inspectors;


    - WEB-BASED SERVICE DELIVERY through the PRIMIS SERVICE STATION that allows our clients to realize cost savings and improved turnaround times; and

    - SERVICE QUALITY AND CONSISTENCY through a rigorous quality assurance program and aggressive internal use of technology.


    We expect to enter a significant number of additional key markets in 2000 primarily through strategic acquisitions as well as organic growth. Additionally, as we conduct our operations and acquire appraisal, home inspection and title services businesses in new markets, we continue to gather, organize and analyze a wide variety of data on the condition of properties in our markets. Through these activities, we are compiling a comprehensive database of property information that we believe will become one of our most valuable long-term assets.



    Our clients include 7 of the top 10 and 34 of the top 50 mortgage lenders in the United States, based on 1998 origination dollar volume as reported in Faulkner & Gray's Mortgage InfoSource 2000. We sell our services to traditional lenders, such as Bank of America and Compass Bank; Internet lenders such as Quicken Loans, a division of Intuit, Inc., Mortgage.com and E-Loan; specialized lenders such as Countrywide Quality Assurance and Provident Funding; utility companies; consumers and real estate professionals.



    We were incorporated as Residential and Relocation Appraisals, Inc., an Atlanta-based appraisal company in 1990. As Residential and Relocation Appraisals, we developed a proprietary appraisal software system that automated the appraisal process by using an electronic form linked with the multiple listing service and other providers of data from public records. In 1992, we changed our name to Premier Appraisals, Inc. We began broadening our distribution capabilities in 1995 with the acquisitions of appraisal companies in North Carolina and Florida. Until 1999, we were essentially a collection of acquired appraisal companies, each focused on its local marketplace. On December 31, 1998, we changed our name to PRIMIS, Inc. In late 1998 and early 1999, we brought in a new management team to develop and execute our current business model.


PRIMIS' MARKET OPPORTUNITIES

  THE INTERNET BUSINESS-TO-BUSINESS OPPORTUNITY


    The Internet provides companies the opportunity to conduct business with other companies directly and more efficiently. Business-to-business trade over the Internet is projected to accelerate into a period of exponential growth through 2003. Forrester Research forecasts that inter-company Internet trade will double every year, growing from $43 billion in 1998 to $1.5 trillion in 2003. We expect that Internet-based lenders as well as traditional mortgage originators will increasingly rely on e-commerce to procure property information services. In view of our first-mover advantage relating to our web-based technology, agreements with national accounts and the anticipated increase in capital resources resulting from this offering, we believe we are well positioned to capture a significant portion of the business-to-business market for property information services.


  THE PROPERTY INFORMATION SERVICES MARKET OPPORTUNITY


    We believe that the total market for our core property information services is in excess of $5.5 billion annually. Based on available industry data and our internal estimates, we believe that in 1999 the market for appraisal services was approximately $2.4 billion, the market for home inspection services was approximately $2.1 billion, and the market for flood determinations and title services was approximately $1.0 billion. In addition, we believe that we have significant opportunities for growth in the markets for the other property information services we provide, such as energy audits, commercial appraisals, appraisal services, phased construction inspections and environmental inspections.



    Commercial banks, mortgage lenders, mortgage brokers and other financial institutions require property information services when they originate first mortgage loans, refinance existing loans or provide home equity loans or lines of credit. A mortgage lender typically requires an appraisal, a title search and a flood determination in the loan approval process. Purchasers of homes and, increasingly, sellers typically seek a home inspection in connection with the purchase or sale of a home. In addition, mortgage lenders are increasingly requiring home inspections as a condition to making mortgage loans.


    We believe that there are two significant trends developing in the mortgage lending industry that will considerably affect the property information services market.


    CONSOLIDATION IN THE MORTGAGE LENDING INDUSTRY. The mortgage lending industry has experienced significant consolidation in the past few years. We believe that this consolidation will continue. According to Faulkner & Gray, the largest 20 mortgage lenders have increased market share considerably in the past few years and, in 1998 originated, underwrote or funded approximately 50% of all residential mortgage loans in the United States. These multistate lenders are demanding a wide product mix, national coverage and consistent quality of property information services. We believe that a consolidating lending industry is not served well by a fragmented service provider industry.


    EMERGENCE OF INTERNET LENDERS. In addition to consolidation of the mortgage lending industry, according to Forrester Research, online mortgage lending is expected to grow from less than 1% of mortgages funded in 1998 to nearly 10%, or approximately $91 billion, by 2003. This new class of Internet lenders is intensifying the already fierce competition in the mortgage lending industry and increasing the pressure to lower costs and improve margins. To reduce costs, mortgage lenders increasingly seek to reduce the number of vendors with which they do business and to outsource non-core property information functions, such as managing property information and reports required in the mortgage origination process.

    We believe that the emergence of Internet lenders, as well as the consolidation in the mortgage lending industry, is creating a demand for a web-based property information services provider with national coverage that can provide consistent quality services across all of its offices.

  LIMITATIONS OF TRADITIONAL PROPERTY INFORMATION SERVICE PROVIDERS

    We believe that the traditional model for the delivery of property information services has several deficiencies, particularly in light of the changes in the mortgage lending industry described above. These deficiencies include the following:


    - HIGHLY FRAGMENTED MARKET. The property information market is highly fragmented. Based on available data and our industry experience, we believe that there are thousands of appraisal and thousands of home inspection companies in the United States. We believe these types of firms are regionally focused, with two to ten employees. As a result, national mortgage lenders and other financial institutions are forced to source their property information services from a myriad of vendors throughout the country.



    - INCONSISTENT QUALITY. Our industry experience indicates that traditional appraisal and home inspection firms generally do not have strict quality assurance programs in place to monitor adherence to industry standards and consistency among individual reports. We believe that many of these providers are small and lack the resources to invest in technology, employee training and continuing education programs. As a result, we believe that many traditional appraisal and home inspection firms cannot consistently deliver high quality services, particularly across a broad geographic region.



    - SLOW, INEFFICIENT DELIVERY. In our experience, the property information services industry historically has had slow turnaround times between the time an order is placed and final delivery of the report to the client. Ordering property information reports and monitoring their status typically involves time-consuming telephone calls or faxes to different vendors. The appraisal process is frequently the most time-consuming component of the entire mortgage loan origination process. We can usually provide a full appraisal to our national clients in 5 days or less, whereas many of these clients have indicated that other service providers typically require 7 to 14 days. Turnaround times can be particularly problematic for management companies, which subcontract appraisal work to individual appraisers who share their fees with the management company and, therefore, have less incentive to rapidly complete their work.


THE PRIMIS SOLUTION

    We are a national source for a wide range of high-quality property information services delivered timely through an automated, web-based platform. We have standardized and streamlined the process of obtaining property information services, and we have done so from the lender's perspective. The key elements of our solution include:


    NATIONAL SERVICE DELIVERY CAPABILITIES. We are a single, national provider of property information services. We currently have company-owned offices in over 40 metropolitan markets, including 29 of the top 50 residential real estate markets in the country ranked by total mortgage origination volume in 1998. We expect to be in markets covering over 50% of all U.S. loan originations by the end of 2000, primarily through strategic acquisitions but also through organic growth. Additionally, we established PRIMISnet, a network of contract appraisers and home inspectors to service customers in smaller markets where we do not currently have company-owned operations. Importantly, we apply the same quality assurance standards to the services delivered through PRIMISnet as those we apply to our own internal reports.



    FLEXIBLE WEB-BASED PLATFORM. THE PRIMIS SERVICE STATION, our web-based platform, enables our clients to place orders, check the status of orders, receive reports in electronic format, receive invoices and pay for services, all by using a standard web browser. Our flexible, open architecture will allow our larger clients to bypass the PRIMIS SERVICE STATION and interface their loan origination systems with the PRIMIS engine through direct connections. In these cases, as clients enter property information into their systems in the loan origination process, the direct connection will allow the clients to place orders, obtain status information and have reports generated and delivered automatically, thereby eliminating an additional data entry step. In addition, we continue to maintain our proprietary software system, VALUEXPRESS, which enables our clients that use this software to place orders, obtain status information and have reports generated and delivered over the Internet. We believe we can further accelerate this migration by educating and assisting customers on the benefits they will receive from our web-based platform. Our web-based platform also links together our offices nationwide, enabling all offices to share property information data and operational information, which creates efficiencies of scale.

    HIGH, CONSISTENT QUALITY STANDARDS. We use our internal and external technology to deliver high quality services consistently throughout our national service delivery system. We have automated a number of steps in the service delivery process to minimize staff involvement and the possibility for human errors. For example, our proprietary technology known as the Vista Advanced Inspection Management System, or VISTA, enhances the quality and reliability of our home inspection reports by automating the inspection and report preparation processes. We intend to adapt and customize the VISTA technology to extend to appraisal and other services we offer. In addition, we intend to become the quality standard of the property information services industry by operating the most comprehensive quality assurance program in the industry. Our quality assurance program has three major components:

    - office reviews, in which all of our reports are reviewed by senior reviewers or branch managers prior to their release to clients;

    - dedicated quality assurance team, which reviews randomly selected samples of reports on an ongoing basis in all of our offices; and

    - a training and continuing education program for all of our professionals.


    FAST, EFFICIENT SERVICE DELIVERY. We are able to deliver our property information services to our clients very quickly as a result of our technology infrastructure. Our web-based platform eliminates the need for many of the time-consuming faxes, phone calls, paper deliveries and other delays associated with searching for local service providers, scheduling appointments, ordering the services, monitoring status and receiving reports. This enables us to accelerate the turnaround time for delivery of our services. Additionally, we have instituted performance-based compensation programs for our professionals and branch managers that provide incentives tied to targeted turnaround times. Furthermore, by continuing to build upon our national distribution channel and our web-based delivery platform, we believe that we will be able to provide our large national clients in select markets with one-day full appraisal turnaround service, which we call XPEDITE. We plan to begin to offer XPEDITE in two test markets by the end of Spring 2000, Atlanta, Georgia and Toledo, Ohio. By the end of 2000 and assuming the successful completion of a 60-day pilot program in our test markets, we plan to offer XPEDITE in all of our core markets.


    FULL SUITE OF SERVICES. We offer a wide range of property information services, all available through our flexible web-based platform. We sell these services individually or packaged together with bundled pricing, encouraging clients to order multiple services. Our current services include:


    - APPRAISAL SERVICES--residential appraisals ranging from those based on publicly available data to those requiring a complete inspection and analysis of the property, appraisals of small apartment buildings and condominiums and commercial appraisals;


    - APPRAISAL REVIEW SERVICES--desk reviews, four-hour reviews, field reviews and enhanced field reviews;

    - INSPECTION SERVICES--home inspections and new construction inspections;


    - TITLE SERVICES;



    - FLOOD DETERMINATIONS; and



    - ENERGY AUDITS.


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
PRIMIS' STRATEGY

    Our objective is to be the leading web-based provider of property information services in the United States. Our business strategy to accomplish this objective includes the following key elements:


    LEVERAGE INFRASTRUCTURE TO IMPROVE SERVICE DELIVERY.  During the past
12 months, we have invested approximately $3.4 million in developing, enhancing and supporting our flexible web-based infrastructure. We expect this will enable us to achieve substantial productivity and efficiency gains. We plan to continue to automate all of the steps in our service delivery process, such as order entry, status inquiry and reports and delivery of reports and billing, in order to minimize staff involvement and the possibility for human errors. We also intend to continue to invest in our internal technology, including adapting the VISTA technology for use by many of our field professionals. We have developed data format structures and system capabilities to retain and leverage the data that we gather, which we believe will allow us to develop new proprietary valuation services and improve the quality and consistency of our services.



    MIGRATE CUSTOMERS TO BUSINESS-TO-BUSINESS E-COMMERCE. We intend to facilitate and encourage the use of e-commerce service delivery channels by both our new and existing clients. Many of our larger national accounts already utilize our e-commerce platform to place orders, obtain status information and receive reports in electronic format and experience significant cost savings over traditional service delivery methods. We expect to quickly migrate a significant number of our other clients from traditional service delivery methods to e-commerce. During 1999, without any marketing or educating efforts from us, we saw a natural migration of our customers toward our web-based platform that resulted in an increase in the percentage of our revenues represented by web-based transactions. As a result of this migration and our acquisition of InspecTech Corporation, web-based revenues represented approximately 26% of our revenues for January 2000. We believe we can further accelerate this migration by educating and assisting customers on the benefits they will receive from our web-based platform. This will further improve efficiency and turnaround time both for us and our clients.



    EXPAND FOOTPRINT THROUGH ACQUISITIONS. In 2000, we intend to focus on acquiring property information services businesses in active residential real estate markets where we do not currently have a significant presence. Our goal by the end of 2000 is to be in markets covering over 50% of all U.S. mortgage loan originations. In making acquisitions, we target primarily larger, well-managed operations that can service national clients, can market our broader range of services and have good reputations for quality. In 2001, we intend to focus on in-market acquisitions to build market share and develop further efficiencies in managing overhead expenses.


    AGGRESSIVELY TARGET NATIONAL ACCOUNTS. We have built and are expanding a seasoned sales force to target and manage larger, national accounts. We believe these national accounts have the greatest need for a national provider of property information services that offers consistent quality, quick turnaround and efficiencies through technology. In addition, we believe these national accounts provide us with a mix of stable business and make our business less sensitive to changes in the economy. Furthermore, this strategy complements the existing, valuable relationships we have with smaller lenders and brokers in our local markets. We will continue to focus on building relationships with the major Internet lenders, regional and national banks, regional and national homebuilders, large credit unions, local mortgage entities and brokers, and real estate agencies.


    DEVELOP AND MONETIZE PROPRIETARY INFORMATION DATABASE. During the normal course of business, we gather, organize and analyze various property data from our nationwide operations. In addition, during the appraisal, home inspection and energy audit processes, we obtain a substantial amount of information about the condition of the real estate properties in our markets. We have developed data format structures and system capabilities to retain and build upon the potential value of this information. Our rapidly expanding database of property information will allow us to increasingly automate the appraisal and home inspection processes. While this information will be useful internally to improve productivity, we believe that this database will become one of our most valuable long-term assets. We believe this data will enable us to develop new proprietary valuation services, improve the quality and consistency of our services, develop tools to value mortgage loan portfolios for investors and servicers and update county and municipal tax assessments.


    ENHANCE PRIMISNET. We intend to transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients. In exchange for our technology, access to our database and our referrals, our PRIMISnet affiliates will adhere to the same turnaround times as our staff professionals and share with us their property data generated during the performance of their services. We believe that we can bundle elements of our proprietary systems, broad services offering, national account revenue and name recognition into an attractive package that can be shared with independent professionals or small offices that agree to become part of our PRIMISnet affiliated network. We believe this model is an improvement over the traditional management company model because it adds value to the local appraisal or home inspection firm, increases the qualities and efficiencies they can achieve, creates additional revenue for us and gives us access to property information data from smaller markets.

OUR SERVICES


    We provide a wide range of property information services to various segments of the lending community and to consumers through electronic and traditional channels. Our service offerings include residential and commercial appraisal services, home inspections, title services, flood determinations, energy audits and other related property information services.


  APPRAISAL SERVICES


    We believe that we are the only company to offer and deliver a full suite of appraisal services via the Internet. We offer a full spectrum of appraisal services ranging from low cost data access to the most complex valuation assignments that require high levels of expertise. Our appraisal services are performed by either certified appraisers or trainees. Appraisers take full responsibility for value conclusions and analyses, while trainees only perform research and due diligence. We currently employ approximately 140 certified appraisers and have the services of over 1,600 certified appraisers available to us through PRIMISnet. The following is a summary description of our core appraisal services:



    - PRIMIS SNAPSHOT is our software generated data service which provides our clients a first step indication of the value of a particular property based on publicly available property information such as county assessor's information, county recorder's information, area maps, flood zone information and tax assessment data. PRIMIS Snapshot consolidates a variety of public information into a simple report. Currently, this service uses property data we acquire from third parties, which we format and resell under our brand. We intend to enhance this service with our proprietary appraisal and other property information data during 2000.



    - AUTOMATED VALUATION MODEL is our computer software program that analyzes various data elements, primarily tax assessment records and county property records, to determine property valuations. The output of an automated valuation model is not, by itself, an appraisal, but may become the basis for a property valuation for use in certain lending decisions that are more heavily-weighted towards credit factors. Because it is a completely automated process, neither certified appraisers nor trainees are involved. Typical users include equity lenders who utilize the service to approve low risk equity loans. We currently resell automated valuation models provided by several other vendors, and in 18 to 24 months we intend to introduce a proprietary PRIMIS automated valuation model that leverages our extensive proprietary property information database.

    - ELECTRONIC COLLATERAL ASSESSMENT is an estimate of the value of a residential property made by one of our trained evaluators or appraisers based on publicly available data. This service is typically used in equity lending situations where a lender needs a qualified third-party examination and interpretation of data. Our trainees, rather than certified appraisers, usually complete our electronic collateral assessments.



    - LIMITED SCOPE APPRAISAL is a valuation service that requires an appraiser to view the residential property. This service is typically used in equity lending situations where a lender needs a qualified third-party examination and interpretation of data and, due to a higher level of risk, requires that a certified appraiser perform the analysis.



    - DRIVE-BY APPRAISAL is a standard appraisal required by Fannie Mae and the Federal Home Loan Mortgage Corporation, or Freddie Mac. This type of appraisal requires that a certified appraiser view the residential property being evaluated, but does not require an inspection of the inside of the property. This service is heavily utilized in both equity and first mortgage lending.



    - UNIFORM RESIDENTIAL APPRAISAL REPORT is the most comprehensive residential property appraisal service. This type of appraisal involves, among other things, an inspection of the inside of the property by a certified appraiser and a more in-depth analysis and visuals of comparable sales. This is the most typical appraisal service approved by lenders and investors for determining values, primarily for first mortgage loans.



    - SMALL RESIDENTIAL INCOME PROPERTY REPORT is an appraisal of small apartment buildings and condominiums. These are standard appraisal services that include in-depth analysis and visuals of the interior and exterior of the property as well as a complete analysis of comparable properties.



    - COMMERCIAL APPRAISAL is an appraisal of commercial, industrial, and multi-family properties. We market these services to leverage our regional and national coverage areas, technology platform and existing client relationships. Commercial appraisals include in-depth analysis of the property and comparable properties, and usually include analysis of rental revenue potential. Only certified commercial appraisers may perform these appraisals.



    - APPRAISAL REVIEW SERVICES involve the review of appraisals performed by other firms at the request of investors who purchase mortgages or invest in mortgage pools. We offer desk reviews, four-hour reviews, field reviews and enhanced field reviews. Our certified appraisers review the work of other appraisers to ensure that Uniform Standards of Professional Appraisal Practice guidelines were followed and that the appraisers chose realistic sales data to help in determining the value of the property. This service is typically required by wholesale lenders and investors to guard against fraud on loans or portfolios of loans they are purchasing.


  INSPECTION SERVICES


    In January 2000, we entered the market for home inspection services through the acquisition of InspecTech. Following our acquisition of InspecTech, we now have home inspection operations in California, Arizona, Washington, New Jersey and Colorado. InspecTech had approximately 100 employee and franchise inspectors as of December 31, 1999. InspecTech performed over 30,000 inspections during 1999.



    As a result of our acquisition of InspecTech, we are able to provide home inspections, phased inspections and environmental inspections. The following is a summary description of these services:


    - HOME INSPECTIONS involve the examination of the structure and systems of a house and the issuance of a report on the condition of the house by an independent professional. We perform home inspections for buyers or sellers of residential properties during the purchase and sale process and for financial institutions in connection with their evaluations of non-performing mortgage loans.

    - PHASED INSPECTIONS involve the inspection of a home by one of our professionals at various points in time during the construction process. We provide these services to financial institutions that provide construction loans for new homes.

    - ENVIRONMENTAL INSPECTIONS consist of water quality surveys, termite inspections, radon detection and inspections for lead-based paint and asbestos. We generally provide these services to home purchasers together with the basic home inspection.

    We ensure rapid delivery of consistent high-quality inspection services through the use of our VISTA system, which allows a home inspector to carry a hand-held, stylus-based device from room to room. The inspection software displays appropriate categories and comments for over 500 building systems and components from the extensive VISTA comment library. The VISTA system allows an experienced inspector to increase the detail and thoroughness of the home inspection report without an undue increase in time and effort. An inspector equipped with the VISTA system and a portable color printer can perform an extensive home inspection and print a comprehensive report on site. Inspectors use their computers to connect to corporate headquarters and transfer inspection data into our centralized database. At the same time, they retrieve booking and scheduling information from our database.


    We intend to adapt and customize the VISTA technology to extend to appraisal and other services we offer. Once this technology is fully integrated, all of our professionals will operate on an identical technology platform and will perform all their field work through the use of hand-held devices. They will also communicate through wireless modems and transfer information back to our National Service Office. Our goal is that one field professional, in just one visit, can gather the data to provide multiple services with respect to that property.



  TITLE SERVICES



    We provide a full range of title services for the markets that we service. We can deliver quick and accurate property reports and title insurance commitments electronically or by fax to meet the needs of our clients, often within 24 to 48 hours. We provide a variety of title services for mortgage originators and underwriters of title insurance, such as limited title reports, full title reports, title recordings, tax information and property reports. Although representing a small percentage of our revenue, title services represents a key opportunity to establish a relationship with new clients and homebuyers and, at the same time, gather additional data. Since we originate but do not underwrite title insurance policies, we are not subject to underwriting risks.


  FLOOD DETERMINATIONS


    Our flood determination service provides information on whether a property is located in a flood zone and what potential exposure the property has to flood damage. Our clients use our flood determination service to evaluate whether the property qualifies for government and government-sponsored lending programs such as Freddie Mac, Fannie Mae, Veteran's Administration or Federal Housing Administration. In situations where flood insurance is not available, such as coastal zones, Federal Emergency Management Agency, or FEMA, suspended communities and communities not yet mapped, we provide information to assist our clients in assessing the risk of acquiring property without flood insurance coverage. This service makes use of data we purchase from a third-party provider. Our provider uses industry-leading mapping technology, the latest FEMA information, as well as community classifications from the National Flood Insurance Program to provide swift and accurate flood zone determinations. These determinations are ordered and delivered through the PRIMIS SERVICE STATION over the Internet, usually within minutes.


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

  ENERGY AUDITS



    We perform energy audits of homes for utility companies such as Southern California Gas pursuant to annual contracts. An energy audit involves the inspection of a house to evaluate and gather information about heating and air conditioning systems, appliances, ambient temperature and other readings. We perform an energy audit to establish an energy footprint and a rating with respect to the energy efficiency of the house and its systems. The information provided by the inspector allows the homeowner to make intelligent decisions about investing in system upgrades, the cost of which is often subsidized by utility company rebate programs, to reduce overall energy consumption and lower utility bills.



    Historically, utilities have staffed and run such programs in-house but are under increasing pressure to outsource these programs to reduce costs. For example, the California Public Utilities Commission has instituted a program that involves home inspectors gathering additional data during the course of their regular home inspections, in a manner that would take only an additional 10 to 15 minutes. This information is input into software developed for this purpose, which generates an energy efficiency rating and report on the home. The report includes recommendations for system upgrades, along with costs, savings, environmental benefits, and information on various rebate and incentive programs to help subsidize the costs of renovations. The demand for energy audits is driven by regulations enacted by various states, including California, Texas and Massachusetts, which require that a portion of the ratepayer utility revenues be set aside by utility companies for programs that encourage energy use efficiencies.



  FUTURE SERVICES



    Our technology enables us to provide new services such as construction inspections, hybrid inspection/appraisals for repossessed properties and closing services, all of which we are currently developing for implementation by year-end 2000. In addition, we anticipate leveraging our expansive database to offer clients appraiser data subscriptions, appliance/conditions marketing tools, commercial data/automated valuation models and mortgage investor models. We believe that we will have significant opportunities to cross-sell these additional services to clients who purchase our core appraisal and home inspection services.


FLEXIBLE WEB-BASED SERVICE DELIVERY PLATFORM

    We can deliver all of our services to our clients through our flexible web-based platform. This platform allows service delivery through either of two primary e-commerce channels: the PRIMIS SERVICE STATION or, for our larger clients, a direct electronic connection to the PRIMIS engine.

  THE PRIMIS SERVICE STATION

    The PRIMIS SERVICE STATION is our web-based resource for property information services. Our clients can use the PRIMIS SERVICE STATION at www.primis.com to review information about our suite of services and place orders. From the PRIMIS SERVICE STATION, by using a standard web browser, the user can:

    - place orders for all of our services;

    - review pricing information;

    - monitor the status of orders;

    - review, download and print reports;

    - receive and review billing;

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

    - generate an automated valuation model;


    - review archived reports; and

    - review, search or manipulate lists of orders by category for any service ordered.

    The PRIMIS SERVICE STATION provides our clients with a convenient channel for ordering and receiving property information services. By using the PRIMIS SERVICE STATION channel, our clients can achieve cost savings and substantially reduce turnaround times. We believe that the advantages of the PRIMIS SERVICE STATION over traditional paper-based methods of delivery of property information services will enable us to establish stable, long-term relationships with our national clients and to attract new clients.

  DIRECT CONNECTIONS


    Our web-based platform has the flexibility to support direct connections for our larger clients. Our open architecture will allow these clients to bypass the PRIMIS SERVICE STATION and interface their loan origination systems with the PRIMIS engine through direct electronic connections. These direct connections will allow the clients to place orders, obtain status information and have reports generated and delivered automatically, thereby eliminating an additional data entry step. The direct connection will be able to support all of the same functionality as our PRIMIS SERVICE STATION, yet will eliminate the data entry step. In addition, we believe that the direct connection platform will help to preserve and enhance our relationship with our larger customers, because the direct connection will make it more difficult for them to switch to alternative property information services providers. In the beginning of 2000, we implemented our first direct connection with a national client.


QUALITY ASSURANCE PROGRAM

    We believe we operate the most comprehensive quality assurance program in the property information services industry. Our quality assurance program ensures that we meet or exceed acceptable industry standards in providing our services and that we provide a consistent level of quality across all of our locations.

    The PRIMIS quality assurance program has three critical components:

    - OFFICE REVIEW. All of our reports are reviewed at the local offices prior to their release to clients. In most cases, the branch manager, who has extensive industry experience and who has achieved requisite certification, performs the review. We believe that quality control is one of the primary responsibilities of each branch manager. In some of our larger offices, this function is performed by a senior reviewer who is responsible for reviewing reports.

    - QUALITY ASSURANCE TEAM. Our dedicated quality assurance team reviews randomly selected samples of reports on an ongoing basis in all of our offices. The quality assurance team summarizes its findings into a rating for each staff professional and each office. We hold each branch manager accountable for maintaining a satisfactory rating from the quality assurance team. We also evaluate and compensate branch managers based on their ability to produce a high rating from the quality assurance team. A staff professional who fails to meet quality assurance team standards is either terminated or returned to a trainee status where the professional can obtain constructive coaching and more extensive monitoring and review.

    - TRAINING. We emphasize training for all of our professionals and conduct a rigorous ongoing training program. We require appraisers and inspectors to take continuing education courses, and we provide both educational allowances and financial incentives to assist them in meeting those requirements. For example, we require appraisers to complete at least
      20 hours of continuing education each year. In addition, our quality assurance team conducts continuing professional education at each field office on an annual basis to ensure our employees provide consistent quality throughout our national network of offices.

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

    We maintain databases of staff appraisers, contract appraisers and fee appraisers. These databases include resumes, work samples and licensing information. We continually monitor all licenses and certifications to ensure that they are current and meet the high expectations of our clients. Although we could be held liable for faulty appraisals or inspections, our liability exposure on individual properties is relatively low, given that the vast majority of properties involved are residential and not commercial. We maintain commercial general liability, errors and omissions and workers' compensation insurance with limits and deductibles that we believe are reasonable for our size and industry.


SALES AND MARKETING


    We utilize a multi-tiered sales model to attract new clients and to increase the level of services we provide to existing clients. Our sales department is divided into national and local sales groups. Our national sales force calls on national mortgage lenders, real estate companies and strategic accounts. Our local sales force consists primarily of account executives who are in touch with their local areas and understand the needs of their communities. These account executives call on financial organizations, local mortgage lenders and real estate professionals to foster and maintain close ties in the local real estate industry.


    Our account executives initiate contacts with clients through a variety of methods, including attending trade shows, receiving recommendations from existing clients, making cold calls, advertising, building on local relationships to sell to national organizations and capitalizing on relationships previously forged by acquired companies. Our account executives work with clients to encourage use of PRIMIS services and to explore new sales and revenue opportunities. In addition, our account executives develop and maintain relationships with decision-makers and influence significant buying decisions. It is our account executive's responsibility to:

    - DEVELOP AND EXECUTE STRATEGIES TO GAIN ADOPTION OF OUR PROPERTY INFORMATION SERVICES including informing clients of all service offerings, methods of connectivity and implementation timelines, developing sales presentations, visiting existing clients to grow revenue opportunities, reviewing monthly revenue reports to understand activities and trends and monitoring service quality and turnaround times;

    - LEAD AND MANAGE THE SERVICE AGREEMENT PROCESS by managing all contract-related issues and negotiations (pricing, terms and conditions), reviewing contracts three to six months before renewal date and developing and delivering both new and renewal contract proposals;

    - ESTABLISH AND MANAGE CLIENT REVENUE OBJECTIVES by influencing client buying decisions and working to encourage increased property information services growth;

    - CONTINUALLY DEVELOP EACH CLIENT RELATIONSHIP by learning and documenting a client's industry, organization, strategy, personnel, and politics and participating in regularly scheduled meetings with the client's executive and senior-level managers including account reviews; and

    - COMMUNICATE AND REPORT TO OUR MANAGEMENT ON A REGULAR BASIS with respect to support service issues and sales activities.

    We compensate our account executives through a mix of a base salary and a performance bonus. The starting base pay is determined by agreement and is often dependent upon education, prior work experience, and acquired skills in light of the base pay compensation being paid to those in the relevant job market with comparable characteristics. Adjustments in future years are dependent upon individual performance factors, as well as overall company guidelines that are set in light of current economic conditions. The performance bonus is principally divided into two primary components, new accounts and revenue growth. The new accounts component is directly tied to securing new business from high potential clients. Account executives are provided a list of target accounts and are compensated on their ability to secure agreements, contracts, or significant revenues from the target list. We apply a point system to give reasonable credit for business obtained on a quarterly basis. We base the revenue growth component of the compensation on the achievement of quarterly revenue targets from assigned clients.

    To service and grow our high potential accounts, we have developed a special service level called PRIMIS SELECT to provide higher priority service. PRIMIS SELECT clients have dedicated client teams consisting of account managers, a relationship manager, and a seasoned account executive. These client teams proactively manage the account relationship and day-to-day service issues that are unique to high volume clients. The teams work closely with their assigned clients and act as our internal PRIMIS SELECT client coordinators to ensure that we are responding to our clients' requests with the appropriate sense of urgency and commitment. In most cases, our PRIMIS SELECT clients receive a higher priority of service and guaranteed turnaround times, often within three days.

    Our sales strategy for the national accounts is to secure agreements from larger or high profile clients whenever possible. We have been successful in securing agreements with several high profile clients including Bank of America, E-Loan and Quicken Loans. In addition, we have developed partnerships with aggregators such as Homebid.com, RealEstate.com and Homespace.com, as a way to reach consumers directly without the need for expensive sales forces and marketing campaigns. These aggregators are Internet-based companies that provide comprehensive web sites with information for homeowners, including information on movers, furnishings, real estate services and mortgage lenders. Increasingly, homeowners are playing a greater role in ordering appraisals and home inspections as a result of heightened consumer awareness and greater access to information. As the aggregators bring consumers into the appraisal and inspection ordering market, we will adapt our market to increase our focus on the consumer directly.

    We expect to continue to invest significant time, effort and financial resources to market and promote our new and existing services and build the PRIMIS brand name. To increase customer penetration and increase the level of services used by our customers, we use a coordinated array of marketing techniques, including advertising, industry trade shows, direct mail, promotional items, direct sales and channel partner marketing.

OUR CLIENTS


    We market and sell our services to traditional lenders (mortgage brokers, mortgage companies and commercial banks), Internet lenders, specialized lenders, utility companies, consumers and real estate professionals.



    The following is a list of our more significant national clients, based on revenues in each of these industry sectors. The clients listed are among the top clients in those categories based on 1999 revenues in the case of traditional and Internet lenders and based on 2000 revenues in the case of specialized lenders, channel partners and others.



TRADITIONAL LENDERS  INTERNET LENDERS    SPECIALIZED LENDERS     CHANNEL PARTNERS/OTHERS
-------------------  ----------------  ------------------------  -----------------------
Bank of America      E-Loan            Conti Mortgage            Homespace.com
Compass Bank         Mortgage.com      Countrywide Quality       RealEstate.com
Chase Mortgage       Quicken Loans       Assurance               Trans Union
                                       First Franklin            U.S. Appraisals
                                       Provident Funding
                                       Ryland Mortgage


    TRADITIONAL LENDERS. We define traditional lenders as mortgage brokers, mortgage companies and commercial banks. There are approximately 20,000 mortgage brokerage operations in the United States according to the National Association of Mortgage Brokers. Most of these brokers operate in local markets originating loans for multiple underwriters who purchase the closed loans. Brokers earn

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
revenues by charging origination fees to the mortgage consumer and by generating gains on the sale of closed mortgages. Mortgage brokers typically purchase traditional full-appraisals, flood determinations and title services and recover the cost from the consumer at closing.


    Mortgage companies operate more broadly than brokers, originating, funding, securitizing and servicing mortgages. Most mortgage companies operate a wholesale division to purchase closed loans from mortgage brokers. This portion of the mortgage industry has experienced significant consolidation. According to Faulkner & Gray, in 1998, the top 20 residential lenders based on origination dollar volume originated, underwrote or funded approximately 50% of all residential mortgage loans. We believe that the mortgage industry will continue to consolidate as the industry experiences pressure to lower costs and improve margins. Mortgage companies purchase traditional full-appraisal services for the loans they originate and also purchase our appraisal review services as an additional underwriting control with respect to mortgages purchased from mortgage brokers through their wholesale divisions. Currently, we have business relationships with 34 of the top 50 mortgage companies based on 1998 origination dollar volume as reported by Faulkner & Gray.


    Commercial banks also originate first mortgage loans either directly or through a mortgage subsidiary. Additionally, banks operate consumer lending divisions, which originate home equity loans. Commercial banks generally purchase from us traditional full-appraisals and drive-by appraisals for first mortgages they originate; limited scope appraisals and electronic collateral assessments for home equity loans; and automated valuation models and PRIMIS SNAPSHOT data in connection with the evaluation of non-performing assets.


    INTERNET LENDERS. Because the traditional mortgage process can be inefficient and expensive, several mortgage brokers have developed the capability to offer mortgages over the Internet. Internet lenders have introduced a more automated process and can charge fees significantly lower than the amounts charged by traditional mortgage brokers.


    SPECIALIZED LENDERS. We have identified several specialized segments within the mortgage lending industry that are clear targets for our systems and services. These segments include new construction builders and lenders, relocation lenders and wholesale lenders. These clients are typically less price sensitive and place an even greater emphasis on speed, geographic coverage, quality and hands-on service. Specialized lenders generally purchase our appraisal services.

    UTILITY COMPANIES. Some states, such as California, Texas and Massachusetts, have enacted requirements that a portion of the ratepayer utility revenues be set aside for programs to encourage more efficient energy use. We market and sell our energy audit services to utility companies that are in the process of designing or implementing mandated energy efficiency programs.


    REAL ESTATE PROFESSIONALS AND CONSUMERS. Both real estate professionals and consumers purchase or direct purchases of home inspections in many real estate transactions. In fact, most real estate sales contracts encourage home buyers to conduct professional home inspections prior to closing. In addition, we believe that the acceptance of low-end, automated valuation products will increase the number of consumers who purchase appraisals directly from appraisal firms to establish their homes' values prior to or during the sales process or to cancel private mortgage insurance. We plan to market our property information services to real estate professionals and consumers by offering our services through various real estate agencies and Internet portals that target home buyers and sellers.


OUR ACQUISITION STRATEGY

    Our strategy is to make acquisitions in order to:

    - ENTER NEW MARKETS to expand our national footprint;

    - EXPAND IN EXISTING MARKETS through in-market acquisitions; and

    - EXPAND OUR SERVICE OFFERINGS through the acquisition of businesses with complementary or additional property information service offerings.

    We expect to enter a significant number of additional key markets in 2000, largely through strategic acquisitions. In 2001, we intend to focus on in-market acquisitions to build market share and on strategic acquisitions to expand our service offerings.


    As the only major acquiror in the property information services industry, we believe that we will readily be able to acquire attractive companies. We believe that local property information services businesses will benefit from our technological advantage, national distribution and data network and brand name. Our acquisition team continually evaluates our expansion prospects. We receive information on, and inquiries from, potential acquisition targets on an ongoing basis, but we currently are not actively negotiating with any potential target.


    Our acquisition strategy is carried out by two separate departments. Our Mergers and Acquisitions department identifies potential acquisition candidates and negotiates and completes our acquisitions. Our National Service Office conducts the integration of all completed acquisitions into our company. This separation of acquisition-related duties allows each department to focus on its specific responsibilities.

    We target primarily larger, well-managed operations that can service national clients, can market our broader range of services and have good reputations for quality. We generally focus on companies that have significant presence in their local market, can extend our operational infrastructure and/or add strategic proprietary technology that we deem critical to maintaining our competitive position.

    Following an acquisition, our National Service Office prepares an integration project plan for the acquisition, to be implemented over a period of 30 to 90 days. Our integration process has three primary goals: (1) to implement PRIMIS operating processes and programs quickly, (2) to upgrade the acquired company's technology and systems to PRIMIS standards, and (3) to improve local office productivity. The National Service Office is the focal point and coordinates the activities of other PRIMIS departments, such as accounting, human resources and information technology. Three project managers with integration backgrounds manage individual project plan tasks until the integration process is successfully completed.

    Our National Service Office reviews status and issues tracking reports using standardized formats and procedures. Acquired companies' branch managers report to the National Service Office until the integration is completed. After integration is completed, the branch managers report to the appropriate PRIMIS regional manager.

    The following is a summary of the acquisitions we have completed since January 1, 1999:


                                          HEADQUARTERS
           BUSINESS ACQUIRED                LOCATION                       SERVICE
---------------------------------------  ---------------  -----------------------------------------
The William Fall Group, Inc.             Toledo, OH       Commercial and residential appraisal
                                                            services
First Houston Appraisal Group            Houston, TX      Residential appraisal services
Cramer Property Services Incorporated    Seattle, WA      Commercial and residential appraisal
                                                            services
E.T. Jones & Associates, Inc.            Dallas, TX       Commercial and residential appraisal
                                                            services
Stewart Title of Birmingham, Inc.        Birmingham, AL   Title services
Fournier, Crane & Associates, Inc.       Phoenix, AZ      Commercial and residential appraisal
                                                            services
InspecTech Corporation                   San Ramon, CA    Home inspection services
The Appraisal Company                    Knoxville, TN    Residential appraisal services
Bliss Associates, Inc.                   Kansas City, MO  Commercial and residential appraisal
                                                            services
McIntosh Appraisal Services              Durham, NC       Residential appraisal services
Suncoast Appraisal Group of Charlotte    Fort Myers, FL   Commercial and residential appraisal
  County, Inc.                                              services
Focus Appraisal Services, Inc.           Freehold, NJ     Commercial and residential appraisal
                                                            services


PRIMISNET


    PRIMISnet is our network of contract appraisers and home inspectors that provide services in smaller markets where we do not currently have company-owned operations. We have built a network that ensures coverage in every state and virtually every county. In addition to the approximately 140 certified appraisers we currently employ, our PRIMISnet network currently makes available the services of over 1,600 certified appraisers. Prior to selecting a PRIMISnet contractor, we review all qualifications, including samples of work and professional certifications, to ensure that the contractor can meet our quality standards.


    We pay our PRIMISnet contractors a portion of the fee we receive from our clients for each property report completed. Typically, this fee is negotiated based on the type of service requested and is affected by the volume of work that we generate for the contractors. In many cases, we are able to negotiate attractive fees because of the volume driven by our national accounts. In addition, unlike traditional management companies who derive all of their revenues from this model, we are able to share more of the fee with our PRIMISnet contractors. We believe our model has a direct, positive influence on meeting turnaround and quality expectations. All orders completed by our PRIMISnet contractors go through the same rigorous quality review process that we apply to our internally-generated reports before being delivered to our clients. In addition, we actively track and monitor both turnaround and quality scores for our PRIMISnet contractors and aggressively manage service commitments.

    We intend to transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients. In exchange for our technology, access to our database and our referrals, our PRIMISnet affiliates will adhere to the same turnaround times as our staff professionals and will provide data to us to enhance our existing database of property information.

    We believe we can bundle elements of our proprietary systems capabilities, broad service offerings, national account revenue and name recognition into an attractive package that can be shared with independent professionals and small offices that agree to become PRIMISnet affiliates. We believe this model is an improvement over the traditional management company model because it adds value to the local appraisal or home inspection firm, creates additional revenue for us and gives us access to property information data from smaller markets.

TECHNOLOGY AND SYSTEMS

    The key to our productivity and processing is combining our technology infrastructure with our proprietary software, which we call the PRIMIS engine, to manage our property information services. The backbone of the PRIMIS engine is an Oracle 8i Internet-enabled relational database that stores all information that is entered into our systems. Personnel at our offices enter data into the PRIMIS engine through connections on an intranet. The hardware infrastructure for this intranet consists of Cisco routers and switches, frame relay service provided by AT&T, and servers that run Windows NT or UNIX operating systems.


    The architecture behind our technology infrastructure allows for scalability as transaction volume increases. We can continually upgrade our systems to increase processing efficiency and reduce bottlenecks. We currently operate at a processing and storage capacity volume of approximately 4% of designed maximum load and have identified and tested our current capacity limitations. We developed the PRIMIS engine using object oriented technology. Object oriented technology reduces the complexity of coding software by enabling developers to build scalable solutions using individual subsets, known as objects, that perform specific functions. There are more than 70 objects connected together to form the PRIMIS engine. This isolation of functionality into smaller pieces of software allows us to act or react to a changing market quickly. The software also allows us to add new services and build customized solutions for customers quickly without compromising the integrity of the software in production.


    We primarily use Sun Microsystems servers that run the Unix (Solaris) operating system for our Internet infrastructure. Our web site obtains real-time information from the Oracle database as it is updated by our offices and can route the requested information to the user over a secure connection. Our flexible web-based platform was designed to use existing Internet standards so that our clients can use existing hardware and software to interface with us using a standard web browser.


    We have not experienced any significant downtime except for scheduled maintenance or system upgrades in non-production hours. We test all of our systems thoroughly before deploying them in our field offices and with our clients. To assure our customers that we can continue to operate in the event of automated systems failure or Internet outages, we maintain an infrastructure that allows us to transact business by telephone, fax and other traditional means.


COMPETITION

    The market for property information services is highly competitive, and we expect competition to intensify in our industry in the future as companies adapt to the new e-commerce environment. We compete primarily with large national management companies, independent local appraisal firms and franchised and local home inspection companies.


    MANAGEMENT COMPANIES. Currently, the management company model is the only method of national delivery within the real estate appraisal industry. Management companies operate as brokers obtaining orders from lenders and distributing those orders to independent fee appraisers. Several of these firms are wholly owned divisions of larger publicly held companies. Primary management company competitors include Market Intelligence, owned by Fidelity Title; Lender Services, Inc.; First American Real Estate Information, Inc., owned by First American Financial Corporation; and U.S. Appraisal Company. Some management companies who are our competitors also use our appraisal services from time to time on a fee-sharing basis. These management companies are large, nationally-recognized organizations that, compared to us, are better capitalized and have greater assets and access to superior resources.



    LOCAL APPRAISAL COMPANIES. Based on available data and industry experience, we believe there are thousands of appraisal companies in the United States. Typically, these firms are regionally focused and have two to ten employees. We face competition from local appraisal companies in all of the markets where we have a presence.



    HOME INSPECTION COMPANIES. Based on available data and industry experience, we believe there are thousands of home inspection companies in the United States that perform pre-purchase inspections. We compete with these companies and with two large franchise organizations, Amerispec and Housemaster, a division of ServiceMaster. Amerispec and Housemaster are large organizations that, compared to us, are better capitalized and have greater assets and access to superior resources.


LICENSING AND REGULATION


    Real estate appraisers are required to be licensed. The licensing and certification process was mandated by the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA. Under FIRREA, the states are responsible for establishing the educational and experience requirements necessary to obtain and retain an appraisal license. The Appraisal Standard Board, or ASB, of The Appraisal Foundation develops, publishes, interprets and amends the Uniform Standards of Professional Appraisal Practice on behalf of appraisers and the users of appraisal services. All licensed and certified appraisers must follow Uniform Standards of Professional Appraisal Practice rules and regulations. Because companies have only recently begun delivering real estate-related services over the Internet, it is unclear how many of these state and federal regulations will extend to our operations or those of our Internet-related clients.



    RESPA and related regulations generally prohibit the payment or receipt of fees or any other items of value for the referral of real estate settlement services related to residential mortgage loans. RESPA also prohibits fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services. Notwithstanding these prohibitions, RESPA permits payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods, facilities, or services provided. The appraisal and flood determination services we provide are real estate settlement services subject to these RESPA requirements when provided in connection with residential mortgage loans. RESPA's referral and split fee prohibitions are complex and susceptible to subjective interpretation. RESPA's applicability to our channel partners relationships is also uncertain, absent amendments to the law or regulations, or clarification from regulators. Although we believe that we have structured our relationships with our clients, contractors and channel partners to comply with RESPA, we do run the risk that some of the compensation and pricing aspects of our relationships may be challenged under RESPA.



    Currently, New Jersey, Oregon, North Carolina, South Carolina, Texas, and Wisconsin have inspector licensing laws, and states that require registration or certification include Alabama, Arkansas, Nevada and Tennessee. Other states such as California, Arizona, Washington, Pennsylvania, Illinois and New York are expected to pass similar legislation during 2000. Much of this licensing legislation makes use of the codes of conduct of the American Society of Home Inspectors or the California Real Estate Inspection Association, two nationwide home inspection organizations. All our home inspectors are required to pass American Society of Home Inspectors or California Real Estate Inspection Association exams and attain membership in one of these two organizations.


INTELLECTUAL PROPERTY


    Our success and ability to compete are substantially dependent upon our ability to protect our name, trademarks, service marks and internally developed technology. Generally, we have relied upon trademark and copyright law, trade secret protection, and confidentiality and other contractual agreements with employees, clients and others to protect our proprietary interests. We intend to use similar protections with these parties and our PRIMISnet affiliates in the future.

    Notwithstanding these precautions, our efforts to protect our intellectual property and technologies may not be adequate. Our competitors may independently develop similar technologies to ours or duplicate our information database or web-based service delivery platform. There can be no assurance that steps that we have taken or will take will be adequate to prevent misappropriation, infringement or other violations of our intellectual property and technologies, or deter third-party development of similar technologies.


    We own the Internet domain name PRIMIS.COM. We have filed for federal trademark registration for the mark PRIMIS as well as other trademarks or service marks incorporating the PRIMIS brand name. It is possible, however, that these applications may not be approved.


EMPLOYEES


    We had 631 employees as of February 29, 2000, including 35 in sales and marketing, 27 in information technology, 67 in management and administration, and 502 in field operations and branch administration. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of our employees is currently covered by a collective bargaining agreement. We believe that we have good relationships with our employees.


FACILITIES


    We are headquartered in Alpharetta, Georgia, an Atlanta suburb, where our executive and administrative offices are located. Our lease for our executive offices expires in May 2004 and covers an 11,753 square foot central office facility. We also lease approximately 40 other office facilities in all of the markets in which we operate. Generally, these facilities are less than 5,000 square feet and house our regional branch offices.


    We believe that our leased facilities are adequate to meet our current needs in the markets in which we currently operate. Additional facilities will be required as our business grows and we expand into new markets.

LEGAL PROCEEDINGS

    From time to time, we are made a party to routine litigation incidental to our business. As of the date of this prospectus, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:


NAME                                       AGE      POSITION
----                                     --------   --------
C. James Schaper.......................     48      Chairman of the Board, President and Chief Executive
                                                      Officer
Leslie H. Schreiner....................     36      Vice President, Chief Financial Officer and Secretary
Kevin P. Castle........................     43      Vice President--Operations
Revell L. Fraser.......................     38      Vice President--Marketing and Strategic Development
J. Chris Foretich......................     39      Vice President and Chief Information Officer
M. Brent Burns.........................     36      Vice President--Sales
Connie C. Breeser......................     42      Vice President and Chief Legal Officer
Kathleen G. Bergeron...................     47      Vice President of Human Resources
Donald W. Burton.......................     55      Director
Douglas F. Cobb........................     42      Director
Alan Colner............................     45      Director
Michael E. Gellert.....................     68      Director
D.R. Grimes............................     54      Director Nominee
J. David Grissom.......................     61      Director
David C. Mahoney.......................     55      Director Nominee
Geoffrey P. Mott.......................     47      Director
Jack Tyrrell...........................     53      Director


    C. JAMES SCHAPER has served as our Chairman of the Board since January 2000 and as our President and Chief Executive Officer and director since April 1999. From February 1997 to June 1998, Mr. Schaper served as Executive Vice President and Chief Operating Officer of Per-Se Technologies, Inc., formerly known as Medaphis Corporation, a healthcare services and software company, where he was responsible for all operations of the software and services units. From August 1994 to November 1996, Mr. Schaper served in various capacities with Dun and Bradstreet Software, including President and Chief Executive Officer in 1996, Chief Operating Officer from 1995 to 1996 and Senior Vice President, Field Operations from 1994 to 1995.

    LESLIE H. SCHREINER has served as our Vice President, Chief Financial Officer and Secretary since July 1999 and is responsible for accounting, finance, budgeting and human resources. From April 1987 to June 1999, Ms. Schreiner served in various capacities, including Vice President of Finance, with Information America, Inc., a national online database company for publicly available information. From February 1995 to June 1999, Ms. Schreiner was the senior financial executive for Information America, responsible for all aspects of finance, including strategic financial planning.

    KEVIN P. CASTLE has served as our Vice President--Operations since
December 1999 and is responsible for field operations and our National Service Office. From February 1998 to December 1999, Mr. Castle served as Senior Vice President--Operations of Per-Se Technologies, Inc., formerly known as Medaphis Corporation, where he was responsible for company operations. From 1995 to 1998, Mr. Castle served as Senior Vice President of Technology Management Services, a subsidiary of GE Capital Services Corporation, where he was responsible for new and existing customer relationships. From 1993 to 1995, Mr. Castle served in various capacities with Alltel Corporation, including as Senior Vice President--Operations in 1995.


    REVELL L. FRASER has served as our Vice President--Marketing and Strategic Development since October 1998 and is responsible for developing and executing our marketing, product, and sales strategies, including developing and maintaining relationships with strategic and national accounts. From June 1997 to October 1998, Mr. Fraser served as Vice President--Sales and Relationship Management of CheckFree Corporation, a provider of electronic commerce services. At CheckFree, Mr. Fraser managed the sales and account management functions for CheckFree's strategic accounts. From July 1979 to June 1997, Mr. Fraser served in various capacities with NationsBank and BankSouth Corporation (which was acquired by NationsBank in 1996), including Senior Vice President--Senior Project Manager, Alternative Banking Strategies from November 1995 to June 1997 and Senior Vice President--Direct Banking from January 1994 to November 1995.


    J. CHRIS FORETICH has served as our Vice President and Chief Information Officer since November 1998 and is responsible for managing our national electronic infrastructure and Internet strategies. From December 1996 to October 1998, Mr. Foretich served as Vice President, Information Technology for Auto Lenders' Acceptance Corporation, an operating unit of Fortis, Inc., a $4 billion holding company specializing in finance, insurance and benefits. At Fortis, Mr. Foretich was responsible for Internet development, operations of electronic infrastructure, strategy and executive management. From November 1984 to November 1996, Mr. Foretich served in various capacities with Rexam, Inc., a $1.7 billion globally diversified manufacturer, including Director of Information Technology from November 1993 to November 1996.

    M. BRENT BURNS has served as our Vice President--Sales since August 1999 and is responsible for managing the overall business relationships with all major regional and national mortgage lenders. From September 1998 to August 1999, Mr. Burns served as the Vice President of Account Management at CheckFree Corporation, where he managed client relationships with CheckFree's top 100 financial institutions, brokerage firms and credit unions and the sales activities for those clients. From October 1988 to September 1998, Mr. Burns was the Atlanta Bond Manager for CitiGroup (formerly Travelers Group), where he managed client relationships and the underwriting of financial guarantees for major clients throughout the southeast United States.


    CONNIE C. BREESER has served as our Vice President and Chief Legal Officer since November 1999 and is responsible for managing our in-house legal operations. From June 1988 to November 1999, Ms. Breeser served with Norrell Corporation (which was acquired by Interim Services in 1999), a national provider of temporary personnel and outsourcing services. At Interim Services and Norrell, Ms. Breeser served as Vice President and Assistant General Counsel from December 1997 to November 1999 and Associate Counsel from June 1988 to December 1997, where she was responsible for corporate contractual legal matters.


    KATHLEEN G. BERGERON has served as our Vice President--Human Resources since December 1999 and is responsible for all human resources functions, including compensation and benefits, recruiting, training, performance issues and organizational development. From January 1997 to October 1999, Ms. Bergeron served as Executive Vice President and Chief of Staff of Associated Industries of Florida and Associated Industries Insurance Services, where she managed the human resources functions of each. From June 1996 to January 1997, Ms. Bergeron served as regional director for the Florida Department of Banking and Finance, where she was responsible for ensuring banking and finance regulation and statute compliance. From October 1995 to June 1996, Ms. Bergeron served as Assistant Chief of Staff for Administration for the United States Marine Corps, Camp Lejeune, North Carolina, where she was the principal human resources executive.


    DONALD W. BURTON has served as a director since August 1998. Mr. Burton has served as Managing General Partner of South Atlantic Venture Fund I, II and III, Limited Partnerships, since each fund was organized, beginning in 1981. He has also served as Chairman of the South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Capital, Inc. since 1997. Mr. Burton has been the general partner of The Burton Partnership, Limited Partnership since October 1979. Since January 1981, he has also served as President of South Atlantic Capital Corporation. Mr. Burton also serves on the board of directors of several companies, including Knology Holdings, Inc., ITC Holding Company, Inc., ITC^DeltaCom, Inc., and
Powertel, Inc. He is a trustee of The Heritage Group of Mutual Funds and several private companies. Mr. Burton also serves as a director of the National Venture Capital Association.



    DOUGLAS F. COBB has served as a director since April 1995. Since September 1997, Mr. Cobb has served as President and Chief Executive Officer of Greater Louisville, Inc., an economic development organization in Louisville, Kentucky. From January 1994 to September 1997, Mr. Cobb served as Managing Director of Chrysalis Ventures, Inc., a venture capital management firm that he co-founded.


    ALAN COLNER has served as a director since 1998. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore Capital, Mr. Colner was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. He also serves as a director of Bolt, Inc., iVillage, Inc. and NextCard, Inc., as well as several private companies.

    MICHAEL E. GELLERT has served as a director since September 1999. Since 1967, Mr. Gellert has served as a General Partner of Windcrest Partners, New York, New York, a private investment company. Mr. Gellert serves as a director of Devon Energy Corp., High Speed Access Corp., Humana Inc., Premier
Parks, Inc., Seacor Smit Inc., Smith Barney World Funds, Smith Barney Worldwide Securities Ltd., and Smith Barney Worldwide Special Fund NV.


    D.R. GRIMES has served as Vice Chairman, Chief Executive Officer and a director of Net.B@nk, Inc. since January 1997. From March 1996 to January 1997, he was an independent management consultant, and from 1978 to March 1996, he served in various capacities with Servantis Systems, Inc., which provides electronic funds transfer and home banking software to the financial services industry, including Executive Vice President of Technology and Chief Information Officer from 1995 to 1996; Executive Vice President of Technology and Marketing from 1993 to 1995; President, Treasury Products Division in 1994; and President, Financial Productions Division from 1988 to 1993. Prior to joining Servantis Systems, Mr. Grimes served in various technology positions with Trust Company Bank of Georgia, now SunTrust Bank.


    J. DAVID GRISSOM has served as a director since April 1995 and served as our Chairman from June 1998 to January 2000. Mr. Grissom has also served as Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989.
Mr. Grissom also serves as a director of Providian Financial Corporation, Churchill Downs and LG&E Energy Corp., as well as a number of privately held corporations.


    DAVID C. MAHONEY has served as President and Chief Executive Officer of Dataware Technologies, Inc. since January 1999 and has served as a director of Dataware since February 1999. Before joining Dataware, he served as President and CEO of Sovereign Hill Software, Inc., a supplier of advanced information retrieval software products that Dataware acquired in December 1998.
Mr. Mahoney was the founder and, from 1983 to 1998, the Chairman and CEO of Banyan Systems Incorporated, a provider of enterprise networking software and services and Internet directory services. Mr. Mahoney is also a director of Banyan Systems Incorporated and its subsidiary, Switchboard Incorporated, Applix Incorporated and several smaller early stage software companies.


    GEOFFREY P. MOTT has served as a director since January 2000. Since January 1998, Mr. Mott has served as Managing Partner of the McKenna Group, a Silicon Valley strategy consultancy. Prior to joining the McKenna Group, Mr. Mott served as a Director of Lochridge & Co., a management consulting firm, beginning in 1987. Mr. Mott serves as a director of Mortice Kern Systems, Inc.

    JACK TYRRELL has served as a director since June 1998. Mr. Tyrrell is Managing Partner of Richland Ventures, L.P. and Richland Ventures II, L.P., venture capital firms based in Nashville, Tennessee, which were founded in May 1994 and September 1996 respectively. He is also a director of National Health Investors, Inc.

    Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

TERMS OF DIRECTORS


    Our board of directors consists of eight members divided into three classes, with staggered three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of office of our directors are as follows: (a) C. James Schaper, Donald W. Burton and Douglas F. Cobb serve as Class I directors for terms expiring at the 2001 annual meeting of shareholders; (b) Michael E. Gellert and Geoffrey P. Mott serve as Class II directors for terms expiring at the 2002 annual meeting of shareholders; and
(c) Alan Colner, J. David Grissom and Jack Tyrrell serve as Class III directors for terms expiring at the 2003 annual meeting of shareholders. We anticipate that Messrs. Grimes and Mahoney will be appointed to serve in Classes II and III, respectively.


BOARD COMMITTEES

    The board of directors has established a compensation committee and an audit committee. The compensation committee has the authority to review all compensation matters relating to our executive officers. Messrs. Grissom, Mott and Tyrrell serve on the compensation committee of the board of directors.


    The audit committee recommends to the board of directors the independent public accountants to be selected to audit our annual financial statements and approves any special assignments given to such accountants. The audit committee also reviews the scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting staff.
Messrs. Burton, Cobb, Colner and Gellert serve on the audit committee of the board of directors.


    The board of directors may from time to time establish other committees to facilitate the management of our company.

DIRECTOR COMPENSATION

    In the past, we have not compensated our directors for their services. We have reimbursed and will continue to reimburse our directors who are not our employees, upon request, for reimbursable out-of-pocket expenses incurred in attending meetings of the board of directors or a committee of the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, our board of directors as a whole made decisions relating to the compensation of our executive officers. During this time, Michael W. Mattox, former President and Chief Executive Officer, and C. James Schaper, Chairman of the Board, President and Chief Executive Officer, participated in deliberations of our board of directors concerning executive compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation for the year ended December 31, 1999 paid to our current Chief Executive Officer, our former Chief Executive Officer in 1999, two other executive officers who had compensation in excess of $100,000 during 1999 and two additional former executive officers who had compensation in excess of $100,000 during 1999. We may refer to these officers as our named executive officers in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE


                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                           ANNUAL COMPENSATION   ------------------
                                           -------------------       SECURITIES          ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION(1)
-----------------------------------------  --------   --------   ------------------   ---------------
C. James Schaper,........................  $146,282   $100,000         668,297                   --
  Chairman of the Board, President and
  Chief Executive Officer(2)
Michael W. Mattox,.......................    13,750         --              --              171,478(4)
  former President and Chief Executive
  Officer(3)
Revell L. Fraser,........................   157,917     65,000         279,330                   --
  Vice President--Marketing and Strategic
  Development
J. Chris Foretich,.......................   157,917     65,000         279,330                   --
  Vice President and Chief Information
  Officer
William B. Britain,......................   125,000     21,640              --                   --
  Regional Manager for the Mid-Atlantic
  Region(5)
Michael L. Robertson,....................   129,600         --              --                   --
  former Chief Appraisal Officer(6)


------------

(1) Unless otherwise indicated, the compensation set forth in the table does not include compensation in the form of perquisites or other personal benefits, because the aggregate value of such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the respective executive officer for the year ended December 31, 1999.

(2) Mr. Schaper has served as President and Chief Executive Officer since April 1999. Mr. Schaper was elected Chairman of the Board in January 2000.

(3) Mr. Mattox resigned as President and Chief Executive Officer in
    January 1999.

(4) Represents severance payments to Mr. Mattox.

(5) Mr. Britain has served as Regional Manager for the Mid-Atlantic Region since July 1999. Previously in 1999, Mr. Britain served as our Vice President of Finance and Operations.

(6) Mr. Robertson's employment with our company will terminate effective February 1, 2000.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth all individual grants of stock options to each of the named executive officers during the year ended December 31, 1999:


                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE AT
                       -----------------------------------------------------------               ASSUMED
                       NUMBER OF    PERCENT OF TOTAL                                          ANNUAL RATES
                       SECURITIES       OPTIONS                                        OF STOCK PRICE APPRECIATION
                       UNDERLYING      GRANTED TO                                          FOR OPTION TERM(2)
                        OPTIONS       EMPLOYEES IN     EXERCISE PRICE   EXPIRATION    -----------------------------
NAME                   GRANTED(1)         1999           PER SHARE         DATE           5%                10%
----                   ----------   ----------------   --------------   ----------    ----------         ----------
C. James Schaper.....   465,550           19.5%            $ 2.15           4/1/09    $1,636,414         $2,596,161
                         18,622             .7               2.15          5/27/99        65,217            103,846
                         41,046            1.7               3.22          11/4/09       215,287            342,810
                         49,968            2.0               8.22         11/29/09       669,047          1,065,346
                         93,110            3.7               8.22         12/29/09     1,246,698          1,985,158
Michael W. Mattox....        --             --                 --               --            --                 --
Revell L. Fraser.....   279,330           11.2               2.15          2/15/09       978,248          1,557,697
J. Chris Foretich....   279,330           11.2               2.15          2/15/09       978,248          1,557,697
William B. Britain...        --             --                 --               --            --                 --
Michael L.                   --             --                 --               --            --                 --
  Robertson..........


------------

(1) All options were granted with exercise prices equal to the fair market value of our common stock on the date of grant as determined by the board of directors.

(2) The potential realizable value is calculated based on the ten-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the price to the public in this offering could substantially exceed the potential realizable value shown in the table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    No executive officer named in the table below exercised stock options during the last fiscal year. The following table summarizes the value of the outstanding options held at December 31, 1999 by the named executive officers:


                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS AT                    OPTIONS AT
                                                       FISCAL YEAR END             FISCAL YEAR END(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
C. James Schaper...............................         --        668,297                      5,670,313
Michael W. Mattox..............................         --             --
Revell L. Fraser...............................         --        279,330                      2,751,400
J. Chris Foretich..............................         --        279,330                      2,751,400
William B. Britain.............................     29,175        157,044        299,355       1,719,537
Michael L. Robertson...........................         --             --


------------


(1) Based on the estimated fair market value of our common stock of $12.00 per share, the initial public offering price, less the exercise price payable upon exercise of the offering.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS


    We have entered into an employment agreement with C. James Schaper.
Mr. Schaper's agreement provides that he shall serve as our President and Chief Executive Officer. His employment agreement, as amended, expires April 30, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. Mr. Schaper's base salary is $250,000 per year, subject to increase by the board of directors or compensation committee.
Mr. Schaper's employment agreement provides for a bonus of $150,000 for 2000 and 50% of his annual salary for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Schaper's employment agreement, he received a grant of stock options to purchase 465,550 shares of our common stock with an exercise price of $2.15 per share. These options vest in three equal annual installments beginning on April 1, 2001. In addition, in the event that we issue securities in a financing transaction prior to an initial public offering, Mr. Schaper's employment agreement entitles him to receive options to purchase the number of shares of common stock that will enable him to maintain his same percentage ownership, at an exercise price equal to the fair market value on the date of grant. These options will vest in three equal annual installments beginning on the third anniversary of the date of the grant. If we terminate Mr. Schaper without cause or he terminates his employment for good reason within 12 months of a change in control of our company, he will be entitled to receive severance payments equal to one-half of his base salary at termination plus any prorated cash bonus for that year. Mr. Schaper's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.



    We have entered into an employment agreement with Revell L. Fraser.
Mr. Fraser's agreement provides that he will serve as our Vice President--Marketing and Strategic Development. His employment agreement expires February 8, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. In addition, Mr. Fraser may terminate his employment at any time upon 90 days prior written notice to us. Mr. Fraser's base salary is $160,000 per year, subject to increase by the board of directors or compensation committee. Mr. Fraser's employment agreement provides for a bonus of 25% of his annual salary for 1999 and for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Fraser's employment agreement, he received a grant of stock options to purchase 279,330 shares of our common stock with an exercise price of $2.15 per share. These options vest in three equal annual installments beginning on February 15, 2001. If we terminate Mr. Fraser without cause, he will be entitled to receive (a) the fair market value of the underlying securities, less the exercise price, for all vested but unexercised options, (b) the shares of common stock purchased through the exercise of stock options, and (c) any prorated cash bonus for that year. Mr. Fraser's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.



    We have entered into an employment agreement with J. Chris Foretich.
Mr. Foretich's agreement provides that he will serve as our Vice President and Chief Information Officer. His employment agreement expires February 28, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. In addition, Mr. Foretich may terminate his employment at any time upon 90 days prior written notice to us. Mr. Foretich's base salary is $160,000 per year, subject to increase by the board of directors or compensation committee. Mr. Foretich's employment agreement provides for a bonus of 25% of his annual salary for 1999 and for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Foretich's employment agreement, he received a grant of stock options to purchase 279,330 shares of our common stock with an exercise price of $2.15 per share. These shares vest in three equal annual installments beginning on February 15, 2001. If we terminate Mr. Foretich without cause, he will be entitled to receive
(a) the fair market value of the underlying securities, less the exercise price, for all vested but unexercised options, (b) the shares of common stock purchased through the exercise of stock options, and (c) any prorated cash bonus for that year. Mr. Foretich's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

    In addition, we have employment agreements with Leslie H. Schreiner, Kevin
P. Castle, Kathleen G. Bergeron and Connie C. Breeser. These agreements generally provide for four-year terms, with provisions for later termination, base salaries subject to increase by the board of directors or compensation committee, performance bonuses of a pre-determined percentage of the employees' annual salaries for 1999 and for each year thereafter upon achievement of specific performance goals an entitlement to stock options with an exercise price at the prevailing market price, and, in some cases, severance benefits upon termination of the employee by us without cause. In addition, these employment agreements also contain provisions for non-disclosure, non-competition and non-solicitation of customers or employees.


EMPLOYEE STOCK OPTION PLANS

    1997 EMPLOYEE STOCK OPTION PLAN. Our 1997 Employee Stock Option Plan provides for grants of incentive stock options and nonqualified stock options to our key employees, including officers and directors. By encouraging stock ownership, we seek to motivate these individuals to contribute to our success.


    The plan authorizes up to 4,003,730 shares of our common stock for issuance under the plan. Options to purchase 2,926,056 shares of our common stock are outstanding under this plan as of February 29, 2000 with a weighted average exercise price of $3.98 per share. If options granted under the plan expire or are terminated for any reason without being exercised, the underlying shares of our common stock will again be available for issuance under the plan.


    The compensation committee of the board of directors administers and interprets the plan. The compensation committee has the sole authority to determine the type, size and terms of the grants, including the individuals to whom grants shall be made. Grants of incentive stock options and nonqualified stock options may be made to any key employees of PRIMIS or our subsidiaries, including officers and directors who are also employees of PRIMIS or any of our subsidiaries.

    The exercise price of an option is determined by the compensation committee, but in no event can the exercise price of an incentive stock option be less than the fair market value of a share of our common stock on the date the incentive stock option is granted. The exercise price of an incentive stock option granted to an employee who owns more than 10% of our common stock may not be less than 110% of the fair market value of a share of our common stock on the date of grant.

    The compensation committee determines the term of each option, up to a maximum of ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of our common stock may not exceed five years from the date of grant.

    The compensation committee may amend or terminate the plan at any time, subject to shareholder approval if required. The plan will terminate in May 2007, unless the compensation committee terminates it earlier or extends it with approval of the shareholders.

    In the event of a change of control, whether by merger or asset sale or a sale by the shareholders of more than 50% of our total voting power, all outstanding options under the plan shall immediately vest. Upon the occurrence of a change in control event where we are not the surviving entity or where we survive only as a subsidiary of another entity, all outstanding grants shall be assumed by or replaced with comparable options or stock of the surviving corporation.


    INSPECTECH STOCK OPTION PLANS. In connection with our acquisition of InspecTech in January 2000, we converted all of InspecTech's outstanding stock options into stock options to purchase shares of our common stock. We adjusted the number of shares subject to the stock options we converted and the exercise price of these options to reflect the exchange ratio we used in the acquisition. We converted the InspecTech stock options into stock options to purchase 197,625 shares of our stock with a weighted average exercise price of $.35 per share. We will not issue any additional stock options under stock options plans or arrangements we assumed in the InspecTech acquisition.

                           RELATED PARTY TRANSACTIONS

    We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors, principal shareholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

SALES OF STOCK, NOTES AND WARRANTS


    CONVERTIBLE NOTE AND WARRANT FINANCING. In January 2000, we issued and sold $9,721,862 aggregate principal amount of convertible notes and warrants. The convertible notes bear interest at the rate of 8% per annum, and will mature six months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial public offering is completed within 6 months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the convertible notes are convertible into shares of our Series C convertible preferred stock at the option of the holder. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $8.22 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. With respect to the notes and warrants, we have assumed a conversion or exercise price of $8.22 per share.


    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:


                                                                  NOTE
                                                               CONVERSION   WARRANT
INVESTOR                                    CONVERTIBLE NOTE     SHARES      SHARES
--------                                    ----------------   ----------   --------
Windcrest Partners........................     $  600,000         72,992     25,547
Richland Ventures II, L.P.................      2,698,230        328,251    114,888
South Atlantic Private Equity Fund IV,
  Limited Partnership.....................        420,574         51,164     17,907
South Atlantic Private Equity Fund IV
  (QP), Limited Partnership...............        580,792         70,655     24,729
Moore Global Investments, Ltd.............      2,205,287        268,283     93,899
Remington Investments Strategies, L.P.....        492,942         59,968     20,989
JG Funding, LLC...........................        500,000         60,827     21,289
J. David Grissom..........................      1,994,877        242,685     84,940
Jack Tyrrell..............................         86,107         10,475      3,666
W. Patrick Ortale, III....................         43,053          5,237      1,833



    Michael E. Gellert, one of our directors, is a general partner of Windcrest Partners. Jack Tyrrell, one of our directors, is Partner of Richland Ventures II, L.P. Donald W. Burton, one of our directors, is Chairman and Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Private Equity Fund IV (QP), Limited Partnership. Alan Colner, one of our directors, has sole voting and investment power with respect to the PRIMIS securities held by Moore Global Investments, Ltd. and Remington Investments Strategies, L.P. David A. Jones, Jr. is Chairman of Chrysalis Ventures, LLC, which has sole voting and investment power with respect to the PRIMIS securities held by JG Funding, LLC, Chrysalis Ventures Limited Partnership and JG Partnership, Ltd. Mr. Jones is deemed to own greater than five percent of our common stock by virtue of his affiliation with these entities. W. Patrick Ortale, III is a partner and beneficial owner of shares of Richland
Ventures II, L.P., and is deemed to be a five percent shareholder.

    In November 1999, we issued and sold $10,011,174 aggregate principal amount of convertible notes and warrants. Our November 1999 convertible notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will mandatorily convert into shares of our common stock if this offering is completed prior to the date the notes mature, and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $8.22 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. With respect to the notes, we have assumed a conversion price of $8.22 per share. With respect to the warrants, we have assumed an exercise price of $8.22 per share.


    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include the following:


                                                CONVERTIBLE   CONVERSION   WARRANT
INVESTOR                                           NOTE         SHARES      SHARES
--------                                        -----------   ----------   --------
Windcrest Partners............................  $1,197,118      145,634     50,972
Richland Ventures II, L.P.....................   1,969,759      239,630     83,870
South Atlantic Private Equity Fund IV, Limited
  Partnership.................................     827,298      100,644     35,225
South Atlantic Private Equity Fund IV (QP),
  Limited Partnership.........................   1,142,459      138,985     48,644
Moore Global Investments, Ltd.................   1,575,807      191,704     67,096
Remington Investments Strategies, L.P.........     393,952       47,926     16,774
JG Funding, LLC...............................     500,000       60,827     21,289
J. David Grissom..............................   2,239,391      272,431     95,351
Jack Tyrrell..................................     103,594       12,602      4,410
W. Patrick Ortale, III........................      51,796        6,301      2,205



    SERIES B CONVERTIBLE PREFERRED STOCK FINANCING. In October 1999, we issued and sold an aggregate of 725,130 shares of Series B convertible preferred stock to existing investors at a purchase price per share of $6.00. The Series B shares will mandatorily convert into an aggregate of 1,350,337 shares of our common stock upon the closing of this offering. All accrued and unpaid dividends on the Series B shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.


    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:


                                                  NUMBER OF
                                                  SERIES B    CONVERSION       TOTAL        PRESENT
INVESTOR                                           SHARES       SHARES     CONSIDERATION    VALUE(1)
--------                                          ---------   ----------   -------------   ----------
Windcrest Partners..............................    87,813      163,525     $  526,878     $1,962,300
Richland Ventures II, L.P.......................    77,542      144,398        465,252      1,732,776
South Atlantic Private Equity Fund IV, Limited
  Partnership...................................    32,568       60,648        195,408        727,776
South Atlantic Private Equity Fund IV (QP),
  Limited Partnership...........................    44,974       83,750        269,844      1,005,000
Moore Global Investments, Ltd...................    63,585      118,407        381,510      1,420,884
Remington Investments Strategies, L.P...........    13,958       25,992         83,748        311,904
Casselberry Partners, L.P.......................    52,650       98,044        315,900      1,176,528
JG Funding, LLC.................................   166,667      310,367      1,000,002      3,724,404
J. David Grissom................................   164,268      305,899        985,608      3,670,788
Jack Tyrrell....................................     7,599       14,150         45,594        169,800
W. Patrick Ortale, III..........................     3,799        7,074         22,794         84,888


------------


(1)  Assuming an offering price of $12.00 per share of common stock.

Douglas F. Cobb, one of our directors, has sole voting and investment power with respect to the PRIMIS securities held by Casselberry Partners, L.P.


    SERIES A CONVERTIBLE PREFERRED STOCK FINANCING. In June 1999, we issued and sold 1,091,242 shares of Series A convertible preferred stock to existing investors who exercised options and subscription rights to purchase such shares at an exercise price per share of $4.00. The Series A shares will mandatorily convert into an aggregate of 2,032,110 shares of our common stock upon the closing of this offering. All accrued and unpaid dividends on the Series A shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.


    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:


                                                  NUMBER OF
                                                  SERIES A    CONVERSION       TOTAL        PRESENT
INVESTOR                                           SHARES       SHARES     CONSIDERATION    VALUE(1)
--------                                          ---------   ----------   -------------   ----------
Windcrest Partners..............................    62,499      116,385     $  249,996     $1,396,620
Richland Ventures II, L.P.......................   250,000      465,550      1,000,000      5,586,600
South Atlantic Private Equity Fund IV, Limited
  Partnership...................................   104,999      195,529        419,996      2,346,348
South Atlantic Private Equity Fund IV (QP),
  Limited Partnership...........................   144,999      270,017        579,996      3,240,204
Moore Global Investments, Ltd...................   204,999      381,749        819,996      4,580,988
Remington Investments Strategies, L.P...........    45,000       83,799        180,000      1,005,588
Casselberry Partners, L.P.......................    30,858       57,463        123,432        689,556
Chrysalis Ventures Limited Partnership..........    78,249      145,715        312,996      1,748,580
JG Funding, LLC.................................    28,392       52,871        113,568        634,452
J. David Grissom................................   125,000      232,775        500,000      2,793,300


------------


(1)  Assuming an offering price of $12.00 per share of common stock.


    David A. Jones, Jr. is Chairman of Chrysalis Ventures, LLC, which has sole voting and investment power with respect to the PRIMIS securities held by JG Funding, LLC, Chrysalis Ventures Limited Partnership and JG Partnership, Ltd. Mr. Jones is deemed to own greater than five percent of our common stock by virtue of his affiliation with these entities.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our common stock as of February 29, 2000, and as adjusted to reflect the sale of the shares of common stock offered in this prospectus, of:


    - each named executive officer;

    - each of our directors;

    - each person known by us to be the beneficial owner of more than five percent of our common stock; and

    - all of our executive officers and directors as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Shares of common stock issuable by us to a person or entity listed in the table pursuant to options or warrants that may be exercised within 60 days after February 29, 2000 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.


    For purposes of calculating the percentage of common stock beneficially owned by any person or entity, the number of shares deemed outstanding before this offering includes:


    - 14,420,401 shares of common stock outstanding as of February 29, 2000;



    - 4,600,136 shares of common stock issuable upon the mandatory conversion of convertible securities outstanding as of February 29, 2000, without taking into account dividends or interest accrued thereon; and



    - shares of common stock issuable upon the exercise of options and warrants which may be exercised by that person or entity within 60 days of February 29, 2000.


    For purposes of calculating the percentage beneficially owned by any person or entity, the number of shares deemed outstanding after this offering includes:

    - all shares deemed to be outstanding before this offering; and


    - 6,200,000 shares being sold in this offering.



                                                                            PERCENT BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  ------------------   ---------------   --------------
C. James Schaper..................................                --            --                --

Michael W. Mattox.................................                --            --                --

Revell L. Fraser..................................                --            --                --

J. Chris Foretich.................................                --            --                --

William B. Britain................................            63,743(1)          *                 *

Michael L. Robertson..............................           826,477(2)        4.3%              3.3%

All directors and executive officers as a group
(15 persons)......................................        13,872,687(3)       66.3              55.0

J. David Grissom..................................         3,959,884(4)       20.4              15.7

David A. Jones, Jr................................         3,229,188(5)       17.0              13.0

                                                                            PERCENT BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  ------------------   ---------------   --------------
Chrysalis Ventures Limited Partnership............         3,229,188(5)       17.0              13.0

JG Funding, LLC...................................         3,229,188(5)       16.9              13.0

JG Partnership, Ltd...............................         3,229,188(5)       17.0              13.0

Jack Tyrrell......................................         2,489,720(6)       12.7               9.9

Richland Ventures II, L.P.........................         2,307,552(7)       11.8               9.1

W. Patrick Ortale, III............................         2,398,634(8)       12.3               9.5

Michael E. Gellert................................         2,040,261(9)       10.6               8.1

Windcrest Partners................................         2,040,261(9)       10.6               8.1

Alan Colner.......................................         2,307,552(10)      11.8               9.1

Moore Global Investments, Ltd.....................         2,307,552(10)      11.8               9.1

Remington Investments.............................         2,307,552(10)      11.8               9.1

Donald W. Burton..................................         2,028,917(11)      10.5               8.0

South Atlantic Private Equity
  Fund IV, Limited Partnership....................         2,028,917(11)      10.5               8.0

South Atlantic Private Equity
  Fund IV (QP), Limited Partnership...............         2,028,917(11)      10.5               8.0

Douglas F. Cobb...................................         1,046,351(12)       5.5               4.1

Casselberry Partners, L.P.........................         1,046,351(12)       5.5               4.1


------------

*   Less than one percent.


(1) Includes 29,175 shares issuable upon the exercise of currently exercisable options at an exercise price of $1.74 per share.



(2) Includes (a) 12,163 shares to be issued upon conversion of convertible notes held by Mr. Robertson; and (b) 4,256 shares issuable upon exercise of a warrant which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Mr. Robertson's address is 2340 Santa Rita Road, Suite 4, Pleasanton, California 94566.



(3) Includes (a) an aggregate of 2,818,087 shares to be issued upon automatic conversion of convertible preferred stock; (b) an aggregate of 2,253,636 shares to be issued upon conversion of convertible notes; and (c) an aggregate of 788,772 shares issuable upon exercise of warrants which will become exercisable upon completion of this offering at an exercise price of $8.22 per share.



(4) Includes (a) 538,674 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Mr. Grissom; (b) 515,026 shares to be issued upon conversion of convertible notes held by Mr. Grissom; and (c) 180,259 shares issuable upon exercise of warrants which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Mr. Grissom's address is Suite 2510, 400 West Market Street, Louisville, Kentucky 40202.



(5) Includes (a) 2,471,236 shares owned by Chrysalis Ventures Limited Partnership, including 145,715 shares to be issued on automatic conversion of all shares of our convertible preferred stock owned by Chrysalis Ventures Limited Partnership; (b) 633,188 shares owned by JG Funding, LLC, including 363,238 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by JG Funding, 121,631 shares to be issued upon conversion of convertible notes held by JG Funding and 42,569 shares issuable upon exercise of warrants held by JG

    Funding which will become exercisable upon completion of this offering at an exercise price of $8.22 per share; and (c) 124,763 shares owned by JG Partnership, Ltd. Chrysalis Ventures, LLC, of which Mr. Jones is the Chairman and principal owner, has sole voting and investment power with respect to the shares owned by Chrysalis Ventures Limited Partnership, JG Funding and JG Partnership. The address for Mr. Jones, Chrysalis Ventures Limited Partnership, JG Funding and JG Partnership is 1650 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202.



(6) Consists of (a) 2,307,552 shares owned by Richland Ventures II, LP, including 609,948 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II, 567,781 shares to be issued upon conversion of convertible notes held by Richland Ventures II and 198,722 shares issuable upon the exercise of warrants held by Richland Ventures II, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share; and
    (b) 182,167 shares owned by Mr. Tyrrell including 14,150 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Mr. Tyrrell, 23,072 shares to be issued upon conversion of convertible notes held by Mr. Tyrrell and 8,074 shares issuable upon the exercise of warrants held by Mr. Tyrrell which will become exercisable upon completion of this offering at an exercise price of $8.22 per share.
    Mr. Tyrrell shares voting and investment power with respect to the shares owned by Richland Ventures II. The address for Mr. Tyrrell and Richland Ventures II is Suite 200, 200 31st Avenue North, Nashville, Tennessee 37203.



(7) Includes (a) 609,948 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II;
    (b) 567,781 shares to be issued upon conversion of convertible notes held by Richland Ventures II; and (c) 198,722 shares issuable upon the exercise of warrants held by Richland Ventures II, which become exercisable upon completion of this offering at an exercise price of $8.22 per share.



(8) Consists of (a) 2,307,552 shares owned by Richland Ventures II, including 609,948 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II, 567,781 shares to be issued upon conversion of convertible notes held by Richland Ventures II and 198,722 shares issuable upon the exercise of warrants held by Richland Ventures II, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share; and (b) 91,082 shares owned by Mr. Ortale including 7,074 shares to be issued upon conversion of all shares of our convertible preferred stock owned by Mr. Ortale, 11,536 shares to be issued upon conversion of convertible notes held by Mr. Ortale and 4,037 shares issuable upon the exercise of warrants held by Mr. Ortale which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Mr. Ortale shares voting and investment power with respect to the shares held by Richland Ventures II. Mr. Ortale's address is Suite 200, 200 31st Avenue North, Nashville, Tennessee 37203.



(9) Consists of (a) 2,040,261 shares owned by Windcrest Partners including 279,911 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Windcrest Partners; (b) 218,588 shares to be issued upon conversion of convertible notes held by Windcrest Partners; and (c) 76,506 shares issuable upon the exercise of warrants held by Windcrest Partners which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Mr. Gellert shares voting and investment power with respect to the shares held by Windcrest Partners. The address for Mr. Gellert and Windcrest Partners is 49th Floor, 122 E. 42nd Street, New York, New York 10168.



(10) Consists of (a) 1,884,531 shares owned by Moore Global Investments, Ltd., including 500,157 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Moore Global Investments, 459,905 shares to be issued upon conversion of convertible notes held by Moore Global Investments, and 160,966 shares issuable upon the exercise of warrants held by Moore Global Investments, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share; and (b) 423,021 shares owned by Remington Investments Strategies, LP, including 109,791 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Remington Investments Strategies, 107,875 shares to be issued upon conversion of convertible notes held by Remington Investments Strategies, and 37,756 shares issuable upon the exercise of warrants held by Remington Investments Strategies, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments. Moore Capital Advisors, L.L.C., a New York limited liability company, is the sole general partner of Remington Investment Strategies. Alan Colner is a Managing Director, Private Equity Investments, at Moore Capital Management, Inc., which is the trading advisor of Moore Global Investments. Mr. Colner does not have voting or investment power with respect to the shares of securities owned by Moore Global Investments or Remington Investment Strategies, and disclaims beneficial ownership of the shares. The address of Moore Capital Management, Inc. is 1251 Avenue of the Americas, New York, NY 10020.



(11) Consists of (a) 852,146 shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, including 256,177 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by South Atlantic Private Equity Fund IV, Limited Partnership, 151,782 shares to be issued upon conversion of convertible notes held by South Atlantic Private Equity Fund IV, Limited Partnership, and 53,124 shares issuable upon exercise of warrants held by South Atlantic Private Equity Fund IV, Limited Partnership, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share; and (b) 1,176,770 shares beneficially owned by South Atlantic Private Equity Fund IV (QP), Limited Partnership, including 353,767 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by South Atlantic Private Equity Fund IV (QP), Limited Partnership, 209,603 shares to be issued upon conversion of convertible notes held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, and 73,361 shares issuable upon exercise of warrants held by South Atlantic Private Equity Fund IV
    (QP), Limited Partnership, which will become exercisable upon completion of this offering at an exercise price of $8.22 per share. Mr. Burton has sole voting and investment power with respect to the shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, and South Atlantic Private Equity Fund IV (QP), Limited Partnership. The mailing address for Mr. Burton, South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Private Equity Fund IV (QP), Limited Partnership is 614 West Bay Street, Tampa, Florida 33606.



(12) Consists of 1,046,351 shares owned by Casselberry Partners, L.P., including 155,508 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Casselberry Partners. Mr. Cobb has sole voting and investment power with respect to the shares owned by Casselberry Partners. The mailing address for Mr. Cobb and Casselberry Partners is 12206
    E. Osage Rd., Louisville, Kentucky 40223.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The following description of our capital stock and provisions of our articles of incorporation and our bylaws are summaries thereof and are qualified by reference to our articles of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.



    The total amount of our authorized capital stock consists of 108,000,000 shares, of which 100,000,000 have been designated common stock, par value $0.01 per share, and 8,000,000 have been designated preferred stock, par value $0.01 per share. Upon completion of this offering, all 1,816,372 shares of convertible preferred stock outstanding will be converted into common stock. After completion of this offering, there will be 25,220,537 shares of common stock issued and outstanding based on the 14,420,401 shares outstanding as of February 29, 2000 and including the 6,200,000 shares of common stock being sold by us in this offering and the 4,600,136 shares of common stock issuable upon conversion of our outstanding convertible preferred stock and mandatorily convertible notes, based on the stated values and conversion prices of each of the outstanding series of convertible preferred stock and mandatorily convertible notes as discussed below, but not taking into account dividends or interest accrued thereon.


COMMON STOCK

    All outstanding shares of our common stock are fully paid and non-assessable. Subject to the prior rights of the holders of our preferred stock, the holders of our common stock are entitled to receive dividends at a time and in such amounts as our board of directors may determine. The shares of our common stock are not convertible and holders thereof have no preemptive or subscription rights to purchase any of our securities, nor will holders be entitled to the benefits of any redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata all of our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock which is then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders.

PREFERRED STOCK


    We are authorized to issue 8,000,000 shares of preferred stock. 1,200,000 shares are currently designated Series A convertible preferred stock, of which 1,091,242 shares are currently issued and outstanding. 3,000,000 shares are currently designated Series B convertible preferred stock, of which 725,130 shares are currently issued and outstanding. 2,500,000 shares are currently designated Series C convertible preferred stock, of which no shares are currently issued and outstanding. The Series A convertible preferred stock currently has a stated value of $4.00 per share and a conversion price of $2.15 per share, the Series B convertible preferred stock currently has a stated value of $6.00 per share and a conversion price of $3.22 per share, and the Series C convertible preferred stock currently has a stated value of $15.31 per share and a conversion price of $8.22 per share.



    Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of our company to the holders of the common stock, an amount equal to the greater of (i) for each share of preferred stock, the stated value of such share, plus accrued and unpaid dividends thereon, or (ii) for each share of preferred stock, the amount distributable for each share of common stock to all holders thereof (assuming all shares of the series of preferred stock had been converted to common stock), plus accrued and upaid dividends on the preferred stock. If upon the occurrence of such event, the assets and funds distributed are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then holders of

Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock shall receive distributions in equal parity and in proportion to the amount each would have received had there been sufficient funds to permit the payment to such holders of the full aforesaid preferential amount.



    All 1,816,372 shares of our convertible preferred stock outstanding will be mandatorily converted into 3,382,447 shares of common stock and none of the 8,000,000 shares of preferred stock that we are authorized to issue will be issued and outstanding after the completion of this offering. In addition, holders of our convertible preferred stock will be entitled to receive accrued dividends valued at the initial public offering price and payable in shares of our common stock on the day of the offering. Dividends accrue at a rate of seven percent per annum.



    Our board of directors has authority, without shareholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company. We have no current plans to issue any shares of preferred stock.


WARRANTS


    In November 1999 and January 2000, we issued warrants to purchase shares of our Series C convertible preferred stock. These warrants were issued in connection with our convertible note financing. Upon the closing of this offering, these warrants become exercisable for shares of common stock. The warrants have a five-year term from the date of issue and become exercisable upon the earlier of the following events:


    - an underwritten public offering of our common stock within 180 days from the date the warrant was issued;

    - the merger, consolidation or sale of our company, within 180 days from the date the warrant was issued; or

    - the sale of additional shares of our preferred stock in a qualifying financing.


    Under any of these circumstances, the exercise price per share would be the lesser of $8.22 or, in the case of a public offering or qualifying financing, the price at which the shares of stock were sold in this financing.



    If we fail to complete a public offering of our common stock or a qualifying financing, and we are not sold, within 180 days from the date a warrant is issued, the warrant can be exercised for shares of our Series C convertible preferred stock at an exercise price of $3.22 per share.



    A total of 426,190 shares are issuable under the warrants issued in November 1999, and a total of 413,873 shares are issuable under the warrants issued in January 2000. These warrants include a cashless exercise feature, and the holders are entitled to customary antidilution protection, including adjustments to the number of shares issuable upon exercise of the warrants in the event of a subdivision or combination of stock or payment of a stock dividend.



    In connection with our acquisition of InspecTech in January 2000, we converted all of InspecTech's outstanding warrants into warrants exercisable for shares of our common stock. We adjusted the number of shares subject to the warrants we converted and the exercise price of these warrants to reflect the exchange ratio we used in the acquisition. We converted the InspecTech warrants into warrants to purchase 10,994 shares of our common stock with a weighted average exercise price of $7.51 per share.


ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

    The Georgia Business Corporation Code, or GBCC, generally restricts a corporation from entering into certain business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock, or its affiliates, for a period of five years after the date on which the shareholder became an interested shareholder, unless:

    - the transaction is approved by the board of directors of the corporation prior to the date the person became an interested shareholder;

    - the interested shareholder acquires 90% of the corporation's voting stock in the same transaction in which it exceeds 10%; or

    - subsequent to becoming an interested shareholder, the shareholder acquires 90% of the corporation's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the transaction.

    The fair price provisions of the GBCC further restrict business combination transactions with 10% shareholders. These provisions require that the consideration paid for stock acquired in the business combination must meet specified tests that are designed to ensure that shareholders receive at least fair market value for their shares in the business combination.

    The interested shareholder and fair price provisions of the GBCC do not apply to a corporation unless the bylaws of the corporation specifically provide that these provisions are applicable to the corporation. We have elected to be covered by these provisions in our bylaws.

    In addition, some provisions of our articles of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might deem to be in his best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

    CLASSIFIED BOARD OF DIRECTORS. Under our articles of incorporation, our board of directors is divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help ensure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors even where such acquisitions could have resulted in increased value to our shareholders. In addition, the classified board provision could delay shareholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

    SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS. Our shareholders may not take action, outside of a duly called annual or special meeting, by less than unanimous written consent. Our bylaws further provide that special meetings of our shareholders may be called only upon the written request of 25% of the votes entitled to be cast on an issue.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide us timely notice in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting, provided, that if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 70 calendar days after this anniversary, notice by the shareholder, to be timely, must be so received not earlier than 120 days prior to such annual meeting nor later than the later of:

    - 90 days prior to the annual meeting of shareholders; or

    - 10 days following the date on which notice of the date of the meeting is made public.

    Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to certain limitations imposed by the Nasdaq Stock Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our articles of incorporation provide for the indemnification of our current and former officers and directors in accordance with the GBCC. The GBCC empowers a corporation to indemnify a director against liability arising from official acts if the director acted in good faith and reasonably believed that his conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was at least not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit. The GBCC permits a corporation to indemnify an officer to the same extent as a director.

    Our bylaws provide for indemnification against liability for each director or officer acting in a manner he believed in good faith to be in, or not opposed to, our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Our bylaws also provide for indemnification against liability for any individual's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in, and beneficiaries of, the plan. Our bylaws also provide that we will not indemnify an individual in connection with a derivative proceeding in which that individual was adjudged liable to us on the basis that personal benefit was improperly received by him unless that individual is fairly and reasonably entitled to indemnification. Our bylaws also require us to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if that individual furnishes us with a written affirmation of his good faith belief that he has met the standard of conduct required for indemnification and also furnishes to us a written undertaking to repay any advances made if it is determined that that person is not entitled to indemnification.

REGISTRATION RIGHTS


    We have entered into registration rights agreements with holders of an aggregate of 17,921,237 shares of common stock, including shares issuable upon conversion or exercise of outstanding convertible preferred stock, convertible notes and warrants. The holders of 25% or more of the registrable securities are entitled to demand that we register their registrable securities under the

Securities Act. We are not required to effect more than two registrations pursuant to these demand registration rights. These holders are also entitled to require us to include their registrable securities in registration statements that we may file for the purpose of offering shares to the public, including this offering. The holders of these registration rights have agreed to waive their registration rights with respect to this offering. The registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of registrable securities will be restricted from exercising their demand rights until 180 days after the date of this prospectus. We are required to bear the expense of such registrations, except for any underwriting discounts and commissions which may be borne by the selling shareholders in proportion to the number of shares sold. Registration of any of the registrable securities will result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is First Union National Bank.

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
                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, there will be 25,220,537 shares of common stock outstanding, including shares of common stock to be issued upon conversion of all of our outstanding convertible preferred stock and our mandatorily convertible notes. Of these shares, the 6,200,000 shares sold in this offering will be freely tradable upon completion of this offering. The remaining 19,020,538 shares of common stock outstanding are "restricted securities" under Rule 144 of the Securities Act of 1933 and are subject to the lock-up agreements and Rule 144 restrictions discussed below.


    Shares of our common stock will become eligible for sale in the public market as follows:


       NUMBER OF SHARES:         DATE SHARES BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET:
       -----------------         ------------------------------------------------------------
 6,200,000.....................  These shares will be freely tradable without restriction as of the date of this prospectus.

16,606,971.....................  These shares are subject to 180-day lock-up agreements and will be eligible for resale commencing 181 days after the
                                 date of this prospectus. However, 15,796,914 of these shares are held by affiliates and are subject to the provisions of
                                 Rule 144 that limit the amount of securities that may be
                                 sold in any three-month period.

 2,413,567.....................  These shares are restricted. However, of these shares,
                                 902,371 are eligible to be sold as of the date of this
                                 prospectus pursuant to Rule 144 and the remainder will
                                 become eligible for sale at various times thereafter.


    In general, under Rule 144, a shareholder, including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in our common stock during a four calendar week period, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from PRIMIS, or the date they were acquired from an affiliate of PRIMIS, a shareholder who is not an affiliate of PRIMIS at the time of sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.


    Our directors and officers and shareholders holding an aggregate of 18,629,102 shares of our common stock, including shares issuable upon conversion of our convertible securities, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Bear, Stearns & Co. Inc. may agree to release any or all of the shares of common stock from these lock-up agreements at any time.



    Any of our employees who purchased shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of February 29, 2000, the holders of options exercisable for approximately 248,030 shares of common stock will be eligible to sell their shares after 90 days from the completion of this offering. The holders of the remaining outstanding options will be able to sell their shares on the expiration of the 180-day lockup period or at various dates thereafter subject to vesting of such options. In addition, the holders of warrants exercisable for approximately 851,058 shares of common stock will be eligible to sell their shares pursuant to Rule 144 at various times after 90 days after the date of this prospectus.


    We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our Employee Stock Option Plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of common stock under our Employee Stock Option Plan. In addition, we may issue shares of common stock in connection with any acquisition of, or strategic relationship with, another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.


    Following this offering, holders of an aggregate of 17,921,237 shares of our common stock, including shares issuable upon conversion of our convertible securities, will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares in any future registration of our securities.

                                  UNDERWRITING

UNDERWRITING AGREEMENT

    Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., U.S. Bancorp Piper Jaffray Inc. and J.C. Bradford & Co., has severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:


UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc.....................................
U.S. Bancorp Piper Jaffray Inc..............................
J.C. Bradford & Co..........................................
[others]....................................................
                                                                 ---------
  Total.....................................................     6,200,000
                                                                 =========


    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

PUBLIC OFFERING PRICE

    The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus
and at that price less a concession not in excess of $      per share of common
stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow,
concessions not in excess of $      per share of common stock to certain other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                                  TOTAL
                                                                          ---------------------
                                                                           WITHOUT      WITH
                                                                            OVER-       OVER-
                                                              PER SHARE   ALLOTMENT   ALLOTMENT
                                                              ---------   ---------   ---------
Public offering price.......................................   $           $           $
Underwriting discounts and commissions payable by us........
                                                               -------     -------     -------
Proceeds, before expenses, to us............................   $           $           $
                                                               =======     =======     =======

    The underwriting discounts and commissions per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

    We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.7 million.


OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES


    We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 930,000 additional shares of our common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.


INDEMNIFICATION AND CONTRIBUTION

    The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

LOCK-UP AGREEMENTS


    Our directors and officers and shareholders holding an aggregate of 18,629,102 shares of common stock, including shares issuable upon conversion of convertible securities, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns &
Co. Inc. for a period of 180 days from the date of this prospectus.



    In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock under our Employee Stock Option Plan.


NASDAQ STOCK MARKET QUOTATION

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in those negotiations, the primary factors will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for the quotation of our common stock on the Nasdaq Stock Market, under the symbol "PRMZ." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

STABILIZATION, SYNDICATE SHORT POSITION AND PENALTY BIDS

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

RESERVED SHARE PROGRAM


    At our request, the underwriters have reserved for sale at the initial public offering price up to five percent of the shares of common stock to be sold in this offering for sale to our directors and director nominees, selected officers and employees, selected vendors, channel partners, customers and friends or relatives of such persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of common stock offered by this prospectus will be passed upon for PRIMIS, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters in connection with the offering will be passed upon by Morris, Manning & Martin, L.L.P., counsel to the underwriters listed on the cover page of this prospectus.

                                    EXPERTS




    The consolidated financial statements of PRIMIS, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of Bliss Associates, Inc. as of December 31, 1999, and for the year ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of InspecTech Corporation as of December 31, 1998 and 1999, and for the two years ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given authority of said firm as experts in auditing and accounting.



    The financial statements of E.T. Jones & Associates, Inc. for the period from January 1, 1999 to August 31, 1999, included in this prospectus have been so included in reliance in the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of Stewart Title of Birmingham, Inc. for the period from January 1, 1999 to August 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of The William Fall Group, Inc. for the period from January 1, 1999 to February 28, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of Kushner & Robertson, Inc. for the period from January 1, 1998 to June 14, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.


    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. These reports, proxy and information statements and other information will be available for inspection and copying at the SEC's Public Reference Room and its web site as described above.


    We intend to furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

    We also maintain an Internet site at http://www.primis.com. OUR WEB SITE AND THE INFORMATION CONTAINED THEREIN OR CONNECTED THERETO WILL NOT BE DEEMED TO BE INCORPORATED INTO THIS PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH IT FORMS A PART.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
PRIMIS, INC.
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-4
Statement of Changes in Shareholders' Equity for the Years
  Ended December 31, 1997, 1998 and 1999....................     F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-6
Notes to Consolidated Financial Statements..................     F-7

BLISS ASSOCIATES, INC.
Report of Independent Accountants...........................    F-19
Balance Sheet as of December 31, 1999.......................    F-20
Statement of Operations for the Year Ended December 31,
  1999......................................................    F-21
Statement of Changes in Shareholders' Equity for the Year
  Ended December 31, 1999...................................    F-22
Statement of Cash Flows for the Year Ended December 31,
  1999......................................................    F-23
Notes to Financial Statements...............................    F-24

INSPECTECH CORPORATION
Report of Independent Accountants...........................    F-27
Balance Sheets as of December 31, 1998 and 1999.............    F-28
Statements of Operations for the Years Ended December 31,
  1998 and 1999.............................................    F-29
Statement of Changes in Shareholders' Equity (Deficit) for
  the Years Ended December 31, 1999 and 1998................    F-30
Statements of Cash Flows for the Years Ended December 31,
  1998 and 1999.............................................    F-31
Notes to Financial Statements...............................    F-32

E.T. JONES & ASSOCIATES, INC.
Report of Independent Accountants...........................    F-40
Statement of Operations for the Period January 1, 1999
  through August 31, 1999...................................    F-41
Statement of Changes in Shareholders' Equity for the Period
  January 1, 1999 through August 31, 1999...................    F-42
Statement of Cash Flows for the Period January 1, 1999
  through August 31, 1999...................................    F-43
Notes to Financial Statements...............................    F-44

STEWART TITLE OF BIRMINGHAM, INC.
Report of Independent Accountants...........................    F-46
Statement of Operations for the Period January 1, 1999
  through August 31, 1999...................................    F-47
Statement of Cash Flows for the Period January 1, 1999
  through August 31, 1999...................................    F-48
Notes to Financial Statements...............................    F-49

THE WILLIAM FALL GROUP, INC.
Report of Independent Accountants...........................    F-51
Statement of Operations for the Period January 1, 1999
  through February 28, 1999.................................    F-52
Statement of Changes in Shareholders' Equity for the Period
  January 1, 1999 through February 28, 1999.................    F-53
Statement of Cash Flows for the Period January 1, 1999
  through February 28, 1999.................................    F-54
Notes to Financial Statements...............................    F-55

KUSHNER & ROBERTSON, INC.
Report of Independent Accountants...........................    F-57
Statement of Operations for the Period January 1, 1998
  through June 14, 1998.....................................    F-58
Statement of Changes in Shareholders' Equity for the Period
  January 1, 1998 through June 14, 1998.....................    F-59
Statement of Cash Flows for the Period January 1, 1998
  through June 14, 1998.....................................    F-60
Notes to Financial Statements...............................    F-61

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of PRIMIS, Inc.



    The recapitalization described in Note 1 to the financial statements has not been consummated at March 10, 2000. When it has been consummated, we will be in a position to furnish the following report:



    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PRIMIS, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion of these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."



PricewaterhouseCoopers



Atlanta, Georgia
March 10, 2000

                         PRIMIS, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                        AS OF DECEMBER 31, 1998 AND 1999



                                                                 AS OF DECEMBER 31,
                                                              -------------------------
ASSETS                                                           1998          1999
------                                                        -----------   -----------
Current assets
  Cash and cash equivalents.................................  $ 3,683,836   $ 8,993,957
  Certificate of deposit....................................      560,000            --
  Accounts receivable, less allowance for doubtful Accounts
    of approximately $449,000 and $803,000 at December 31,
    1998 and 1999, respectively.............................    2,979,446     3,283,256
  Prepaid expenses and other................................       98,043       292,725
                                                              -----------   -----------
      Total current assets..................................    7,321,325    12,569,938

Property and equipment, net.................................      753,767     3,208,560
Capitalized software, net...................................           --       167,902
Intangible assets, net......................................    6,782,087    11,017,211
Security deposits and other assets..........................       58,059       631,982
                                                              -----------   -----------
      Total assets..........................................  $14,915,238   $27,595,593
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................  $   607,428   $ 2,010,414
  Accrued bonuses...........................................      253,766     1,134,386
  Current portion of long-term debt.........................      235,706       616,923
  Current portion of long-term debt to related parties......      356,058    11,625,984
                                                              -----------   -----------
      Total current liabilities.............................    1,452,958    15,387,707
Long-term debt..............................................      497,665       836,751
Long-term debt to related parties...........................      499,242     2,261,533
                                                              -----------   -----------
      Total liabilities.....................................    2,449,865    18,485,991
Series A convertible preferred stock, $.01 par value,
  1,200,000 shares authorized, 0 and 1,091,242 shares issued and outstanding at December 31, 1998 and 1999,
  respectively..............................................           --     4,543,202
Series B convertible preferred stock, $.01 par value,
  3,000,000 shares authorized, 0 and 725,130 shares issued
  and outstanding at December 31, 1998 and 1999,
  respectively..............................................           --     4,401,542

Commitments and contingencies (Note 6)

Shareholders' equity
  Common stock, $.01 par value, 100,000,000 shares
    authorized, 12,958,754 and 13,181,901 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................      129,588       131,820
Additional paid-in-capital..................................   17,190,169    17,530,511
Accumulated deficit.........................................   (4,854,384)  (17,497,473)
                                                              -----------   -----------
      Total shareholders' equity............................   12,465,373       164,858
                                                              -----------   -----------
      Total liabilities and shareholders' equity............  $14,915,238   $27,595,593
                                                              ===========   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                  FOR THE YEARS ENDED 31, 1997, 1998 AND 1999



                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1997           1998           1999
                                                       -----------   ------------   ------------
Revenues.............................................  $ 4,155,116   $ 14,355,790   $ 23,415,806
Cost of revenues.....................................    2,537,400      7,823,800     13,070,434
                                                       -----------   ------------   ------------
Gross profit.........................................    1,617,716      6,531,990     10,345,372
Operating expenses
  Selling, general and administrative................    2,517,956      7,350,183     20,486,326
  Research and development...........................      122,508        205,648             --
  Depreciation and amortization......................      217,722        522,334      2,265,053
                                                       -----------   ------------   ------------
    Total operating expenses.........................    2,858,186      8,078,165     22,751,379
                                                       -----------   ------------   ------------
Operating loss.......................................   (1,240,470)    (1,546,175)   (12,406,007)
Other income and expense
  Interest and other income..........................       45,256        155,481        181,103
  Interest expense...................................       (3,461)       (24,323)      (418,185)
                                                       -----------   ------------   ------------
    Loss before provision for income taxes...........   (1,198,675)    (1,415,017)   (12,643,089)
Provision for income taxes...........................           --             --             --
                                                       -----------   ------------   ------------
Net loss.............................................   (1,198,675)    (1,415,017)   (12,643,089)
                                                       -----------   ------------   ------------
Preferred stock dividend.............................           --             --       (228,994)
                                                       -----------   ------------   ------------
Net loss applicable to common shareholders...........  $(1,198,675)  $ (1,415,017)  $(12,872,083)
                                                       ===========   ============   ============
Net loss per common and common equivalent
  shares--basic and diluted..........................  $      (.23)  $       (.15)  $       (.99)
                                                       ===========   ============   ============
Weighted average common and common equivalent shares
  outstanding--basic and diluted.....................    5,214,370      9,150,756     13,013,743



  The accompanying notes are an integral part of these consolidated financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                             PREFERRED STOCK          COMMON STOCK        ADDITIONAL    RECEIVABLE
                                          ---------------------   ---------------------     PAID-IN        FROM       ACCUMULATED
                                           SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL     SHAREHOLDER     DEFICIT
                                          --------   ----------   ----------   --------   -----------   -----------   ------------
Balance at December 31, 1996............   782,124   $1,467,449    3,724,400   $ 37,244   $ 1,631,978   $  (106,504)  $ (1,918,656)
  Issuance of common stock..............                           2,715,706     27,157     1,722,843
  Exchange of note receivable from
    shareholder and related accrued
    interest for common stock...........                            (186,220)    (1,862)      (98,138)      106,504
  Net loss..............................                                                                                (1,198,675)
                                          --------   ----------   ----------   --------   -----------   -----------   ------------
Balance at December 31, 1997............   782,124    1,467,449    6,253,886     62,539     3,256,683            --     (3,117,331)
  Issuance of common stock..............                           5,400,380     54,004    11,557,046
  Exercise of options...................                             372,440      3,724       396,276
  Conversion of Class A Preferred
    stock...............................  (782,124)  (1,467,449)     932,048      9,321     1,780,164                     (322,036)
  Compensation expense..................                                                      200,000
  Net loss..............................                                                                                (1,415,017)
                                          --------   ----------   ----------   --------   -----------   -----------   ------------
Balance at December 31, 1998............        --           --   12,958,754    129,588    17,190,169            --     (4,854,384)
  Issuance of common stock..............                             223,147      2,232       569,336
  Dividends on Series A Preferred
    stock...............................                                                     (178,234)
  Dividends on Series B Preferred
    stock...............................                                                      (50,760)
  Net loss..............................                                                                               (12,643,089)
                                          --------   ----------   ----------   --------   -----------   -----------   ------------
Balance at December 31, 1999............        --   $       --   13,181,901   $131,820   $17,530,511   $        --   $(17,497,473)
                                          ========   ==========   ==========   ========   ===========   ===========   ============

                                              TOTAL
                                          SHAREHOLDERS'
                                             EQUITY
                                          -------------
Balance at December 31, 1996............  $  1,111,511
  Issuance of common stock..............     1,750,000
  Exchange of note receivable from
    shareholder and related accrued
    interest for common stock...........         6,504
  Net loss..............................    (1,198,675)
                                          ------------
Balance at December 31, 1997............     1,669,340
  Issuance of common stock..............    11,611,050
  Exercise of options...................       400,000
  Conversion of Class A Preferred
    stock...............................            --
  Compensation expense..................       200,000
  Net loss..............................    (1,415,017)
                                          ------------
Balance at December 31, 1998............    12,465,373
  Issuance of common stock..............       571,568
  Dividends on Series A Preferred
    stock...............................      (178,234)
  Dividends on Series B Preferred
    stock...............................       (50,760)
  Net loss..............................   (12,643,089)
                                          ------------
Balance at December 31, 1999............  $    164,858
                                          ============



  The accompanying notes are an integral part of these consolidated financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Cash flow from operating activities
  Net loss............................................  $(1,198,675)  $(1,415,017)  $(12,643,089)
  Adjustment to reconcile net loss to net cash used in
    operating activities
    Depreciation and amortization.....................      217,722       522,334      2,265,053
    Provision for doubtful accounts...................       26,022       458,534        354,507
    Write-off of receivables..........................                                   825,916
    Noncash interest expense on notes payable.........           --         5,868        118,933
    Compensation expense for stock options granted....           --       200,000          1,800
    Changes in operating assets and liabilities
      Accounts receivable.............................     (518,934)   (2,000,804)    (1,218,188)
      Other assets....................................      (99,262)       49,090       (404,792)
      Accounts payable and accrued expenses...........      336,466       244,582      2,203,041
                                                        -----------   -----------   ------------
        Net cash used in operating activities.........   (1,236,661)   (1,935,413)    (8,496,819)
                                                        -----------   -----------   ------------
Cash flow from investing activities
  Purchases of property and equipment.................      (84,457)     (268,877)    (3,116,895)
  Partial redemption of certificate of deposit........           --            --        170,553
  Cash paid for business acquisitions.................     (324,596)   (3,466,823)    (2,254,205)
  Purchase of certificate of deposit..................           --      (560,000)            --
                                                        -----------   -----------   ------------
        Net cash used in investing activities.........     (409,053)   (4,295,700)    (5,200,547)
                                                        -----------   -----------   ------------
Cash flow from financing activities
  Payments on long-term debt..........................      (94,891)     (288,767)      (974,553)
  Payment of capital lease obligation.................           --       (27,639)      (254,172)
  Proceeds from issuance of convertible debt..........           --            --     10,011,174
  Proceeds from issuance of stock.....................    1,750,000     8,994,132      8,731,126
  Proceeds from long-term debt........................           --       560,000      1,493,912
                                                        -----------   -----------   ------------
        Net cash provided by financing activities.....    1,655,109     9,237,726     19,007,487
                                                        -----------   -----------   ------------
Net increase in cash..................................        9,395     3,006,613      5,310,121
Cash at beginning of period...........................      667,828       677,223      3,683,836
                                                        -----------   -----------   ------------
Cash at end of period.................................  $   677,223   $ 3,683,836   $  8,993,957
                                                        ===========   ===========   ============
Supplemental cash flow information
  Cash paid for interest..............................  $     3,461   $     3,858   $    101,813



  The accompanying notes are an integral part of these consolidated financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



    We are a national provider of appraisals, title searches, flood determination, valuation tools and other property information services. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and general economic conditions.



BASIS OF PRESENTATION



    The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries from the date of acquisition after elimination of intercompany transactions.



    On March 9, 2000, our Board of Directors approved a 1.8622-for-one split of our common stock. This split will be effected through a stock dividend and will be effective concurrent with the consummation of a proposed initial public offering. The accompanying financial statements give retroactive effect for this stock split as if it occurred at inception of the Company.



    Our financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and the settlement of liabilities in the normal course of business. We have recognized recurring losses and negative cash flows from operations since our inception. Historically, we have funded our cash needs by issuance of securities to related parties. We believe that continued private financings or an initial public offering of common stock and the successful commercialization of our products and services will generate sources of liquidity and adequate capital to meet our annual cash needs.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported and disclosures made in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and net realizable value of intangible assets capitalized software and property and equipment, the allowance for doubtful accounts and income taxes.



CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1998 and 1999 consist of funds on deposit with banks.



PROPERTY AND EQUIPMENT



    Property and equipment, including certain equipment acquired under capital leases, are stated at cost. Property and equipment are depreciated using the double-declining balance method over the assets' expected useful lives which range from three to seven years. Assets acquired under capital leases are amortized over the term of the underlying lease. Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Such amounts are included in depreciation expense. Maintenance and repairs are charged to expense as incurred.

                         PRIMIS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CAPITALIZED SOFTWARE



    In fiscal 1999, we adopted AICPA Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE," which requires the capitalization of certain costs incurred in the development of internal-use software. Software development costs are amortized using the straight-line method over the assets' expected useful lives of three years. There were no software development costs in 1997 and 1998 and $192,000 in 1999. Amortization expense for 1999 was $23,000.



    The carrying value of software and development costs is regularly reviewed, and a loss is recognized when the value of estimated undiscounted cash flow benefit arising from the asset falls below the unamortized cost.



INCOME TAXES



    We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109").



    Under the SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



    The Company provides a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.



INTANGIBLE ASSETS



    Intangible assets consist of covenants not to compete and excess of costs over the fair value of net assets acquired relating to acquired businesses. Non-compete agreements are amortized on a straight-line basis over a period of four to six years. The amortization period is commensurate with the life of the underlying non-compete agreement with each respective party. The excess of costs over the fair value of net assets acquired is goodwill. We believe that each acquisition contributed indistinguishable synergistic qualities which generated value at the enterprise level. The excess of costs over the fair value of net assets acquired is amortized on a straight-line basis over 15 years for the years ended December 31, 1997 and 1998 and are amortized on a straight line basis over eight years for the year ended December 31, 1999.



    The lives established for these assets are a composite of many factors which are subject to change because of the nature of our operations. This is particularly true for costs in excess of net assets acquired which reflect value attributable to the going concern nature of acquired businesses, the stability of their operations, market presence and reputation.



    At each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired. If events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable, we estimate the future cash flows, as an undiscounted basis, expected to result from the use of the assets. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. We do not believe that there are any facts or circumstances indicating impairment of intangible assets at December 31, 1999.



    In accordance with our accounting policies for intangible assets, we evaluate whether changes in events and circumstances warrant revised estimates for these assets. During 1999, we made a determination regarding the remaining useful lives of goodwill. We considered the changes that

                         PRIMIS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


occurred in 1999, specifically, the changes in the nature of our business model, web-based business-to-business strategy, new management, national versus local customer sales and marketing, delivery methodology and increased competition in a web-based environment. Based upon our assessment, we reduced the useful life for the costs in excess of net assets acquired to eight years from 15 years, effective January 1, 1999. Goodwill for businesses acquired during 1999 has been recorded based on an eight year life. The unamortized cost for pre-1999 acquisitions are amortized over the lesser of the remaining useful life or eight years. The impact of this change in estimate is included in our statement of operations for the year ended December 31, 1999. The change in estimate increased amortization expense by $475,000 for the year ended December 31, 1999 and would have increased amortization expense by $17,000 and $259,000 for the years ended December 31, 1997 and 1998, respectively.



REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based upon our assessment of collectibility.



    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We provide for an allowance for doubtful accounts which are estimated to be uncollectible.



FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amounts reported in the balance sheet for our financial instruments approximate fair values.



ADVERTISING EXPENDITURES



    We expense the cost of advertising programs when incurred. Advertising expense was approximately $12,000, $23,000 and $441,000 in 1997, 1998 and 1999,
respectively.



OTHER MATTERS



    Certain prior years amounts have been reclassified to conform to current year presentation.



2. PROPERTY AND EQUIPMENT



    At December 31, 1998 and 1999, property and equipment consisted of the following:



                                                          1998         1999
                                                       ----------   ----------
Office and computer equipment........................  $1,408,406   $3,270,858
Furniture............................................     289,667      642,971
Leasehold improvements...............................      32,571      139,125
Software.............................................          --      653,436
                                                       ----------   ----------
                                                        1,730,644    4,706,390
Less: Accumulated depreciation and amortization......    (976,877)  (1,497,830)
                                                       ----------   ----------
  Property and equipment, net........................  $  753,767   $3,208,560
                                                       ==========   ==========



    Depreciation expense was $167,000, $259,000 and $769,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

                         PRIMIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3. ACQUISITIONS



    During the years ended December 31, 1997, 1998 and 1999, we consummated the following acquisitions:



                                                         PER SHARE
                                                         FAIR VALUE   SHARES OF
                                                         OF PRIMIS      COMMON
                                       ACQUISITION         COMMON       STOCK         NOTES
BUSINESS ACQUIRED                          DATE          STOCK (3)      ISSUED     PAYABLE (2)   EARNOUT       CASH
-----------------                   ------------------   ----------   ----------   -----------   --------   ----------
Carr, Fleming & Associates,
  Inc.............................  May 12, 1997                                   $   79,929               $   23,521
Executive Appraisal Services......  August 4, 1997                                    100,983                   22,960
Thomas Brown, III.................  September 1, 1997                                                           35,580
Management Plus, Inc..............  October 31, 1997                                  284,174                   60,958
Graham-Foster & Associates........  November 20, 1997                                 153,769                   40,000
Suncoast Appraisal Group..........  December 10, 1997                                  86,130                  100,000
John B. Kennedy...................  December 15, 1997                                 105,000                   25,000
Kushner & Robertson...............  June 18, 1998          $ 2.15      1,395,349                             3,000,000
Pardu, Heid, Church, Smith &
  Waller..........................  December 1, 1998                                                           775,000
The William Fall Group............  February 26, 1999                                 766,557                  369,362
First Houston Appraisals, Inc.....  April 1, 1999                                     415,520                  249,052
Cramer Property Services, Inc.....  September 3, 1999        3.22         18,693      356,000                  427,339
E.T. Jones & Associates, Inc......  September 29, 1999       2.15         93,023    1,000,000                  847,896
Stewart Title of Birmingham,
  Inc.............................  September 29, 1999       2.15         93,023      600,000    $500,000      217,716
Fournier, Crane & Associates......  December 3, 1999         8.22         18,249      125,000                  285,774
                                                                      ----------   ----------    --------   ----------
  Total...........................                                     1,618,337   $4,073,062    $500,000   $6,480,158
                                                                      ==========   ==========    ========   ==========

                                                                                   EXCESS OF
                                                                                   COST OVER
                                                                                 FAIR VALUE OF
                                                                                  NET ASSETS
                                                    FAIR VALUE                     ACQUIRED
                                                      OF NET                         LESS
                                                     TANGIBLE    INDENTIFIABLE   INDENTIFIABLE
                                        TOTAL         ASSETS      INTANGIBLE      INTANGIBLE
BUSINESS ACQUIRED                   CONSIDERATION    ACQUIRED       ASSETS          ASSETS
-----------------                   -------------   ----------   -------------   -------------
Carr, Fleming & Associates,
  Inc.............................   $   103,450    $   13,933                    $    89,517
Executive Appraisal Services......       123,943        33,985                         89,958
Thomas Brown, III.................        35,580         7,848                         27,732
Management Plus, Inc..............       345,132        45,458                        299,674
Graham-Foster & Associates........       193,769        27,170                        166,599
Suncoast Appraisal Group..........       186,130        30,954                        155,176
John B. Kennedy...................       130,000            --                        130,000
Kushner & Robertson...............     6,000,000       944,003    $  914,000        4,141,997
Pardu, Heid, Church, Smith &
  Waller..........................       775,000        68,052       228,600          478,348
The William Fall Group............     1,135,919       431,053       105,700          599,166
First Houston Appraisals, Inc.....       664,572        19,607        96,700          548,265
Cramer Property Services, Inc.....       843,531        17,843       124,000          701,688
E.T. Jones & Associates, Inc......     2,047,896         5,749       306,300        1,735,847
Stewart Title of Birmingham,
  Inc.............................     1,017,716(1)     76,000       141,300          800,416
Fournier, Crane & Associates......       560,781        18,000        81,400          461,381
                                     -----------    ----------    ----------      -----------
  Total...........................   $14,163,419    $1,739,655    $1,998,000      $10,425,764
                                     ===========    ==========    ==========      ===========

                         PRIMIS, INC. AND SUBSIDIARIES

3. ACQUISITIONS (CONTINUED)


------------


(1) Excludes earnout of up to $500,000 payable to the former owners which has not been earned as of the date hereof.



(2) The notes payable to the former owners are payable in equal installments over periods of two to four years.



(3) The value assigned to the shares of common stock issued as consideration for the companies we acquired has been valued based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the finalization of price negotiations and other factors considered applicable by us and the owners of the acquired companies.



    These acquisitions were accounted for under the purchase method. Identifiable intangible assets and the purchase price in excess of identified tangible and intangible assets acquired have been allocated to goodwill and are being amortized over their remaining useful lives. Identifiable intangible assets consist of non-compete agreements with previous owners of the acquired entities. These intangible assets, in the aggregate of $2.0 million, are being amortized over a period of four to six years. The excess of cost over the fair value of net assets acquired, in the aggregate of $10.4 million, is being amortized over eight years.



    The following unaudited pro forma summary combines the consolidated results of the Company and the 1998 and 1999 acquisitions as if the acquisitions had occurred as of January 1, 1998. The pro forma summary does not purport to represent what out results of operations would actually have been if such transactions had occurred as of January 1, 1998, or to project the Company's results of operations for any future period.



                                                                 1998           1999
                                                              -----------   ------------
                                                              (UNAUDITED)   (UNAUDITED)
Pro forma revenues..........................................  $41,238,927   $ 37,429,370
Pro forma net losses........................................   (7,598,880)   (15,578,706)
Pro forma loss per share....................................         (.83)         (1.22)



4. INTANGIBLE ASSETS



    Intangible assets consisted of the following at December 31, 1998 and 1999:



                                                                 1998         1999
                                                              ----------   -----------
Non-compete agreements......................................  $1,252,950   $ 2,108,350
Goodwill....................................................   5,879,023    10,596,103
                                                              ----------   -----------
                                                               7,131,973    12,704,453
Less: Accumulated amortization..............................    (349,886)   (1,687,242)
                                                              ----------   -----------
Intangibles, net............................................  $6,782,087   $11,017,211
                                                              ----------   -----------



    Amortization expense relating to intangible assets was $263,000 and $1,020,433 for the years ended December 31, 1998 and 1999, respectively.

                         PRIMIS, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT



    A summary of long-term debt follows:



                                                                1998         1999
                                                              ---------   ----------
Note payable to bank, principle and interest payable monthly at a rate
  of 7.75%, due November 15, 2001...........................  $ 546,347   $  372,569
Convertible debt, payable to related parties, accrues
  interest at a rate of 8% per annum, due May 2000 (see Note
  7)........................................................         --   10,011,174
Notes payable to related parties, net, interest rates
  ranging from 7-7.75%, due at various dates from January
  2000 through June 2008....................................    855,300    3,876,343
Capital lease obligation....................................    187,024    1,081,105
                                                              ---------   ----------
                                                              1,588,671   15,341,191

Less: Current installments..................................    591,764   12,242,907
                                                              ---------   ----------
Long-term debt, excluding current installments..............  $ 996,907   $3,098,284
                                                              =========   ==========



    Notes payable to related parties arose from business acquisitions in 1998 and 1999. Discounts relating to the notes payable were $0 and $281,000 as of December 31, 1998 and 1999, respectively.



    At December 31, 1999, our weighted average short-term borrowing rate was 8%.



    At December 31, 1999, approximate aggregate principal maturities of notes payable and capitalized lease obligations, are as follows:



2000........................................................  $12,242,907
2001........................................................    2,268,439
2002........................................................      652,430
2003........................................................      121,153
2004........................................................        8,328
2005 and thereafter.........................................       47,934
                                                              -----------
                                                              $15,341,191
                                                              ===========

                         PRIMIS, INC. AND SUBSIDIARIES

6. COMMITMENT AND CONTINGENCIES



    We lease office space and certain equipment under noncancelable operating and capital leases expiring in various years through 2003. Future minimum payments under the noncancellable operating and capital leases with initial terms of one year or more consist of the following at December 31, 1999:



                                                        CAPITAL     OPERATING
                                                         LEASE        LEASE
                                                       ----------   ----------
2000.................................................  $  576,593   $1,694,493
2001.................................................     553,571    1,248,330
2002.................................................     180,669    1,083,728
2003.................................................       1,786    1,179,271
                                                       ----------   ----------

Total minimum obligations............................  $1,312,619   $5,205,822
                                                                    ==========

Less interest on capital leases......................     231,514
                                                       ----------

Present value of net minimum obligation..............   1,081,105

Less: Current portion................................     430,256
                                                       ----------

Long-term obligations at December 31, 1999...........  $  650,849
                                                       ==========



    Rental expense under operating leases was approximately $318,000, $707,000 and $1,203,000 for the years ended December 31, 1997, 1998 and 1999, respectively.



    From time to time, we are made party to routine litigation incidental to our business. As of December 31, 1999, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our company.



    The Company has employment agreements with several members of management which provide for severance upon termination without cause.



7. SHAREHOLDERS' EQUITY



    Historically we have funded our cash needs by issuance of securities to related parties.



    During June 1998, we consummated the following equity transactions:



     i. Amended our articles of incorporation to reclassify its Class A and Class B common stock into a single class of common stock.



     ii. Sold 4,000,000 shares of common stock for approximately $8,600,000.



    iii. An officer exercised 372,440 options to acquire common stock for approximately $400,000.



     iv. Converted all 782,124 shares of Class A convertible preferred stock issued and outstanding into an equivalent number of shares of common stock pursuant to the original terms of the agreement. In addition, we issued approximately 148,837 shares of common stock in settlement of the cumulative unpaid dividends of approximately $320,000.



    In June 1999, we issued and sold 1,091,242 shares of Series A convertible preferred stock to existing investors who exercised options and subscription rights to purchase such shares at an exercise price per share of $4.00. The Series A shares will mandatorily convert into an aggregate of 1,091,242 shares of our common stock upon the closing of an initial public offering of common stock. All accrued

                         PRIMIS, INC. AND SUBSIDIARIES

7. SHAREHOLDERS' EQUITY (CONTINUED)


and unpaid dividends on the Series A shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.



    In October 1999, we issued and sold an aggregate of 725,130 shares of Series B convertible preferred stock to existing investors at a purchase price per share of $6.00. The Series B shares will mandatorily convert into an aggregate of 725,130 shares of our common stock upon an initial public offering of common stock. All accrued and unpaid dividends on the Series B shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.



    In November 1999, we issued and sold $10,011,174 aggregate principal amount of convertible notes and warrants to certain existing common and preferred shareholders. Our November 1999 convertible notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will mandatorily convert into shares of our common stock if an initial public offering is completed prior to the date the notes mature, and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $15.31 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. With respect to the notes, we have assumed a conversion price of $8.22 per share. With respect to the warrants, we have assumed an exercise price of $15.31 per share.



8. STOCK BASED COMPENSATION



    We have issued options to our employees under the terms of the 1997 Employee Stock Option Plan (the "Plan"). As amended, the Plan permits management to grant either incentive stock options or nonqualified stock options to purchase shares of common stock to our employees. The Plan authorizes the issuance of options to purchase up to an aggregate of 4,000,000 shares of common stock. Options issued under the plan vest at varying rates over periods up to five years from the date of grant. The maximum term for options issued under the Plan is ten years.



    The following table summarizes information about options issued in 1997, 1998 and 1999 and outstanding at December 31, 1997, 1998 and 1999:



                                              1997                    1998                    1999
                                      --------------------   ----------------------   --------------------
                                                  WEIGHTED                 WEIGHTED               WEIGHTED
                                                  AVERAGE                  AVERAGE                AVERAGE
                                                  EXERCISE                 EXERCISE               EXERCISE
                                       SHARES      PRICE       SHARES       PRICE      SHARES      PRICE
                                      ---------   --------   -----------   --------   ---------   --------
Outstanding at beginning of year....         --       --       1,256,985    $ .74     1,330,076    $ 1.19
  Granted...........................  1,311,361    $ .73         520,950     2.15     2,471,459      3.96
  Exercised.........................         --       --         372,440     1.07            --        --
  Forfeited.........................         --       --          75,419      .64       855,463      1.36
  Expired...........................     54,376      .54              --       --       206,456       .54
                                      ---------    -----     -----------    -----     ---------    ------

Outstanding at end of year..........  1,256,985      .74       1,330,076     1.19     2,739,616      3.68
                                      ---------    -----     -----------    -----     ---------    ------

Option exercisable at year-end......         --       --         235,879      .54        35,504      1.53
                                      ---------    -----     -----------    -----     ---------    ------

Weighted average fair value of
  options granted during the year...               $ .18                    $ .46                  $ 1.19

                         PRIMIS, INC. AND SUBSIDIARIES

8. STOCK BASED COMPENSATION (CONTINUED)


    The following table summarizes information about the stock options outstanding at December 31, 1999:



                                                       OUTSTANDING                       EXERCISABLE
                                          --------------------------------------   -----------------------
                                                                      WEIGHTED
                                            NUMBER OF     WEIGHTED     AVERAGE      NUMBER OF     WEIGHTED
                                          OPTIONS AS OF   AVERAGE     REMAINING      OPTIONS      AVERAGE
                                          DECEMBER 31,    EXERCISE   CONTRACTUAL   DECEMBER 31,   EXERCISE
EXERCISE PRICES                               1999         PRICE        LIFE           1999        PRICE
---------------                           -------------   --------   -----------   ------------   --------
$.01-$2.68...................               2,043,159      $ 2.14    8.75 years       35,505       $1.53
$2.68-$15.31.................                 658,288        8.22    9.94 years           --          --
                                            ---------      ------    ----------       ------       -----
$.01-$8.22...................               2,701,447      $ 3.62    9.15 years       35,505       $1.53



    We account for employee stock options in accordance with Accounting Principles Board Option 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations. The fair market value of an option is determined by the compensation committee and approved by the Board of Directors. We recognized $0, $200,000, and $1,800 in compensation expense relative to options granted in 1997, 1998, and 1999, respectively.



    We have adopted the disclosure-only provision of Financial Accounting Standards Board Statement 123 ("FAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which define a fair value based method whereby compensation expense is measured at the grant date based on the fair value of the award. Had compensation cost for our stock-based compensation plan been determined on a fair value basis in accordance with the provisions of this statement, our net loss for the years ended December 31, 1997, 1998 and 1999, would have been as follows:



                                           1997          1998           1999
                                        -----------   -----------   ------------
As reported...........................  $(1,198,675)  $(1,415,017)  $(12,872,083)
Pro forma.............................   (1,231,924)   (1,449,189)   (12,998,908)
Pro forma loss per share..............  $      (.24)  $      (.19)  $      (1.00)



    The amount of the pro forma charge has been determined using the minimum value method as permitted for private companies by FAS 123. For purposes of the calculation, management used the following assumptions:



                                                1997         1998         1999
                                             ----------   ----------   ----------
Risk free interest rate....................    5.58%        4.92%        5.84%
Expected term..............................  5.00 years   1.81 years   6.00 years
Expected volatility........................    0.00%        0.00%        0.00%
Expected dividend yield....................    0.00%        0.00%        0.00%



9. INCOME TAXES



    We have accounted for income taxes under the liability method required by SFAS 109. Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1998 and 1999, we had net deferred tax assets of approximately $1,542,000 and $6,001,000, respectively, which were offset by a valuation allowance because the assets did not meet the

                         PRIMIS, INC. AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)


criteria for recognition in SFAS 109. Significant components of our deferred tax liabilities and assets as of December 31, 1998 and 1999, are as follows:



                                                        1998          1999
                                                     -----------   -----------
Deferred tax assets:
  Allowance for Doubtful Accounts..................  $   170,518   $   305,231
  Amortization.....................................           --       178,513
  Net Operating Losses.............................    1,371,880     5,763,091
  Other............................................                      2,776
                                                     -----------   -----------
Total deferred tax assets..........................    1,542,398     6,249,611

Deferred tax liabilities:
  Capitalized Software.............................           --      (248,306)
                                                     -----------   -----------
Total deferred tax liabilities.....................           --      (248,306)

Net deferred tax assets............................    1,542,398     6,001,305
Valuation Allowance................................   (1,542,398)   (6,001,305)
                                                     -----------   -----------
Net deferred tax assets............................  $        --   $        --
                                                     ===========   ===========



    The change in the total valuation allowance for 1999 resulted primarily from increases in the above described temporary differences on which a valuation allowance was provided.



    We did not record an income tax expense or benefit from operations for the years ended December 31, 1998 and 1999. The following table provides a reconciliation between the Federal income tax rate and our effective income tax rate:



                                                        1997           1998           1999
                                                      --------       --------       --------
Statutory Federal income tax rate..............         (34%)          (34%)          (34%)
Increase in valuation allowance................          34%            34%            35%
Other, net.....................................           0%             0%            (1%)
                                                        ----           ----           ----
Effective tax rate.............................           0%             0%             0%
                                                        ====           ====           ====



    At December 31, 1999, we had Federal net operating loss (NOL) carryforwards of approximately $15.2 million. If not utilized, the NOLs will begin expiring in the year ended December 31, 2011. Due to changes in stock ownership, the NOLs are subject to annual utilization limitations under Internal Revenue Code
Section 382.



10. SEGMENT INFORMATION



    Our management considers the performance and preparation of property information services to be our sole business segment. No single customer accounted for more than 10% of our revenues in 1997, 1998 and 1999.

                         PRIMIS, INC. AND SUBSIDIARIES

11. SUBSEQUENT EVENTS



    ACQUISITIONS



    During the period from January 1, 2000 through March 3, 2000, we consummated the following acquisitions:



                                                  PER SHARE
                                                  FAIR VALUE   SHARES OF
                                                  OF PRIMIS     COMMON
                                 ACQUISITION        COMMON       STOCK        NOTES                                     TOTAL
BUSINESS ACQUIRED                   DATE          STOCK (3)     ISSUED     PAYABLE (2)     EARNOUT        CASH      CONSIDERATION
-----------------             -----------------   ----------   ---------   -----------   -----------   ----------   -------------
InspecTech Corporation......  January 7, 2000       $ 8.22     1,448,009                               $  606,856    $12,509,489
The Appraisal Company.......  January 7, 2000                              $  380,000                     376,300        756,300
Bliss Associates............  January 18, 2000                                908,698                   2,313,290      3,221,988
Suncoast Appraisal Group of
  Charlotte County, Inc.....  February 14, 2000                                          $   148,000      110,000        110,000(1)
Focus Appraisal Services,
  Inc.......................  February 18, 2000                               164,570                     210,500        375,070
                                                               ---------   ----------    -----------   ----------    -----------
  Total.....................                                   1,448,009   $1,453,268    $   148,000   $3,616,946    $16,972,847
                                                               =========   ==========    ===========   ==========    ===========



                                                                                                            EXCESS OF
                                                                                                            COST OVER
                                                                                                          FAIR VALUE OF
                                                                                                           NET ASSETS
                                                                             FAIR VALUE                     ACQUIRED
                                                                               OF NET                         LESS
                                                                              TANGIBLE    INDENTIFIABLE   INDENTIFIABLE
                                                                 TOTAL         ASSETS      INTANGIBLE      INTANGIBLE
BUSINESS ACQUIRED                                            CONSIDERATION    ACQUIRED       ASSETS          ASSETS
-----------------                                            -------------   ----------   -------------   -------------
InspecTech Corporation.....................................   $12,509,489     $114,000                     $12,395,489
The Appraisal Company......................................       756,300       25,000     $   109,700         621,600
Bliss Associates...........................................     3,221,988      814,309         361,200       2,046,479
Suncoast Appraisal Group of Charlotte County, Inc..........       110,000(1)    24,000          12,900          73,100
Focus Appraisal Services, Inc..............................       375,070        6,000          56,900         312,170
                                                              -----------     --------     -----------     -----------
Total......................................................   $16,972,847     $983,309     $   540,700     $15,448,838
                                                              ===========     ========     ===========     ===========


---------------


(1) Excludes earnout of up to $148,000 payable to the former owners which has not been earned as of the date hereof.



(2) The notes payable to the former owners are payable in equal installments over a period of two to four years.



(3) The value assigned to the shares of common stock issued as consideration for the companies we acquired has been valued based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the signing of the respective acquisition agreements and other factors considered applicable by us and the owners of the acquired companies.



    These acquisitions were accounted for under the purchase method. Each purchase price in excess of identified tangible and intangible assets acquired has been allocated to goodwill and is amortized over eight years. Based on the acquisition dates, the allocation of the pruchase price in excess of the fair value of the net tangible assets acquired between identifiable intangible assets and goodwill for companies acquired subsequent to December 31, 1999 is in process. The final allocations could differ from the amounts set forth above.



CAPITAL TRANSACTIONS



    In January 2000, we issued and sold $9,721,862 aggregate principal amount of convertible notes and warrants to certain existing common and preferred shareholders. The convertible notes bear interest at the rate of 8% per annum, and will mature six months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial

                         PRIMIS, INC. AND SUBSIDIARIES

11. SUBSEQUENT EVENTS (CONTINUED)


public offering is completed within 6 months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the convertible notes are convertible into shares of our Series C convertible preferred stock at the option of the holder. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $8.22 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. With respect to the notes and warrants, we have assumed a conversion or exercise price of $8.22 per share.



INITIAL PUBLIC OFFERING



    On January 20, 2000, we filed a Form S-1 with the Securities and Exchange Commission to register shares of our common stock. This filing was not effective as of the date of these financial statements.



STOCK SPLIT



    On March 9, 2000, our Board of Directors approved a 1.8622-for-one split of our common stock. This split will be effected through a stock dividend and will be effective concurrent with the consummation of the aforementioned initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of PRIMIS, Inc.



    In our opinion, the accompanying balance sheet and the related statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Bliss Associates, Inc. at December 31, 1999 and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



Atlanta, Georgia
January 28, 2000

                             BLISS ASSOCIATES, INC.



                                 BALANCE SHEET



                            AS OF DECEMBER 31, 1999



                                                                1999
                                                              --------
                                ASSETS
Current assets
  Cash and cash equivalents.................................  $249,310
  Certificate of deposit....................................    13,001
  Accounts receivable, less allowance for doubtful accounts
    of $10,000 at December 31, 1999.........................   466,651
  Prepaid expenses and other current assets.................     2,700
                                                              --------
    Total current assets....................................   731,662
  Property and equipment, net...............................    42,334
  Other assets..............................................    63,071
                                                              --------
    Total assets............................................  $837,067
                                                              ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................  $151,113
                                                              --------
    Total current liabilities...............................   151,113
    Deffered income taxes...................................     4,743
                                                              --------
    Total liabilities.......................................   155,856
Shareholders' equity
  Common stock,par vlaue $1.00 per share....................     3,300
  Authorized 30,000 shares, 3,300 shares issued, 2,153
    shares outstanding
  Additional paid-in-capital................................    29,910
  Retained earnings.........................................   871,385
  Common stock in treasury, at cost, 1,147 shares...........  (223,384)
                                                              --------
    Total shareholders' equity..............................   681,211
                                                              ========
    Total liabilities and shareholders' equity..............  $837,067
                                                              ========



   The accompanying notes are an integral part of these financial statements.

                             BLISS ASSOCIATES, INC.



                            STATEMENT OF OPERATIONS



                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                                                 1999
                                                              ----------
Revenues....................................................  $2,580,354
Cost of revenues............................................     984,937
                                                              ----------
Gross Profit................................................   1,595,417
                                                              ----------
Operating expenses
  Selling, general and administrative.......................   1,408,137
  Depreciation..............................................      12,038
                                                              ----------
    Total operating expenses................................   1,420,175
                                                              ----------
Operating income............................................     175,242
Other income and expense
  Interest and other income, net............................      26,734
                                                              ----------
Income before provision for income taxes....................     201,976
Provision for income taxes..................................     111,217
                                                              ----------
Net income..................................................  $   90,759
                                                              ==========



   The accompanying notes are an integral part of these financial statements.

                             BLISS ASSOCIATES, INC.



                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY



                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                               COMMON STOCK                   ADDITIONAL                  TOTAL
                                            -------------------   TREASURY     PAID-IN     RETAINED   SHAREHOLDERS'
                                             SHARES     AMOUNT      STOCK      CAPITAL     EARNINGS      EQUITY
                                            --------   --------   ---------   ----------   --------   -------------
Balance at December 31, 1998..............   3,300      $3,300    $(223,384)    $29,910    $780,626     $590,452
  Net Income..............................                                                   90,759       90,759
                                             -----      ------    ---------     -------    --------     --------
Balance at December 31, 1999..............   3,300      $3,300    $(223,384)    $29,910    $871,385     $681,211
                                             =====      ======    =========     =======    ========     ========



   The accompanying notes are an integral part of these financial statements.

                             BLISS ASSOCIATES, INC.



                            STATEMENT OF CASH FLOWS



                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                                                1999
                                                              --------
Cash flow from operating activities
  Net income................................................  $ 90,759
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation and amortization...........................    12,038
    Changes in operating assets and liabilities
      Accounts receivable...................................    37,189
      Prepaid and other assets..............................   (10,505)
      Accounts payable and accrued liabilities..............    (9,884)
                                                              --------
        Net cash provided by operating activities...........   119,597
                                                              --------
Cash flow from investing activities
    Purchases of property and equipment.....................    (8,782)
        Net cash used in investing activities...............    (8,782)
                                                              --------
Cash flow from financing activities.........................        --
                                                              --------
        Net cash provided by financing activities...........        --
                                                              --------
Net increase in cash........................................   110,815
Cash at beginning of period.................................   138,495
                                                              --------
Cash at end of period.......................................  $249,310
                                                              ========



   The accompanying notes are an integral part of these financial statements.

                             BLISS ASSOCIATES, INC.



                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



    We provide appraisal services to commercial and home real estate buyers in the greater Kansas City area. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.



    On January 18, 2000, we were acquired by PRIMIS, Inc.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.



CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Property and equipment are depreciated using the double-declining balance method over the assets' expected useful lives which range from 5 to 7 years. Assets acquired under capital leases are amortized over the term of the underlying lease. Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. These amounts are included in depreciation expense. Maintenance and repairs are charged to expense as incurred.



INCOME TAXES



    Under the Statement of Financial Accounting Standards No. 109 (SFAS) 109, Accounting for Income Taxes, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



    We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.



REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.



    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and

                             BLISS ASSOCIATES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.



    Our management considers the performance of commercial and residential real-estate appraisal services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the year ended December 31, 1999.



FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amounts reported in the balance sheet for our financial instruments approximate fair values.



2. PROPERTY AND EQUIPMENT



    At December 31, 1999, property and equipment consisted of the following:



                                                                1999
                                                              ---------
Furniture and equipment.....................................  $ 386,124
Leasehold improvements......................................      6,526
                                                              ---------
                                                                392,650
  Less: Accumulated depreciation............................   (350,316)
                                                              ---------
  Property and equipment, net...............................  $  42,334
                                                              =========



    Depreciation expense was $12,038 for the year ended December 31, 1999.



3. COMMITMENTS AND CONTINGENCIES



    We lease office space under a noncancelable operating lease expiring in June 2003. Future minimum payments under the noncancelable operating lease consist of the following at December 31, 1999:



2000........................................................  $ 99,718
2001........................................................  $101,732
2002........................................................  $103,747
2003........................................................  $ 52,377



    Rental expense under this operating lease was approximately $97,703 for the year ended December 31, 1999.



    From time to time, we are made a party to routine litigation incidental to our business. As of December 31, 1999 we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.



4. SHAREHOLDERS' EQUITY



    At December 31, 1999, we had 3,300 shares outstanding with a par value of $1. There has been no stock activity for 1999.

                             BLISS ASSOCIATES, INC.

5. INCOME TAXES



    We have accounted for income taxes under the liability method required by SFAS 109. Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1999, we had a net deferred tax liability of $4,743.



    Significant components of our deferred tax liabilities and assets as of December 31, 1999 are as follows:



                                                              DECEMBER 31, 1999
                                                              -----------------
Deferred tax asset:
  Allowance for Doubtful Accounts...........................       $ 3,800
Deferred tax liability:
  Depreciation..............................................        (8,543)
                                                                   -------
Deferred tax liability......................................       $(4,743)
                                                                   =======



    We did record an income tax expense from operations for the year ended December 31, 1999. The following table provides a reconciliation between the Federal income tax rate and our effective income tax rate:



                                                              DECEMBER 31, 1999
                                                              -----------------
Statutory Federal income tax rate...........................         34%
Non deductible deferred compensation........................          9%
Other, net..................................................         12%
                                                                     --
Tax liability...............................................         55%
                                                                     ==

                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders of
PRIMIS, Inc.



In our opinion, the accompanying balance sheets and the related statements of operations and changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of InspecTech Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



Atlanta, Georgia
January 14, 2000

                             INSPECTECH CORPORATION



                                 BALANCE SHEET



                        AS OF DECEMBER 31, 1998 AND 1999



                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets
  Cash and cash equivalents.................................  $     60,057   $     84,379
  Accounts receivable, less allowance for doubtful accounts
    of $127,929 and $149,601 at December 31, 1998 and 1999,
    respectively............................................        96,427        534,763
  Prepaid expenses and other current assets.................       147,046        213,551
                                                              ------------   ------------
      Total current assets..................................       303,530        832,693
Property and equipment, net.................................       347,235        189,956
Intangible assets, net of accumulated amortization of
  $72,524 and $179,161 at December 31, 1998 and 1999,
  respectively..............................................       347,860        322,905
Security deposits and other assets..........................        66,633          4,616
                                                              ------------   ------------
      Total assets..........................................  $  1,065,258   $  1,350,170
                                                              ============   ============

                      LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued expenses.....................  $    978,292   $    707,098
  Notes payable and capital lease obligations...............     5,330,969        477,079
                                                              ------------   ------------
      Total current liabilities.............................     6,309,261      1,184,177
Long term portion of capital lease obligations..............        48,332             --
                                                              ------------   ------------
      Total liabilities.....................................     6,357,593      1,184,177
Contingencies and Commitments (Note 5)
Shareholders' equity (deficit)
  Preferred stock no par value, authorized 10,000,000 shares
    Series A Preferred 833,333 shares issued and outstanding
      at December 31, 1998..................................     2,450,000
    Series A1 Preferred 3,991,628 shares issued and
      outstanding at December 31, 1999......................                      778,203
  Common stock no par value, authorized 50,000,000 shares,
    issued and outstanding 7,821,508 shares at December 31,
    1998 and 2,543,918 at December 31, 1999.................     6,375,475     14,540,470
  Additional paid-in capital................................       696,381        719,016
  Accumulated deficit.......................................   (14,814,191)   (15,871,696)
                                                              ------------   ------------
      Total shareholders' equity (deficit)..................    (5,292,335)       165,993
                                                              ------------   ------------
      Total liabilities and shareholders' equity
        (deficit)...........................................  $  1,065,258   $  1,350,170
                                                              ============   ============



   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION



                            STATEMENT OF OPERATIONS



                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                  1998          1999
                                                               -----------   -----------
Revenues....................................................   $ 3,280,338   $ 4,367,903
Cost of revenue.............................................     2,544,748     2,401,997
                                                               -----------   -----------
Gross profit................................................       735,590     1,965,906
                                                               -----------   -----------
Operating expenses
  Selling, general and administrative.......................     3,712,850     2,654,877
  Depreciation and amoritization............................       320,132       264,974
    Total operating expense.................................     4,032,982     2,919,851
                                                               -----------   -----------
Operating loss..............................................    (3,297,392)     (953,945)
Other income and expense
  Interest and other expense net............................    (1,167,298)     (103,560)
                                                               -----------   -----------
Loss before provision for income taxes......................    (4,464,690)   (1,057,505)
                                                               -----------   -----------
Provision for income taxes..................................            --            --
                                                               -----------   -----------
Net loss....................................................   $(4,464,690)   (1,057,505)
                                                               ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                                    ACCUMULATED
                                                  PREFERRED STOCK               COMMON STOCK          ADDITIONAL       OTHER
                                              ------------------------   --------------------------    PAID-IN     COMPREHENSIVE
                                                SHARES       AMOUNT         SHARES        AMOUNT       CAPITAL         INCOME
                                              ----------   -----------   ------------   -----------   ----------   --------------
Balance at December 31, 1997................     833,333   $ 2,450,000      5,989,100   $ 5,962,226    $366,140       $(69,714)
  Issuance of common stock..................                                1,832,408       413,249
  Issuance of warrants......................                                                            330,241
  Unrealized loss on marketable
    securities..............................                                                                            69,714
  Net loss..................................
                                              ----------   -----------   ------------   -----------    --------       --------
Balance at December 31, 1998................     833,333     2,450,000      7,821,508     6,375,475     696,381             --
  Conversion of Series A Preferred Stock
    into common stock.......................    (833,333)   (2,450,000)       833,333     2,450,000
  Issuance of Series A1 preferred stock.....   4,204,543       825,000
  Conversion of debt into common stock......                              147,912,586     5,668,198
  Reverse stock split.......................                             (154,247,587)
  Conversion of Series A1 into common
    stock...................................    (212,715)      (46,797)       212,715        46,797
  Issuance of options to non-employees......                                                             22,635
  Net loss..................................
                                              ----------   -----------   ------------   -----------    --------       --------
Balance at December 31, 1999................   3,991,828   $   778,203      2,532,555   $14,540,470    $719,016       $     --
                                              ==========   ===========   ============   ===========    ========       ========


                                                                  TOTAL
                                              ACCUMULATED     SHAREHOLDERS'
                                                DEFICIT      EQUITY (DEFICIT)
                                              ------------   ----------------
Balance at December 31, 1997................  $(10,349,501)     $(1,640,849)
  Issuance of common stock..................                        413,249
  Issuance of warrants......................                        330,241
  Unrealized loss on marketable
    securities..............................                         69,714
  Net loss..................................   (4,464,690)       (4,464,690)
                                              ------------      -----------
Balance at December 31, 1998................  (14,814,191)       (5,292,335)
  Conversion of Series A Preferred Stock
    into common stock.......................                             --
  Issuance of Series A1 preferred stock.....                        825,000
  Conversion of debt into common stock......                      5,668,198
  Reverse stock split.......................                             --
  Conversion of Series A1 into common
    stock...................................                             --
  Issuance of options to non-employees......                         22,635
  Net loss..................................   (1,057,505)       (1,057,505)
                                              ------------      -----------
Balance at December 31, 1999................  $(15,871,696)     $   165,993
                                              ============      ===========



   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION



                             STATEMENT OF CASH FLOW



                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                  1998          1999
                                                               -----------   -----------
Cash flow from operating activities
  Net loss..................................................   $(4,464,690)  $(1,057,505)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       320,132       264,974
    Amortization of discount on debt........................       528,427        25,444
    Issuance of options to non-employees....................                      22,635
    Loss on sale of fixed assets............................         4,000            --
    Issuance of stock for services..........................         7,320            --
    Realized loss on sale of securities.....................        28,242            --
    Changes in operating assets and liabilities
      Accounts receivable and other current assets..........           418      (442,824)
      Accounts payable and accrued expenses.................       536,562       358,316
                                                               -----------   -----------
        Net cash used in operating activities...............    (3,039,589)     (828,960)
                                                               -----------   -----------
Cash flow from investing activities:
  Purchase of intangibles...................................      (102,141)      (81,682)
  Purchase of fixed assets..................................      (163,869)       (1,058)
  Proceeds from sale of equipment...........................         6,223            --
  Proceeds from sale of securities..........................       184,400            --
                                                               -----------   -----------
      Net cash used in investing activities.................       (75,387)      (82,740)
                                                               -----------   -----------
Cash flow from financing activities:
  Proceeds from issuance of notes payable...................     2,802,071       613,550
  Cash used for repayment of notes payable..................            --       (32,500)
  Cash used for repayment of lease payable..................      (101,629)      (99,069)
  Proceeds from issuance of preferred stock.................            --       454,041
  Proceeds from issuance of common stock....................       405,929            --
                                                               -----------   -----------
      Net cash provided by financing activities.............     3,106,371       936,022
                                                               -----------   -----------
Net increase (decrease) in cash.............................        (8,605)       24,322
Cash at beginning of period.................................        68,662        60,057
Cash at end of period.......................................   $    60,057   $    84,379
                                                               ===========   ===========
Supplemental cash flow information
  Cash paid for interest....................................   $     3,375   $        --
                                                               ===========   ===========



    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCIAL ACTIVITIES:



1999



    We exchanged common stock for the forgiveness of notes payable of $5,089,971, discount on notes payable of $51,283 and accrued interest of $629,510.



    Our shareholders converted 833,333 of Series A Preferred stock carried at $2,450,000 into common stock.



    A total of $370,000 of outstanding debt was converted into Series A1 Preferred Stock as part of the issuance.



    Our shareholders converted 212,715 shares of Series A1 Preferred Stock carried at $46,797 into common stock.

                             INSPECTECH CORPORATION



                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    DESCRIPTION OF BUSINESS



    We provide home inspection services to home buyers in the California, Arizona, Washington, New Jersey and Colorado markets. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and general economic conditions.



    On January 7, 2000, we were acquired by PRIMIS, Inc.



    USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and impairment of intangible assets, the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.



    CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1999 and 1998 consist of funds on deposit with banks.



    PROPERTY AND EQUIPMENT



    Property and equipment, including certain equipment acquired under capital leases, are stated at cost. Property and equipment are depreciated using the double declining balance method over the assets' expected useful lives which range from 3 to 7 years. Assets acquired under capital leases are amortized over the shorter of the useful life or term of the underlying lease. Such amounts are included in depreciation expense. Maintenance and repairs are charged to expense as incurred.



    INCOME TAXES



    We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").



    Under the Statement of Financial Accounting Standards No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



    We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.



    INTANGIBLE ASSETS



    Intangible assets consist of software costs, customer acquisition costs and website development. Software development costs that have been capitalized relate to our proprietary home inspection software, Vista. Software development costs have been capitalized in accordance with Statement of Position No. 98-1, CAPITALIZATION OF INTERNAL USE SOFTWARE COSTS ("SOP 98-1"). Under the provisions of SOP 98-1, capitalization of costs begins when the preliminary project stage is complete and

                             INSPECTECH CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


management has made a definitive decision to move forward with the project. We begin amortizing capitalized software development costs when the product is substantially complete and ready for its intended use. Amortization is provided on a straight-line basis over the estimated useful life of the related product, generally five years.



    We capitalized costs in association with customer acquisition costs of $20,750 during 1998 and 1999, respectively. We also capitalized costs in association with the development of our website of $60,932 during 1999. Amortization for these intangibles is provided on a straight-line basis over the estimated useful life of the related asset which is generally five years.



    At each balance sheet date, a determination is made by management to ascertain whether intangible assets have been impaired based on several criteria, including sales trends and undiscounted cash flows. Impairment of value, if any, is recognized in the period in which it is determined. Our management does not believe that there are any facts or circumstances indicating impairment of intangible assets at December 31, 1999.



    REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.



    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.



    FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amounts reported in the balance sheet for our financial instruments approximate fair values.



    ADVERTISING EXPENDITURES



    We expense the cost of advertising programs when incurred. Advertising expense was $354,843 and $43,529 for the years ended December 31, 1998 and 1999, respectively.



2. PROPERTY AND EQUIPMENT



    At December 31, 1998 and 1999, property and equipment consisted of the following:



    Depreciation expense was $251,080 and $158,336 for the years ended December 31, 1998 and 1999, respectively.



                                                          1998         1999
                                                       ----------   ----------
Computer equipment...................................  $1,081,926   $  955,436
Furniture and office equipment.......................      67,288       67,288
                                                       ----------   ----------
Subtotal.............................................   1,149,214    1,022,724
Less: accumulated depreciation.......................    (801,979)    (832,768)
                                                       ----------   ----------
Property and equipment, net..........................  $  347,235   $  189,956
                                                       ==========   ==========

                             INSPECTECH CORPORATION

3. INTANGIBLE ASSETS



    At December 31, 1998 and 1999, intangible assets consisted of the following:



                                                           1998       1999
                                                         --------   ---------
Software development costs.............................  $374,634   $ 374,634
Website development costs..............................        --      60,932
Purchased customer base................................    45,750      66,500
                                                         --------   ---------
Subtotal...............................................  $420,384   $ 502,066
Less: Accumulated amortization.........................   (72,524)   (179,161)
                                                         --------   ---------
Intangibles, net.......................................  $347,860   $ 322,905
                                                         ========   =========



    Amortization expense relating to intangible assets was $69,052 and $106,638 for the years ended December 31, 1998 and 1999, respectively.



4. NOTES PAYABLE



    At December 31, 1998, our notes payable balance included promissory notes of $50,000 that bear interest at 9% per year and are convertible, at the option of the holder, into common stock at the rate of one share per each $1.20 of principal amount to be converted. These notes were due on December 31, 1994. We continue to pay interest on these notes and are obligated to repay the related principal on demand.



    Additionally at December 31, 1998, our notes payable balance included promissory notes of $5,089,971 with our two principal shareholders. Of this amount, $4,529,971 bore interest on unpaid principal of 14% per year and were due at various dates between June 30, 1998 and May 31, 1999. The remaining $560,000 bear interest on unpaid principal of 10% per year and was due on August 31, 1999. The outstanding principal of these notes was convertible into common stock upon default and was secured by certain assets including accounts receivable.



    With these promissory notes with our primary shareholders, we issued warrants to purchase 4,144,971 shares of common stock. These warrants are exercisable at prices ranging from $1.80 to $2.50 in whole or in part at any time before the expiration dates which range from August 31, 2002 to November 30, 2002. Upon default, the exercise price of these warrants are reduced to prices ranging from $.05 to $.25 per share.



    During 1998 we borrowed an additional amount of $187,100 from our shareholders. This amount, along with an additional $182,900 that was borrowed in the beginning of 1999, was converted into Series A1 Preferred Stock in February 1999.



    These notes are reflected in our balance sheet at December 31, 1998 net of a related discount relative to the detachable warrants of $75,768.



    During February 1999, $5,089,971 of outstanding debt with our principal shareholders, a corresponding discount on debt of $51,283 and accrued interest of $629,510 were converted into common stock.



    During 1999, we entered into new convertible, subordinated promissory notes ("Bridge Notes") totaling $563,550. The Bridge Notes mandatorily convert into common stock upon a qualified financing. A qualified financing is defined as the date we sell equity securities for cash or retire of debt securities (other than this note or identical notes) in a single transaction or series of transactions within a 12 month period for an aggregate purchase price paid of no less than $3,000,000. The conversion price

                             INSPECTECH CORPORATION

4. NOTES PAYABLE (CONTINUED)


for the Bridge Notes is the last price per share paid in the qualified financing for the equity or debt securities.



    There are warrants to purchase common stock attached to each Bridge Note. The warrants entitle the holder to purchase shares equal to 25% of each note divided by the conversion price. The purchase price is the conversion price defined in the Bridge Note agreement. These warrants are exercisable at the option of the holder at any time before expiration on May 31, 2004, conditioned on establishment of the conversion price.



    Of the total amount of Bridge Notes issued during the year, $182,900 was converted into Series A1 Preferred Stock and $32,500 was repaid.



    In December 1999, we received a $50,000 loan from PRIMIS to help fund the business. At December 31, 1999, our notes payable included promissory notes of $50,000, the loan from PRIMIS of $50,000 and Bridge Notes of $348,150.



5. COMMITMENTS AND CONTINGENCIES



    We lease office space and certain equipment under noncancelable operating leases and capital leases. Future minimum payments under the noncancelable operating and capital leases with initial terms of one year or more consist of the following at December 31, 1999:



                                                           CAPITAL    OPERATING
                                                            LEASE       LEASE
                                                           --------   ---------
2000.....................................................  $30,175    $119,614
2001.....................................................       --      23,893
                                                           -------    --------
  Total minimum obligations..............................   30,175    $143,507
                                                                      ========
  Less interest on capital leases........................   (1,246)
                                                           -------
  Present value of net minimum obligation................  $28,929
                                                           =======



    Rental expense under operating leases was $180,380 and $220,924 for the years ended December 31, 1998 and 1999, respectively.



    From time to time, we are made party to routine litigation incidental to our business. At December 31, 1999, we are not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.



6. CAPITAL STOCK



    At December 31, 1998, our preferred stock consisted of 833,333 shares outstanding of Series A Preferred Stock ("Series A"). The Series A shares are cumulative and earn a dividend at 10% of the Liquidation Preference of $3.75 per share. The Series A is convertible contingent upon the occurrence of certain events. During January 1999, all of the outstanding shares of Series A were converted into 833,333 shares of common stock. The Series A was converted upon agreement by the holders and us in order to carry out the recapitalization transactions in February 1999.



    At December 31, 1998, we had 6,567,907 warrants outstanding to purchase shares of our common stock at prices ranging from $.05 to $3.00. These warrants expire through November 2003.

                             INSPECTECH CORPORATION

6. CAPITAL STOCK (CONTINUED)


    In January 1999, we amended our articles of incorporation to authorize a new series of preferred stock, Series A1 Preferred Stock ("Series A1"). We are authorized to issue 4,454,546 shares of Series A1 from the 10,000,000 shares of Preferred Stock authorized.



    In February 1999, we issued 4,204,543 shares of Series A1 at a purchase price of $.22 per share. A total of $370,000 of outstanding debt was converted into Series A1 as part of this issuance. The Series A1 is non-cumulative, entitles holders to elect four of the five members of the Board of Directors and has a liquidation preference of $.22 per share. Each holder may at any time convert Series A1 shares into fully-paid and non-assessable shares of common stock. Each share of Series A1 automatically converts into common stock in the event of an initial public offering. We also issued to Series A1 holders 249,999 warrants to purchase Series A1 at an exercise price of $.22 per share. These warrants expire in February 2009. These warrants expire in the event of certain circumstances occurring including, but not limited to, a consolidation or purchase of our company by another.



    In February 1999, we amended our articles of incorporation authorizing and implementing a 1-for-.0148 reverse stock split of common stock. The number of shares issued at December 30, 1999, with the effect to the split, is 2,543,986. All references to the number of shares of common stock during 1999 reflect the effect of the reverse stock split.



    In February 1999, we also converted promissory notes with principal shareholders into common stock. Per the agreement, a total of 2,191,590 post-split shares were issued for the $5,089,971 outstanding principal, $51,283 remaining discount on notes, and $629,510 of accrued interest.



    In December 1999, Series A1 holders converted 212,715 shares of Series A1 into common stock. Also in December, 11,363 warrants were exercised at a purchase price of $.22 per share to purchase Series A1 which was then converted into common stock.



    At December 31, 1999, we had 238,636 warrants outstanding to purchase shares of our Series A1 preferred stock at an exercise price of $.22 per share. These warrants expire in February 2009. We also had 150,992 warrants to purchase shares of our common stock at exercise prices ranging from $.18 to $202. Most of these common stock warrants were repriced in January 2000 (Se Note 9). These warrants expire through May 2004.



7. STOCK BASED COMPENSATION



    Effective June 24, 1999, we adopted a Stock Incentive Plan which permits the issuance of stock options to purchase common stock to directors, officers, and employees of the Company and/or any contractors, consultants or advisors of the Company. This plan will be effective for ten years. The number of shares reserved for options under this plan is 1,076,203. The Board, or Board appointed committee, has the authority to determine whom options may be granted, number of options granted, period of exercise, the option price at the date of grant, and any other restrictions.



    During 1999 we issued 969,567 stock options to officers and employees at fair market values at exercise prices ranging from $.03 to $.08. We also issued 98,412 options to purchase common stock to non-employee directors at a price of $.24. We recorded compensation expense of $22,635 at the grant date of these options.

                             INSPECTECH CORPORATION

7. STOCK BASED COMPENSATION (CONTINUED)


    The following table summarizes information about options issued in 1998 and 1999 and outstanding at December 31, 1998 and 1999.



                                                 1998                   1999
                                          -------------------   --------------------
                                                     WEIGHTED               WEIGHTED
                                                     AVERAGE                AVERAGE
                                                     EXERCISE               EXERCISE
                                           SHARES     PRICE      SHARES      PRICE
                                          --------   --------   ---------   --------
Outstanding at beginning of year........   18,933     $0.04        15,191    $2.64
  Granted...............................      148      3.00     1,067,980     0.06
  Exercised.............................       --        --            --       --
  Forfeited.............................   (3,890)     2.50       (11,782)    2.62
  Expired...............................       --        --            --       --
                                           ------     -----     ---------    -----
Outstanding at end of year..............   15,191      2.64     1,071,389     0.07
                                           ------     -----     ---------    -----
Option exercisable at year-end..........    7,341      2.64       395,259     0.06
                                           ------     -----     ---------    -----
Weighted average fair value of options
  granted during the year...............              $3.00                  $0.06



    The following table summarizes information about the stock options outstanding at December 31, 1999:



                                      OUTSTANDING                       EXERCISABLE
                         --------------------------------------   -----------------------
                                                     WEIGHTED
                           NUMBER OF     WEIGHTED     AVERAGE      NUMBER OF     WEIGHTED
                         OPTIONS AS OF   AVERAGE     REMAINING      OPTIONS      AVERAGE
                         DECEMBER 31,    EXERCISE   CONTRACTUAL   DECEMBER 31,   EXERCISE
    EXERCISE PRICES          1999         PRICE        LIFE           1999        PRICE
-----------------------  -------------   --------   -----------   ------------   --------
$ .03-$.08.............      969,568      $0.05     9.28 years       391,899      $0.03
$0.25..................       98,412       0.25     9.67 years            --         --
$2.50-$3.00............        3,409       2.78     1.43 years         3,360       2.80
                           ---------      -----     ----------       -------      -----
$ .03-$3.00............    1,071,389      $0.07     9.29 years       395,259      $0.06



    We have adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123 ("FAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION which define a fair value based method whereby compensation expense is measured at the grant date based on the fair value of the award. Had compensation cost for our stock-based compensation plan been determined on a fair value basis in accordance with the provisions of this statement, our net losses for the years ended December 31, 1998 and 1999 would have been as follows:



                                                        1998          1999
                                                     -----------   -----------
As reported........................................  $(4,464,690)  $(1,057,505)
                                                     ===========   ===========
Pro forma..........................................  $(4,464,690)  $(1,062,578)
                                                     ===========   ===========

                             INSPECTECH CORPORATION

7. STOCK BASED COMPENSATION (CONTINUED)


    The amount of the pro forma charge has been determined using the minimum value method as permitted for private companies by FAS 123. For purposes of the calculation, management used the following assumptions:



                                                        1998          1999
                                                     -----------   -----------
Risk free interest rate............................   4.92%         4.92%
Expected term......................................   5.00 years   10.00 years
Expected volatility................................   0.00%         0.00%
Expected dividend yield............................   0.00%         0.00%



8. INCOME TAXES



    We have accounted for income taxes under the liability method required by SFAS 109. Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1999, and December 31, 1998, we had net deferred tax assets of approximately $5,700,000 and $5,300,000 respectively, which were totally offset by valuation allowances because the assets do not meet the criteria for recognition in SFAS 109. Significant components our deferred tax liabilities and assets as of December 31, 1999, and December 31, 1998, are as follows:



                                              DECEMBER 31, 1999   DECEMBER 31, 1998
                                              -----------------   -----------------
Deferred tax assets:
  Bad debt reserve..........................     $    56,848         $    48,613
  Net operating losses......................       5,533,718           5,105,318
  Depreciation..............................          58,503             125,668
  Other.....................................          36,968              37,397
                                                 -----------         -----------
Total deferred tax assets...................       5,686,037           5,316,996
Total deferred tax liabilities..............              --                  --
                                                 -----------         -----------
Net deferred tax assets.....................       5,686,037           5,316,996
Valuation allowance.........................      (5,686,037)         (5,316,996)
                                                 -----------         -----------
Net deferred taxes..........................     $        --         $        --
                                                 -----------         -----------



    The valuation allowances for deferred tax assets as of December 31, 1999, and December 31, 1998, were approximately $5,700,000 and $5,300,000 respectively. The change in the total valuation allowances for 1999 and 1998 resulted primarily from increases in the above described temporary differences on which valuation allowances were provided.



    We did not record any income tax expense or benefit from operations for the years ended December 31, 1999, or December 31, 1998. The following table provides a reconciliation between the Federal income tax rate and the Company's effective income tax rate:



                                              DECEMBER 31, 1999   DECEMBER 31, 1998
                                              -----------------   -----------------
Statutory Federal income tax rate...........         -34%                -34%
Increase in valuation allowance.............          35%                 38%
Other, net..................................          -1%                 -4%
                                                    ----                ----
Effective tax rate..........................           0%                  0%
                                                    ----                ----

                             INSPECTECH CORPORATION

8. INCOME TAXES (CONTINUED)


    At December 31, 1999, we had Federal net operating loss (NOL) carryforwards of approximately $14.6 million. If not utilized, the NOLs will begin expiring in the year ended December 31, 2006. State net operating losses total approximately $7.3 million and begin expiring in the year ended December 31, 2000. Due to changes in stock ownership in earlier years, some of the net operating losses are subject to annual use limitations under Internal Revenue Code Section 382.



9. SEGMENT INFORMATION



    Our management considers the performance of home inspection services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the years ended December 31, 1998 or 1999.



10. SUBSEQUENT EVENTS



    On January 6, 2000, all of the issued and outstanding shares of InspecTech Corporation were acquired by PRIMIS. Prior to the purchase by PRIMIS, all of the outstanding options to purchase shares of our common stock become immediately vested. Additionally prior to the PRIMIS acquisition, 70,306 warrants to purchase our common stock with prices, affected by the reverse stock-split, ranging from $3.37 to $168 per share were adjusted to $.22. The conversion price of all warrants issued attached to the Bridge Notes were priced at $1.52 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of PRIMIS, Inc.



    In our opinion, the accompanying statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the results of the operations and cash flows of E.T. Jones & Associates, Inc. for the period from January 1, 1999 through August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Atlanta, Georgia
January 14, 2000


      The accompanying are an integral part of these financial statements.

                         E.T. JONES & ASSOCIATES, INC.



                            STATEMENT OF OPERATIONS



             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999



                                                                 1999
                                                              ----------
Revenues....................................................  $1,321,754
Cost of revenues............................................     607,452
                                                              ----------
Gross Profit................................................     714,302
                                                              ----------

Operating expenses
  Selling, general and administrative.......................     481,010
  Depreciation..............................................       8,543
                                                              ----------
    Total operating expenses................................     489,553
                                                              ----------
Operating income............................................     224,749
Other income and expense
  Interest and other expenses...............................      (1,334)
                                                              ----------

Income before provision for income taxes....................     223,415
Provision for income taxes..................................          --
                                                              ----------
Net income..................................................  $  223,415
                                                              ==========



   The accompanying notes are an integral part of these financial statements.

                         E.T. JONES & ASSOCIATES, INC.



                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999



                                                                             ACCUMULATED
                                       COMMON STOCK                             OTHER                      TOTAL
                                    -------------------     ADDITIONAL      COMPREHENSIVE   RETAINED   SHAREHOLDERS'
                                     SHARES     AMOUNT    PAID-IN CAPITAL      INCOME       EARNINGS      EQUITY
                                    --------   --------   ---------------   -------------   --------   -------------
Balance December 31, 1998.........    1,000     $1,000        $18,000          $(74,311)    $790,380     $735,069
  Net income......................                                                           223,415      223,415
  Distribution to Shareholder.....                                                           (33,000)     (33,000)
  Decrease in unrealized loss.....                                               57,158                    57,158
                                     ------     ------        -------          --------     --------     --------
Balance August 31, 1999...........    1,000     $1,000        $18,000          $(17,153)    $980,795     $982,642
                                     ======     ======        =======          ========     ========     ========



      The accompanying are an integral part of these financial statements.

                         E.T. JONES & ASSOCIATES, INC.



                            STATEMENT OF CASH FLOWS



             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999



                                                                1999
                                                              ---------
Cash flow from operating activities
  Net income................................................  $ 223,415
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation............................................      8,543
    Changes in operating assets and liabilities
      Accounts receivable and advances......................    (42,575)
                                                              ---------
      Accounts payable......................................     (2,906)
                                                              ---------
        Net cash provided by operating activities...........    186,477
                                                              ---------
Cash flow from investing activities
    Investment in securities................................   (556,618)
    Sale of securities......................................    125,749
    Capital expenditures....................................     (2,383)
                                                              ---------
        Net cash used in investing activities...............   (433,252)
                                                              ---------
Cash flow from financing activities
    Distribution to shareholder.............................    (33,000)
                                                              ---------
        Net cash used in financing activities...............    (33,000)
                                                              ---------
Net decrease in cash........................................   (279,775)
Cash at beginning of period.................................    319,985
                                                              ---------
Cash at end of period.......................................  $  40,210
                                                              =========



      The accompanying are an integral part of these financial statements.

                         E.T. JONES & ASSOCIATES, INC.



                       NOTES TO THE FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



    We provide appraisal services to commercial and home real estate buyers in the greater Dallas-Ft. Worth, Texas area. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.



    On September 29, 1999 we were acquired by PRIMIS, Inc. Our acquisition agreement with PRIMIS, Inc. was structured so that the effective date of the acquisition would be September 1, 1999.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.



CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.



MARKETABLE SECURITIES



    We classify all marketable securities as available-for-sale.
Available-for-sale securities are carried at fair value, with the unrealized holding gains or losses, net of income taxes, reported in other comprehensive income as a component of shareholder's equity.



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Property and equipment are depreciated using the double-declining balance method over the assets' expected useful lives which range from 5 to 7 years. Depreciation expense recorded for the period ended August 31, 1999 is $8,543. Maintenance and repairs are charged to expense as incurred



INCOME TAXES



    We qualify as an S Corporation in the U.S. for federal and state income tax purposes. However, the state of Texas assesses a franchise tax on capital at the entity level. Accordingly, a provision has been made for this tax. Individual shareholders report their share of the U.S. taxable income or loss on their respective individual income tax returns.



REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.

                         E.T. JONES & ASSOCIATES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.



2. COMMITMENTS AND CONTINGENCIES



    We lease office space under a non-cancelable operating lease expiring in October 2002. Future minimum payments under the non-cancelable operating lease consist of the following at August 31, 1999:



1999.......................................................  $29,464
2000.......................................................  $88,742
2001.......................................................  $90,842
2002.......................................................  $77,160



    Rental expense under the operating lease was approximately $63,959 for the period ended August 31, 1999.



    From time to time, we are made a party to routine litigation incidental to our business. As of August 31, 1999, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.



3. SEGMENT INFORMATION



    Our management considers the performance and preparation of property information services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the period January 1, 1999 through August 31, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of PRIMIS, Inc



    In our opinion, the accompanying statement of operations and cash flows present fairly, in all material respects, the results of the operations and cash flows of Stewart Title of Birmingham, Inc. for the period from January 1, 1999 to August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



    The accompanying financial statements have been carved out of the historical financial statements of Stewart Title of Birmingham, Inc. As such, these financial statements represent a lesser business component and are not intended to be a complete presentation of the results of operations or cash flows of the Company were it to operate on a stand-alone basis. A description of the significant assumptions used to prepare the carve-out financial statements is included in Note 1 to the financial statements.



PricewaterhouseCoopers LLP



Atlanta, Georgia
January 14, 2000

                       STEWART TITLE OF BIRMINGHAM, INC.



                            STATEMENT OF OPERATIONS



             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999



                                                                1999
                                                              --------
Revenues....................................................  $905,061
Cost of revenues............................................   433,521
                                                              --------
Gross Profit................................................   471,540
                                                              --------
Operating expenses
  Selling, general and administrative.......................   484,109
  Depreciation..............................................    15,990
                                                              --------
    Total operating expenses................................   500,099
                                                              --------
Operating loss..............................................   (28,559)
Other income and expense
  Interest and other expenses...............................   (23,074)
                                                              --------
Loss before provision for income taxes......................   (51,633)
Provision for income taxes..................................        --
                                                              --------
Net loss....................................................  $(51,633)
                                                              ========



   The accompanying notes are an integral part of these financial statements.

                       STEWART TITLE OF BIRMINGHAM, INC.



                            STATEMENT OF CASH FLOWS



             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31,1999



                                                                1999
                                                              ---------
Cash flow from operating activities
  Net income................................................  $ (51,633)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation............................................     15,990
    Changes in operating assets and liabilities
      Accounts receivable and advances......................   (104,321)
      Other assets..........................................     21,580
      Accounts payable and accrued liabilities..............    (24,267)
                                                              ---------
        Net cash used in operating activities...............   (142,651)
                                                              ---------
Cash flow from investing activities
    Purchases of property and equipment.....................     (2,104)
                                                              ---------
        Net cash used in investing activities...............     (2,104)
                                                              ---------
Cash flow from financing activities
    Payments on long-term debt..............................    (14,632)
                                                              ---------
        Net cash used in financing activities...............    (14,632)
                                                              ---------
Net decrease in cash........................................   (159,387)
Cash at beginning of period.................................    234,623
                                                              ---------
Cash at end of period.......................................  $  75,236
                                                              =========



   The accompanying notes are an integral part of these financial statements.

                       STEWART TITLE OF BIRMINGHAM, INC.



                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



    We provide title and closing services to commercial and home real estate buyers in the Alabama market. We also provide credit services for mortgage lenders and financial institutions. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.



    Historically, we were comprised of three divisions: title/closing services, mortgage credit services, and employment screening services. These financial statements represent the two divisions, title/closing services and mortgage credit services.



    On August 31, 1999, we were acquired by PRIMIS, Inc. Excluded from the sale were specific assets and liabilities relating to our Employee Screening Service business.



BASIS OF PRESENTATION



    Historically, financial statements were not prepared for our company. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and have been "carved out" of the financial statements of Stewart Title of Birmingham, Inc. for each of the periods, and as of each of the dates presented. These statements are not intended to be a complete presentation of the results of our operations or cash flows were we to operate on a stand-alone basis.



    Our statement of operations includes all revenues and costs directly attributable to us and also includes allocations of corporate overhead from Stewart Title of Birmingham, Inc. The primary expenses that were allocated related to corporate administrative functions (including office space, telephone charges, professional fees and other corporate overheads). These expenses were primarily allocated based on headcount or management estimates and have been included in selling, general and administrative expenses within the statement of operations. We believe that these allocations are reasonable, however, the financial information included herein may not necessarily reflect our results of operations and cash flows in the future, or what they would have been had we been a separate entity during the periods presented.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.



CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Property and equipment are depreciated using the double declining balance method over the assets' expected useful lives which range from 3 to 7 years.

                       STEWART TITLE OF BIRMINGHAM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Depreciation expense recorded for the period ended August 31, 1999 is $15,990. Maintenance and repairs are changed to expense as incurred.



INCOME TAXES



    Prior to 1999, we were taxed as a C Corporation. During the 1999 tax year, we filed for an S Corporation election. We have received verbal confirmation from the IRS that the S Corporation election was approved and effective beginning January 1, 1999. As an S Corporation, the individual stockholders report their share of the U.S. taxable income or loss on their respective individual federal and state income tax returns.



REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.



    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.



2. COMMITMENTS AND CONTINGENCIES



    We lease office space under a noncancelable operating lease expiring in November 2002. Future minimum payments under the noncancelable operating lease consist of the following at August 31, 1999:



1999........................................................  $26,837
2000........................................................  $83,173
2001........................................................  $86,507
2002........................................................  $89,664



    Rental expense under the operating lease was approximately $53,144 for the period ended August 31, 1999.



    We lease a title plant under a perpetual operating lease. The fee for this lease is $1,300 per year.



    From time to time, we are made a party to routine litigation incidental to our business. As of August 31, 1999 we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.



3. SEGMENT INFORMATION



    Our management considers the performance and preparation of property information services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the period January 1, 1999 through August 31, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of PRIMIS, Inc.



    In our opinion, the accompanying statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the results of the operations and cash flows of The William Fall Group, Inc. for the period from January 1, 1999 to February 28, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



Atlanta, Georgia
January 21, 2000

                          THE WILLIAM FALL GROUP, INC.



                            STATEMENT OF OPERATIONS



            FOR THE PERIOD JANUARY 1, 1999 THROUGH FEBRUARY 28, 1999



                                                                1999
                                                              --------
Revenues....................................................  $367,889
Cost of revenues............................................   211,776
                                                              --------
Gross Profit................................................   156,113
Operating expenses
  Selling, general and administrative.......................   236,268
  Depreciation..............................................     9,907
                                                              --------
    Total operating expenses................................   246,175
                                                              --------
Operating loss..............................................   (90,062)
Other income and expense
  Interest and other expenses, net..........................      (878)
                                                              --------
Loss before provision for income taxes......................   (90,940)
Benefit for income taxes....................................   (27,963)
                                                              --------
Net loss....................................................  $(62,977)
                                                              ========



   The accompanying notes are an integral part of these financial statements.

                          THE WILLIAM FALL GROUP, INC.



                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



            FOR THE PERIOD JANUARY 1, 1999 THROUGH FEBRUARY 28, 1999



                                                            COMMON STOCK                      TOTAL
                                                         -------------------   RETAINED   SHAREHOLDERS'
                                                          SHARES     AMOUNT    EARNINGS      EQUITY
                                                         --------   --------   --------   -------------
Balance at December 31, 1998...........................    100       $2,000    $509,716     $511,716
  Net Loss.............................................                         (62,977)     (62,977)
                                                           ---       ------    --------     --------
Balance at February 28, 1999...........................    100       $2,000    $446,739     $448,739
                                                           ---       ------    --------     --------



   The accompanying notes are an integral part of these financial statements.

                          THE WILLIAM FALL GROUP, INC.



                            STATEMENT OF CASH FLOWS



            FOR THE PERIOD JANUARY 1, 1999 THROUGH FEBRUARY 28, 1999



                                                                1999
                                                              --------
Cash flow from operating activities
  Net loss..................................................  $(62,977)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................     9,907
    Changes in operating assets and liabilities
      Accounts receivable and advances......................    70,105
      Other assets..........................................    10,237
      Accounts payable and accrued expenses.................   (29,733)
                                                              --------
        Net cash used in operating activities...............    (2,461)
                                                              --------
Cash flow from investing activities
  Capital expenditures......................................        --
                                                              --------
        Net cash used in investing activities...............        --
                                                              --------
Cash flow from financing activities
  Payment on debt...........................................   (31,953)
                                                              --------
        Net cash used in financing activities...............   (31,953)
                                                              --------
Net decrease in cash........................................   (34,414)
Cash at beginning of period.................................   235,146
                                                              --------
Cash at end of period.......................................  $200,732
                                                              ========



   The accompanying notes are an integral part of these financial statements.

                          THE WILLIAM FALL GROUP, INC.



                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



    We provide appraisal services to commercial and home real estate buyers in northwest Ohio and the greater Detroit area. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.



    On March 1, 1999 we were acquired by PRIMIS, Inc.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.



CASH EQUIVALENTS



    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Property and equipment are depreciated using the double declining balance method over the assets' expected useful lives which range from 5 to 7 years. Depreciation expense recorded for the period ended February 28, 1999 is $9,907. Maintenance and repairs are charged to expense as incurred.



INCOME TAXES



    Under the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



    We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.



REVENUE RECOGNITION



    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.



    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.

                          THE WILLIAM FALL GROUP, INC.

2. COMMITMENTS AND CONTINGENCIES



    We lease office space under noncancelable operating leases expiring in April 2002 and October 2007. Future minimum payments under these noncancelable operating leases, with initial terms of one year or more consist of the following at February 28, 1999:



1999........................................................    $ 77,950
2000........................................................    $ 95,540
2001........................................................    $ 96,540
2002........................................................    $ 78,540
2003 and after..............................................    $324,520



    Rental expense under the operating leases was approximately $15,590 for the period ended February 28, 1999.



    From time to time, we are made a party to routine litigation incidental to our business. As of February 28, 1999, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.



3. INCOME TAXES



    We have accounted for income taxes under the liability method required by SFAS 109. Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At February 28, 1999, we had no net deferred tax asset due to the valuation allowance. Significant components of our deferred tax asset as of February 28, 1999, are as follows:



                                                              FEBRUARY 28, 1999
                                                              -----------------
Deferred tax asset
  State net operating losses................................       $ 3,290
  Other.....................................................         5,149
                                                                   -------
Total deferred tax asset....................................         8,439
Less valuation allowance....................................        (8,439)
                                                                   -------
Net deferred tax asset......................................       $    --



    We did record an income tax benefit from operations for the year ended February 28, 1999, to the extent that the current year tax loss could be carried back to earlier years to realize a refund of previously paid taxes. The following table provides a reconciliation between the Federal income tax rate and our effective income tax rate:



                                                              FEBRUARY 28, 1999
                                                              -----------------
Statutory Federal income tax rate...........................         (34)%
Other, net..................................................           3%
Tax benefit.................................................         (31)%



4. SEGMENT INFORMATION



    Our management considers the performance and preparation of property information services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the period from January 1, 1999 through February 28, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PRIMIS, Inc.

    In our opinion, the accompanying statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the results of the operations and cash flows of Kushner & Robertson, Inc. for the period from January 1, 1998 to June 14, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
December 17, 1999

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                            STATEMENT OF OPERATIONS

              FOR THE PERIOD JANUARY 1, 1998 THROUGH JUNE 14, 1998

                                                                 1998
                                                              ----------
Revenues....................................................  $2,852,520
Cost of revenues............................................   1,319,159
                                                              ----------
Gross Profit................................................   1,533,361
                                                              ----------
Operating expenses
  Selling, general and administrative.......................   1,298,828
  Depreciation and amortization.............................       8,227
                                                              ----------
    Total operating expenses................................   1,307,055
                                                              ----------
Operating income............................................     226,306
Other income
  Interest and other income.................................      13,642
                                                              ----------
Income before provision for income taxes....................     239,948
Provision for income taxes..................................       8,493
                                                              ----------
Net income..................................................  $  231,455
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                 FOR THE PERIOD JANUARY 1 THROUGH JUNE 14, 1998

                                                            COMMON STOCK                       TOTAL
                                                        ---------------------   RETAINED   SHAREHOLDERS'
                                                          SHARES      AMOUNT    EARNINGS      EQUITY
                                                        ----------   --------   --------   -------------
Balance at December 31, 1997..........................   1,000,000   $70,270    $730,823     $801,093
  Dividends...........................................                           (86,639)     (86,639)
  Net Income..........................................                           231,445      231,445
                                                        ----------   -------    --------     --------
Balance at June 14, 1998..............................   1,000,000   $70,270    $875,629     $945,899
                                                        ==========   =======    ========     ========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                            STATEMENT OF CASH FLOWS

              FOR THE PERIOD JANUARY 1, 1998 THROUGH JUNE 14, 1998

                                                                1998
                                                              --------
Cash flow from operating activities
  Net income................................................  $231,455
  Adjustments to reconcile net income to net cash flows
    provided by operating activities
    Depreciation and amortization...........................     8,227
    Provision for doubtful accounts.........................    20,000
    Changes in operating assets and liabilities
      Accounts receivable and advances......................    60,457
      Other assets..........................................    (9,656)
      Accounts payable......................................   307,709
      Accrued expenses......................................    68,636
                                                              --------
        Net cash provided by operating activities...........   686,828
                                                              --------
Cash flow from investing activities
    Capital expenditures....................................   (25,305)
                                                              --------
        Net cash used in investing activities...............   (25,305)
                                                              --------
Cash flow from financing activities
    Payment on notes payable................................    (6,305)
    Dividends...............................................   (86,639)
                                                              --------
        Net cash provided by financing activities...........   (92,944)
                                                              --------
Net increase in cash........................................   568,579
Cash at beginning of period.................................    49,138
                                                              --------
Cash at end of period.......................................  $617,717
                                                              ========
Supplemental cash flow information
    Cash paid for interest..................................  $  2,500
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    We provide appraisal services to commercial and home real estate buyers in the California market. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.

    On June 14, 1998 we were acquired by PRIMIS, Inc.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and impairment of intangible assets, the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.

CASH EQUIVALENTS

    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment are depreciated using the accelerated methods over the assets' expected useful lives which range from 5 to 15 years. Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Such amounts are included in depreciation expense. Depreciation expense recorded for the period ended June 14, 1998 is $8,227.

INCOME TAXES

    We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

REVENUE RECOGNITION

    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provides for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.

                           KUSHNER & ROBERTSON, INC.

                         NOTES TO FINANCIAL STATEMENTS

2. COMMITMENTS AND CONTINGENCIES

    We lease office space and certain equipment under noncancelable operating leases expiring in various years through 2001. Future minimum payments under the noncancelable operating and capital leases with initial terms of one year or more consist of the following at June 14, 1998:

1999........................................................  $ 63,518
2000........................................................  $114,904
2001........................................................  $ 54,625

    Rental expense under operating leases was approximately $49,718 for the period June 14, 1998.

    From time to time, we are made a party to routine litigation incidental to our business. As of June 14, 1998, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.

                   [Picture of PRIMIS logo in center of page]

                           "Our PRIMIS is simple..."

               [Picture of the PRIMIS home page, www.primis.com]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER PRIMIS, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

    UNTIL                   , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ----------------

                               TABLE OF CONTENTS


                                               PAGE
                                             --------
Prospectus Summary.........................       1
Risk Factors...............................       7
Use of Proceeds............................      17
Dividend Policy............................      17
Capitalization.............................      18
Dilution...................................      19
Pro Forma Consolidated Financial
  Information..............................      20
Selected Consolidated Financial Data.......      26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................      27
Business...................................      32
Management.................................      50
Related Party Transactions.................      58
Principal Shareholders.....................      61
Description of Capital Stock...............      65
Shares Eligible for Future Sale............      70
Underwriting...............................      72
Legal Matters..............................      75
Experts....................................      75
Where You Can Find More Information........      75
Index to Consolidated Financial
  Statements...............................     F-1



                                6,200,000 SHARES


                                  PRIMIS, INC.

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                            BEAR, STEARNS & CO. INC.

                           U.S. BANCORP PIPER JAFFRAY

                              J.C. BRADFORD & CO.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of our common stock being registered, all of which will be paid by us. All amounts are estimates except the registration fee and the NASD filing fee.


Securities and Exchange Commission registration fee.........  $   24,668
NASD filing fee.............................................       9,844
Nasdaq Stock Market original listing fee....................      31,625
Accounting fees and expenses................................     450,000
Legal fees and expenses.....................................     700,000
Transfer Agent and Registrar fees...........................       5,000
Printing and engraving expenses.............................     300,000
Miscellaneous...............................................     178,863
                                                              ----------
      Total.................................................  $1,700,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

GEORGIA BUSINESS CORPORATION CODE

    Section 14-2-851 of the Georgia Business Corporation Code, or the GBCC, empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability arising from official acts if the director acted in good faith and reasonably believed that his conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was at least not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

    In addition, Section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved or ratified by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation, in violation of his or her duties, of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

    Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful on the merits or otherwise in defending an action to which the director was a party due to his status as a director of the corporation. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation in a derivative action or for receipt of an improper benefit.

    Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation, in violation of his duties, of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

    Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

    We intend to enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the fullest extent permitted by the GBCC.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ARTICLES OF INCORPORATION

    Article VII of our Articles of Incorporation, as amended, provides that each person who is or was one of our directors or officers, and each person who is or was one of our directors or officers, who at our request is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by us against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by us under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of our company or of such other enterprises, subject to the conditions prescribed by the GBCC.

    Article VII further provides that, where required by the GBCC, such indemnification shall be made only upon determination that certain specified standards of conduct have been met, and upon application to us for indemnification. As a condition to any such right of indemnification, we may require that we be permitted to participate in the defense of any such action or proceeding through legal counsel designated by us and at our expense. We may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, we shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.

    Article VIII of our Articles of Incorporation, as amended, provides that no director shall have any personal liability to us or to our shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date of filing of the Articles of Incorporation, except that such provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, or any business opportunity of our company; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the GBCC; or (d) any transaction from which the director derived an improper personal benefit.

BYLAWS

    Article VIII of our Bylaws, as amended, provides for indemnification for
(a) each individual who is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if the individual acted in a manner he believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and (b) an individual's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan.

    Article VIII further provides that we shall not indemnify an individual in connection with a proceeding in which such individual was adjudged liable us or in connection with any other proceeding in which such individual was adjudged liable on the basis that personal benefit was improperly received by him unless such individual is fairly and reasonably entitled to indemnification. However, in either such circumstance, such indemnification is limited to reasonable expenses incurred in connection with the proceeding.

    Article VIII further provides that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if such individual furnishes us with a written affirmation of his good faith belief that he has met the standard of conduct required for indemnification and a written undertaking to repay any advances made if it is determined that the person is not entitled to indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

        (a) Issuances of Capital Stock.


           In May 1997, we sold 2,715,705 shares of Class A common stock to existing shareholders who were accredited investors for a purchase price of $0.64 per share, resulting in an aggregate offering price of approximately $1,749,998. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.



           In June 1998, holders of Class A convertible preferred stock elected to convert such shares into 932,040 shares of common stock. Dividends on the Class A convertible preferred stock were paid in common stock. The conversion of shares was made pursuant to an exemption from registration by virtue of Section 3(a)(9) of the Securities Act.



           In June 1998, we sold 4,003,730 shares of common stock to accredited investors at a purchase price of $2.15 per share, resulting in an aggregate offering price of $8,600,000. The offer and sale of shares were made pursuant to an exemption from registration by virtue of
       Section 4(2) of the Securities Act.



           In June 1998, we issued 1,396,650 shares of common stock to the former owners of Kushner & Robertson, Inc. d/b/a Hacienda Property Valuation as part of the consideration for our acquisition of all of the outstanding shares of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of
       Section 4(2) of the Securities Act.

           In June 1999, we sold 30,255 shares of our common stock to existing shareholders for the aggregate purchase price of $64,988. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.



           In September 1999, we issued 18,681 shares of common stock to the former owner of Cramer Property Services Incorporated as consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.



           In September 1999, we issued 93,110 shares of common stock to the former owner of E.T. Jones & Associates, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.



           In October 1999, we issued 93,110 shares of common stock to the former owner of Stewart Title of Birmingham, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.


           In October 1999, we sold 725,130 shares of Series B convertible preferred stock to existing shareholders at a purchase price of $6.00 per share, resulting in an aggregate offering price of $4,350,780. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.


           In December 1999, we sold 18,245 shares of common stock to the former owners of Fournier, Crane Associates, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.



           In January 2000, we issued 1,238,500 shares of common stock to the former owners of InspecTech Corporation as part of the consideration for our acquisition of that company. The offer and sale of securities in this acquisition were made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.


        (b) Issuances of Notes and Warrants.


           In November 1999, we issued $10,011,174 of convertible notes and warrants to existing shareholders who were accredited investors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Our November 1999 convertible notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will convert into shares of our common stock if this offering is completed prior to the date the notes mature, and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $8.22 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. With respect to the warrants, the number and kind of shares that can be acquired and the exercise price per share may vary from time to time depending on whether certain events occur within 180 days from the date issued.



           In January 2000, we issued $9,721,862 of convertible notes and warrants to existing shareholders who were accredited investors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. The convertible notes bear interest at the rate of 8% per annum, and will mature six months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial public offering is completed within six months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the convertible notes are convertible into shares of our

       Series C convertible preferred stock. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $8.22 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. With respect to the warrants, the number and kind of shares that can be acquired and the exercise price per share may vary from time to time depending on whether certain events occur within 180 days from the date issued.


        (c) Grants and Exercises of Stock Options.


           Since May 1997, we have granted stock options to purchase 2,829,769 shares of common stock with exercise prices ranging from $0.54 to $8.22 per share, to employees, directors and officers pursuant to our 1997 Employee Stock Option Plan. This plan was amended and restated on June 15, 1998, June 15, 1999 and on November 29, 1999. The issuance of these options was made pursuant an exemption from registration by virtue of Rule 701 of the Securities Act, as transactions pursuant to a compensatory benefit plan.



           In May 1997, we granted an option to purchase 372,440 shares of Class A common stock to one investor. Such option had an exercise price of $1.07 per share and were exercised on June 16, 1998, resulting in aggregate proceeds of $400,000. The issuance of common stock upon exercise of this option was made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.



           In March 1998, we granted an option to purchase 27,933 shares of Class A common stock at $0.64 per share to one of our directors. The option was made pursuant to an exemption from registration by virtue of
       Section 4(2) of the Securities Act.


           In June 1998, in connection with an issuance of common stock to ten accredited investors, we granted options to each of them to purchase additional shares of common stock. Pursuant to subsequent agreements, these options were amended to, among other things, become options to purchase shares of Series A convertible preferred stock at a purchase price of $4.00 per share. Such options were exercised on July 6, 1999 to purchase a total of 1,074,995 shares of Series A convertible preferred stock, resulting in aggregate proceeds of $4,299,980. The issuance of common stock upon exercise of these options was made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference here.

ITEM 17.  UNDERTAKINGS

        (1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on March 10, 2000.


                                                       PRIMIS, INC.

                                                       By:
                                                            -----------------------------------------
                                                                         C. James Schaper
                                                               CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                                                     Chairman of the Board, President   March 10, 2000
     ----------------------------------------          and Chief Executive Officer
                 C. James Schaper                      (principal executive officer)

                                                     Vice President and                 March 10, 2000
            /s/ LESLIE H. SCHREINER  *                 Chief Financial Officer
     ----------------------------------------          (principal financial officer
                Leslie H. Schreiner                    and accounting officer)

              /s/ DONALD W. BURTON  *                                                   March 10, 2000
     ----------------------------------------        Director
                 Donald W. Burton

              /s/ DOUGLAS F. COBB  *                                                    March 10, 2000
     ----------------------------------------        Director
                  Douglas F. Cobb

                /s/ ALAN COLNER  *                                                      March 10, 2000
     ----------------------------------------        Director
                    Alan Colner

             /s/ MICHAEL E. GELLERT  *                                                  March 10, 2000
     ----------------------------------------        Director
                Michael E. Gellert

              /s/ J. DAVID GRISSOM  *                                                   March 10, 2000
     ----------------------------------------        Director
                 J. David Grissom

              /s/ GEOFFREY P. MOTT  *                                                   March 10, 2000
     ----------------------------------------        Director
                 Geoffrey P. Mott

                /s/ JACK TYRRELL  *                                                     March 10, 2000
     ----------------------------------------        Director
                   Jack Tyrrell



*By:         --------------------------------------
                        Connie C. Breeser
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            Form of Underwriting Agreement regarding offer and sale of common stock.

         3.1 Form of Amended and Restated Articles of Incorporation of the Registrant.+

         3.2            Amended and Restated Bylaws of the Registrant.+

         4.1 Specimen Certificate for shares of the Registrant's common stock.

         4.2            Description of Capital Stock (contained in the Articles of
                        Incorporation filed as Exhibit 3.1).+

         4.3            Form of Convertible Promissory Note issued in November
                        1999.+

         4.4            Form of Warrant to Purchase Stock issued in November 1999.+

         4.5            Form of Convertible Promissory Note issued in January 2000.+

         4.6            Form of Warrant to Purchase Stock issued in January 2000.+

         5.1            Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the common stock being registered.++

        10.1 Employment and Non-Competition Agreement, dated as of April 1, 1999, by and between the Registrant and C. James
                        Schaper.*+

        10.2 Employment and Non-Competition Agreement, dated as of July 12, 1999, by and between the Registrant and Leslie H.
                        Schreiner.*+

        10.3            Employment and Non-Competition Agreement, dated as of
                        December 4, 1999, by and between the Registrant and Kevin P.
                        Castle.*+

        10.4            Employment and Non-Competition Agreement, dated as of
                        February 15, 1999, by and between the Registrant and Revell
                        L. Fraser.*+

        10.5 Employment and Non-Competition Agreement, dated as of February 15, 1999, by and between the Registrant and J.
                        Chris Foretich.*+

        10.6            Employment and Non-Competition Agreement, dated as of
                        November 30, 1999, by and between the Registrant and Connie
                        C. Breeser.*+

        10.7            Common Stock Purchase Agreement, dated as of June 16, 1998, by and among the Registrant and the parties named on
                        Schedule I thereto.+

        10.8 Second Amended and Restated Registration Rights Agreement, dated as of June 16, 1998, by and among the Registrant and the parties named on Schedule I thereto.+

        10.9            Amendment No. 1 to Second Amended and Restated Registration
                        Rights Agreement, dated as of December 17, 1998, by and
                        among the Registrant and the parties named on Schedule I
                        thereto.+

        10.10 Agreement to Extend Option, dated as of December 17, 1998, by and among the Registrant and the parties named on
                        Schedule I thereto.+

        10.11           Release and Settlement Agreement, dated as of January 25,
                        1999, between the Registrant and Michael W. Mattox.+

        10.12           Office Lease Agreement, dated March 9, 1999, between the
                        Registrant and Opus South Corporation.

        10.13           Amendment to Agreement to Extend Option, dated as of June 1,
                        1999, by and among the Registrant and the parties named on
                        Schedule I thereto.+

        10.14           Stock Purchase Agreement, dated as of June 18, 1999, by and among the Registrant, Kushner & Robertson, Inc., Michael L.
                        Robertson, Jeremy McCarty, Joseph Mathews and
                        James Sulger.+

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.15           Master Note and Security Agreement, dated as of
                        September 10, 1999, between the Registrant and Leasing
                        Technologies International, Inc.

        10.16           Asset Purchase Agreement, dated as of September 29, 1999, by and among the Registrant, E.T. Jones and E.T. Jones &
                        Associates, Inc.+

        10.17           Series B Convertible Preferred Stock Purchase Agreement,
                        dated as of October 7, 1999, by and among the Registrant and the parties named on Schedule I thereto.+

        10.18           PRIMIS, Inc. Third Amended and Restated 1997 Employee Stock
                        Option Plan, dated as of November 24, 1999.*+

        10.19           Convertible Promissory Note and Warrant Purchase Agreement,
                        dated as of November 29, 1999, by and among the Registrant and the parties named on Schedule I thereto.+

        10.20           Agreement and Plan of Reorganization, dated as of January 7,
                        2000, by and among the Registrant, InspecTech Corporation
                        and PRIMIS Acquisition Corp.+

        10.21           Convertible Promissory Note and Warrant Purchase Agreement,
                        dated as of January 18, 2000, by and among the Registrant
                        and the parties named on Schedule I thereto.+

        10.22           Stock Purchase Agreement, dated as of January 18, 2000, by and among the Registrant, Bliss Associates, Inc., The Bliss
                        Associates, Inc. 401(k) Profit Sharing Plan, Mark R. Cox,
                        Roland G. Hoffman, Robert E. Marx, Kenneth E. Meyers and
                        Gregory Nitschke.+

        10.23           Countywide Letter of Intent dated January 6, 2000.

        21.1            List of subsidiaries of the Registrant.+

        23.1 Consent of PricewaterhouseCoopers LLP relating to the Registrant's audited financial statements.

        23.2 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Bliss & Associates, Inc.

        23.3 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of InspecTech Corporation.

        23.4 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of E.T. Jones & Associates, Inc.

        23.5            Consent of PricewaterhouseCoopers LLP relating to the
                        audited financial statements of Stewart Title of Birmingham,
                        Inc.

        23.6            Consent of PricewaterhouseCoopers LLP relating to the
                        audited financial statements of The William Fall Group, Inc.

        23.7 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Kushner & Robertson, Inc.

        23.8            Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).++

        24.1            Power of Attorney.+

        27.1            Financial Data Schedule for the Registrant.

        99.1            Consent of D.R. Grimes, director nominee.

        99.2            Consent of David Mahoney, director nominee.


------------

*   Management contract or compensatory agreement.


+  Previously filed.



++ To be filed by amendment.